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TABLE OF CONTENTS Prospectus Supplement
INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215858

PROSPECTUS SUPPLEMENT
(To prospectus dated May 16, 2017)

Liberty Media Corporation

40,000,000 Shares

Series C Liberty Formula One Common Stock

          Liberty Media Corporation ("Liberty Media") is offering 12,903,225 shares of Liberty Media Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK"). Additionally, the selling stockholders identified in this prospectus supplement (the "Selling Stockholders") are selling 27,096,775 shares of FWONK. The underwriters have agreed to sell shares of FWONK on behalf of Liberty Media and the Selling Stockholders at a price of $31.00 per share, which will result in approximately $388.7 million of aggregate net proceeds to Liberty Media and approximately $816.3 million of aggregate net proceeds to the Selling Stockholders, in each case after deducting underwriting discounts and commissions but before deducting offering expenses. Liberty Media will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders in this offering.

          Shares of FWONK are currently listed on the NASDAQ Global Select Market (the "Nasdaq") under the symbol "FWONK." On May 18, 2017, the last sale price of shares of FWONK as reported on Nasdaq was $31.30 per share.

          Investing in these securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page S-11 of this prospectus supplement and on page 17 of the accompanying base prospectus.

	Per share	Total

Public Offering Price	$31.00	$1,240,000,000
Underwriting Discount	$0.87375	$34,950,000
Proceeds, before expenses, to Liberty Media	$30.12625	$388,725,782
Proceeds, before expenses, to Selling Stockholders	$30.12625	$816,324,218

          The Selling Stockholders have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to 6,000,000 shares of FWONK.

          None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the shares of FWONK are expected to be made on or about May 24, 2017.

Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Barclays	Credit Suisse	Citigroup

The date of this prospectus supplement is May 18, 2017.

Prospectus Supplement

Base Prospectus

You should rely only on the information we have provided or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus we prepare or authorize. Neither we nor the Selling Stockholders have authorized any person to provide you with additional or different information. We take no responsibility for, and can provide no assurance to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying base prospectus are an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any related free writing prospectus is accurate as of any date other than the dates shown in such documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of FWONK by Liberty Media and the Selling Stockholders and also adds, updates and changes information contained in the accompanying base prospectus and the documents incorporated herein by reference. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of shares of FWONK. Generally, when we refer only to the "prospectus," we are referring to both this prospectus supplement and the accompanying base prospectus combined. If the information relating to the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

          Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where To Find More Information" on page S-37 of this prospectus supplement.

          Liberty Media and the Selling Stockholders are offering to sell, and seeking offers to buy, shares of FWONK only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of shares of FWONK in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of FWONK by Liberty Media and the Selling Stockholders and the distribution of this prospectus.

          None of Liberty Media, the Selling Stockholders, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in shares of FWONK by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in shares of FWONK.

MARKET AND INDUSTRY DATA

          Market and industry data and forecasts used in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Certain statements in this prospectus supplement, the accompanying base prospectus, any supplements to this prospectus supplement and the accompanying base prospectus and other documents that are and will be incorporated into this prospectus supplement and the accompanying base prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, product and marketing strategies; new service offerings; revenue growth and subscriber trends at Sirius XM (as defined herein); the recoverability of our goodwill and other long-lived assets; the

S-ii

performance of our equity affiliates; our projected sources and uses of cash; Sirius XM's stock repurchase program; the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings; the integration of Delta Topco (as defined herein) and by extension Formula 1 (as defined herein) and other matters arising in the ordinary course of business. In particular, statements under "Risk Factors" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliates) that could cause actual results or events to differ materially from those anticipated:

  •
  consumer demand for our products and services and our ability to adapt to changes in demand;

  •
  competitor responses to our businesses' products and services;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for satellite radio and telecommunications technologies;

  •
  our significant dependence upon automakers;

  •
  our businesses' ability to attract and retain subscribers in the future is uncertain;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  the integration of Formula 1;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  interruption or failure of our information technology and communication systems, including the failure of SIRIUS XM's satellites, could negatively impact our results and brand;

  •
  changes and uncertainties in the market for music rights;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and consumer protection laws, and adverse outcomes from regulatory proceedings;

  •
  changes in the nature of key strategic relationships with partners, vendors and joint venturers;

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  rapid technological and industry changes;

  •
  harmful interference our businesses' service may experience from new wireless operations;

S-iii

  •
  impairments by third-party intellectual property rights;

  •
  our indebtedness could adversely affect operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

  •
  failure to protect the security of personal information about our businesses' customers, subjecting our businesses to potentially costly government enforcement actions or private litigation and reputational damage;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  the impact of AT&T's agreement to acquire Time Warner (as defined herein) on our 2.25% Exchangeable Senior Debentures due 2046;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

  •
  natural catastrophes, threatened terrorist attacks, political unrest in international markets and ongoing military action around the world.

          For additional risk factors, please see "Risk Factors" below and in the accompanying base prospectus, Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus supplement and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based.

          When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference herein and therein. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

          The following summary highlights selected information included or incorporated by reference in this prospectus to help you understand our Company, shares of FWONK and this offering. This summary is not complete and does not contain all the information you should consider before investing in shares of FWONK. For a more complete understanding of our Company, shares of FWONK and this offering, we encourage you to read this entire document, including the accompanying base prospectus, and the information incorporated by reference herein, including the financial statements of the Company and the notes thereto. All references to the "Company," "Liberty Media," "we," "our" and "us" and words of similar effect refer to Liberty Media Corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

 OUR COMPANY

Our Capital Structure

          Under our current amended and restated certificate of incorporation (our "current charter"), our common stock is comprised of three tracking stocks, with each tracking stock divided into three series. Our tracking stocks, which are designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock, are intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the SiriusXM Group, the Braves Group and the Formula One Group, respectively. While each group has a separate collection of businesses, assets and liabilities attributed to it, none of these groups is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Hence, holders of our Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have no direct claim to the relevant group's assets, and are not represented by a separate board of directors. Instead, holders of those stocks are stockholders of Liberty Media Corporation, with a single board of directors and subject to all of the risks and liabilities of Liberty Media as a whole.

          At a special meeting of stockholders of the Company held on January 17, 2017, our stockholders approved the adoption of an amendment and restatement of our then-existing charter (1) to change the name of the "Media Group" to the "Formula One Group," (2) to change the name of the "Liberty Media common stock" to the "Liberty Formula One common stock," (3) to reclassify each share of each series of our then-existing Liberty Media common stock into one share of the corresponding series of Liberty Formula One common stock solely to effect the name change and (4) to make certain conforming changes (the "group name change"). The current charter was filed with the Secretary of State of the State of Delaware on January 24, 2017, and gave effect to the group name change.

          The Liberty SiriusXM common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the SiriusXM Group, which includes, among other things, Liberty Media's approximate 67.5% interest in Sirius XM as of March 31, 2017. The Liberty Braves common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Braves Group, which includes, among other things, Liberty Media's wholly owned subsidiary Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball club. The Liberty Formula One common stock, which includes FWONK, tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Formula One Group, which includes the remainder of Liberty Media's businesses, assets and liabilities not attributed to the SiriusXM Group or the Braves Group, including, in addition to Liberty Media's consolidated subsidiary, Formula 1 (as discussed herein), among other things, Liberty Media's approximate 34% interest in Live Nation Entertainment, Inc. ("Live Nation") as of March 31,

2017, Liberty Media's minority investments in Time Warner, Inc. ("Time Warner") and Viacom, Inc. ("Viacom"), and its 15.5% inter-group interest in the Braves Group as of March 31, 2017.

Our Business

          We own controlling and non-controlling interests in a broad range of media, communications and entertainment companies. Through our subsidiaries and affiliates, we principally operate in North America. Our principal businesses and assets include our consolidated subsidiaries SIRIUS XM Holdings Inc. ("Sirius XM" or "SIRIUS XM"), Braves Holdings, LLC ("Braves Holdings") and Delta Topco Limited, the parent company of Formula 1 (as defined below) ("Delta Topco"). In addition to the foregoing businesses, we hold ownership interests in Live Nation and, through Sirius XM, SIRIUS XM Canada, and we maintain investments in "available for sale" securities and related financial instruments in public companies such as Time Warner and Viacom. Our business strategy and that of our subsidiaries and business affiliates includes selective acquisitions or other strategic initiatives focused on business expansion.

          Sirius XM.    Sirius XM provides a subscription based satellite radio service. Sirius XM transmits music, sports, entertainment, comedy, talk, news, traffic and weather channels, as well as infotainment services in the United States on a subscription fee basis through its two proprietary satellite radio systems — the Sirius system and the XM system. Subscribers can also receive their music and other channels, plus features such as SiriusXM On Demand and MySXM, over Sirius XM's Internet radio service, including through applications for mobile devices. Sirius XM is also a leader in providing connected vehicle services. Sirius XM's connected vehicle services are designed to enhance the safety, security and driving experience for vehicle operators while providing marketing and operational benefits to automakers and their dealers. Sirius XM has agreements with every major automaker to offer satellite radios in their vehicles from which Sirius XM acquires the majority of its subscribers. It also acquires subscribers through marketing to owners and lessees of vehicles that include factory-installed satellite radios that are not currently subscribing to Sirius XM services. Additionally, Sirius XM distributes its radios through retailers online and at locations nationwide and through its website. Satellite radio services are also offered to customers of certain rental car companies.

          Our consolidated subsidiary Sirius XM is attributed to our SiriusXM Group.

          Braves Holdings.    Braves Holdings is our wholly owned subsidiary that indirectly owns and operates the Atlanta Braves Major League Baseball club (the "Braves") and five minor league baseball clubs (the Gwinnett Braves, the Mississippi Braves, the Rome Braves, the Danville Braves and the GCL Braves). Braves Holdings also operates a baseball academy in the Dominican Republic and leases a baseball facility from a third party in connection with its academy. Braves Holdings had exclusive operating rights to Turner Field, the home stadium of the Atlanta Braves, until December 31, 2016 pursuant to an Operating Agreement with the Atlanta Fulton County Recreation Authority. Effective for the 2017 season, the Braves relocated into a new ballpark located in Cobb County, a suburb of Atlanta. The facility is leased from Cobb County, Cobb-Marietta Coliseum and Exhibit Hall Authority and will offer a range of activities and eateries for fans. Braves Holdings and its affiliates participated in the construction of the new stadium and are participating in the construction of an adjacent mixed-use development project, which we refer to as the Development Project.

          Our wholly owned subsidiary Braves Holdings is attributed to our Braves Group.

          Formula 1.    As discussed further in the accompanying base prospectus under "The Company — Description of the Formula 1 Acquisition," on January 23, 2017 we acquired 100% of the fully diluted equity interests of Delta Topco (the "Formula 1 Acquisition"), the parent company of the group of companies that exploit exclusive commercial rights pertaining to the Fédération Internationale de l'Automobile ("FIA") Formula One World Championship® (the "World Championship") (such companies, together with Delta Topco, "Formula 1"), other than a nominal number of equity securities held by the Teams (as defined below). The World Championship is an annual, approximately nine-month long, motor race-based competition in which teams (the "Teams") compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship is a global series with a varying number of events ("Events") taking place in different countries around the world each season. During 2016, 21 Events took place in 21 countries across Europe, Asia-Pacific, the Middle East and North and South America. Formula 1 is followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autódromo Hermanos Rodríguez. We do not provide guidance on our future results of operations. There are risks and uncertainties that may affect our financial position and future results of operations, including during the implementation of the strategy described in the accompanying prospectus and in the Appendix to this prospectus supplement. See "Risk Factors" in this prospectus supplement as well as those risks described in the information included or incorporated by reference, including the risk factors described in Item 1A ("Risk Factors") of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission on February 28, 2017, together with the matters addressed in the sections of this prospectus supplement and the accompanying base prospectus entitled "Cautionary Note Regarding Forward-Looking Statements." For additional information about Formula 1, please see "The Company — Description of the Business of Formula 1" in the accompanying base prospectus and "Appendix: Business and Financial Information of Formula 1" to this prospectus supplement.

          Our consolidated subsidiary Delta Topco is attributed to our Formula One Group.

          Live Nation.    We beneficially owned approximately 34% of the issued and outstanding shares of Live Nation common stock as of March 31, 2017. Live Nation is considered the world's largest live entertainment company and seeks to innovate and enhance the live entertainment experience for artists and fans before, during and after the show. Live Nation has four business segments: concerts; sponsorship and advertising; ticketing and artist nation.

          Our equity affiliate Live Nation is attributed to our Formula One Group.

          Time Warner.    As of March 31, 2017, we beneficially owned 4,252,831 shares of Time Warner common stock, representing less than 1% of the outstanding common stock of Time Warner. Of the shares we beneficially own, 464,323 have been pledged as collateral to secure obligations of certain subsidiaries of Braves Holdings pursuant to credit facilities entered into by those subsidiaries to fund certain costs of the Development Project.

          Our shares of Time Warner common stock are attributed to our Formula One Group.

Corporate Information

          Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400. Our website is available at http://www.libertymedia.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus supplement.

 THE OFFERING

          The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying base prospectus. For a more detailed description of shares of FWONK, see the description of our capital stock contained in Amendment No. 1 to our Form 8-A filed on January 24, 2017 and our current charter, and any amendment or report filed for the purpose of updating such description, which has been incorporated by reference into the accompanying base prospectus.

Shares offered by Liberty Media	12,903,225 shares of FWONK.
Shares offered by the Selling Stockholders	27,096,775 shares of FWONK (not including any shares of FWONK that may be purchased by the underwriters pursuant to the underwriters' option to purchase additional shares of FWONK).
Option to purchase additional Shares of FWONK

The Selling Stockholders have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase an aggregate of up to 6,000,000 shares of FWONK.

Shares of FWONK outstanding before this offering	173,916,106 shares.
Shares of FWONK outstanding after this offering	186,819,331 shares.
Voting rights	Holders of shares of FWONK have no voting rights, except as required by Delaware law.
Use of proceeds

We expect to receive net proceeds of approximately $388.7 million, after deducting underwriting discounts and commissions but before deducting offering expenses, from our sale of the shares of FWONK in this offering. Following the closing of this offering, we intend to use the net proceeds from this offering to repay existing indebtedness of a wholly owned subsidiary of Delta Topco and pay expenses related to the offering.

We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders in this offering. One of the Selling Stockholders is an affiliate of one of the underwriters in this offering and will receive proceeds from this offering in an amount that is equal to less than five percent of the aggregate proceeds of this offering.

See "Use of Proceeds" on page S-14 of this prospectus supplement for additional information.

Risk factors

You should carefully consider the information set forth in the section entitled "Risk Factors" in this prospectus supplement and the accompanying base prospectus and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus in deciding whether to purchase shares of FWONK.

Nasdaq trading symbol	Shares of FWONK are listed on Nasdaq under the symbol "FWONK."
Dividends

We have not paid any cash dividends on our Series C Liberty Formula One common stock, and we have no present intention of paying cash dividends on our Series C Liberty Formula One common stock in the future. See "Price Range of Our Series C Liberty Formula One Common Stock — Dividend Policy" on page S-18 of this prospectus supplement.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LIBERTY MEDIA

          The following tables set forth our historical balance sheet data as of March 31, 2017 and December 31, 2016, 2015, 2014, 2013 and 2012, and our historical statement of operations for the three months ended March 31, 2017 and 2016 and for each of the years in the five-year period ended December 31, 2016. The following information is qualified in its entirety by, and should be read in conjunction with, our audited financial statements and notes thereto for the periods presented that are included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein. See "Where To Find More Information."

Summary Balance Sheet Data

		December 31,

	March 31, 2017(1)	2016	2015	2014	2013	2012

	amounts in millions
Cash	$1,071	562	201	681	1,088	603
Investments in available-for-sale securities and other cost investments(4)(8)	$582	1,309	533	816	1,324	1,392
Investment in affiliates, accounted for using the equity method(2)(3)(4)	$1,101	1,117	1,115	851	3,299	3,341
Intangible assets not subject to amortization	$27,986	24,018	24,018	24,018	24,018	344
Intangible assets subject to amortization, net	$6,467	1,072	1,097	1,166	1,200	108
Assets of discontinued operations(5)	$—	—	—	—	—	2,099
Total assets	$41,002	31,377	29,798	30,269	33,632	8,299
Current portion of deferred revenue	$2,466	1,877	1,797	1,641	1,575	24
Long-term debt, including current portion	$13,354	8,018	6,881	5,845	5,561	—
Deferred tax liabilities, net	$2,646	2,025	1,667	1,507	1,396	804
Stockholders' equity	$14,980	11,756	10,933	11,398	14,081	6,440
Noncontrolling interest(2)	$5,796	5,960	7,198	8,778	9,801	(8)

 Summary Statement of Operations Data

		Three months ended
		March 31,		Years ended December 31,

		2017(1)	2016	2016	2015	2014	2013(2)	2012

		amounts in millions, except per share amounts
Revenue(2)		$1,395	1,204	5,276	4,795	4,450	4,002	368
Operating income (loss)		$259	781	1,734	954	841	814	(80)
Interest expense		$(140)	(84)	(362)	(328)	(255)	(132)	(7)
Share of earnings (loss) of affiliates, net(2)(3)		$(4)	(12)	14	(40)	(113)	(32)	1,346
Realized and unrealized gains (losses) on financial instruments, net		$(12)	(8)	37	(140)	38	295	230
Gains (losses) on transactions, net(2)		$—	—	—	(4)	—	7,978	22
Net earnings (loss) attributable to the noncontrolling interests		$65	63	244	184	217	211	(2)
Earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders(7):
Liberty Media Corporation common stock	$	N/A	364	377	64	178	8,780	1,160
Liberty SiriusXM common stock		124	N/A	297	N/A	N/A	N/A	N/A
Liberty Braves common stock		(49)	N/A	(30)	N/A	N/A	N/A	N/A
Liberty Formula One common stock		(96)	N/A	36	N/A	N/A	N/A	N/A

		$(21)	364	680	64	178	8,780	1,160

Basic earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders per common share(6)(7) :
Series A, B and C Liberty Media Corporation common stock	$	N/A	1.09	1.13	0.19	0.52	24.73	3.21
Series A, B and C Liberty SiriusXM common stock		0.37	N/A	0.89	N/A	N/A	N/A	N/A
Series A, B and C Liberty Braves common stock		(1.00)	N/A	(0.65)	N/A	N/A	N/A	N/A
Series A, B and C Liberty Formula One common stock		(0.55)	N/A	0.43	N/A	N/A	N/A	N/A
Diluted earnings (loss) from continuing operations attributable to Liberty Media Corporation stockholders per common share(6)(7):
Series A, B and C Liberty Media Corporation common stock	$	N/A	1.08	1.12	0.19	0.52	24.46	3.12
Series A, B and C Liberty SiriusXM common stock		0.37	N/A	0.88	N/A	N/A	N/A	N/A
Series A, B and C Liberty Braves common stock		(1.00)	N/A	(0.65)	N/A	N/A	N/A	N/A
Series A, B and C Liberty Formula One common stock		(0.55)	N/A	0.42	N/A	N/A	N/A	N/A

(1)
On January 23, 2017, Liberty Media completed the acquistion of Delta Topco, the parent company of Formula 1, a global motorsports business. Prior to that, on September 7, 2016 Liberty Media, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco. The first purchase agreement was completed on September 7, 2016 and provided for the acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis. On October 27, 2016 under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty's investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Liberty's interest in Delta Topco and by extension Formula 1 was attributed to the Formula One Group. Liberty Media acquired 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of shares held by certain Formula 1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) (the "Second Closing"). Liberty Media's initial investment in Formula 1 was accounted for as a cost investment until the completion of the Second Closing, at which time Liberty Media began consolidating Formula 1. Liberty Media applied acquistion accounting upon completion of the transaction and at March 31, 2017, the purchase price allocation is preliminary and subject to change.

(2)
During the year ended December 31, 2012, Liberty Media acquired an additional 312.5 million shares of SIRIUS XM Radio, Inc. (now known as SIRIUS XM) in the open market for $769 million. Additionally, Liberty Media settled a forward contract and purchased an additional 302.2 million shares of SIRIUS XM for $649 million. SIRIUS XM recognized a $3.0 billion tax benefit during the year ended December 31, 2012. SIRIUS XM recorded the tax benefit as the result of significant positive evidence that a valuation allowance was no longer necessary for its recorded deferred tax assets. Liberty Media recognized its portion of this benefit ($1,229 million) based on our ownership percentage at the time of the recognition of the deferred tax benefit by SIRIUS XM. On January 18, 2013, Liberty Media acquired an additional 50 million common shares and acquired a controlling interest in SIRIUS XM and as a result consolidates SIRIUS XM as of such date. Liberty Media recorded a gain of approximately $7.5 billion in the first quarter of 2013 associated with application of purchase accounting based on the difference between fair value and the carrying value of the ownership interest Liberty Media had in SIRIUS XM prior to the acquisition of the controlling interest. The gain on the transaction was excluded from taxable income. Net gains and losses on transactions are included in the Other, net line item in the accompanying Liberty Media consolidated financial statements for the years ended December 31, 2016, 2015 and 2014.

(3)
In May 2013, Liberty Media acquired approximately 26.9 million shares of common stock and approximately 1.1 million warrants in Charter for approximately $2.6 billion, which represented an approximate 27% beneficial ownership in Charter at the time of purchase.

(4)
On November 4, 2014, Liberty Media completed the spin-off of Liberty Broadband Corporation (the "Broadband Spin-Off"). At the time of the Broadband Spin-Off, Liberty Broadband was comprised of, among other things, (i) Liberty Media's former interest in Charter Communications, Inc. ("Charter"), (ii) Liberty Media's former wholly-owned subsidiary TruePosition, Inc. ("TruePosition") (now known as Skyhook Holding, Inc. ("Skyhook")), (iii) Liberty Media's former minority equity investment in Time Warner Cable, Inc. ("Time Warner Cable"), (iv) certain deferred tax liabilities, as well as liabilities related to Time Warner Cable call options and (v) initial indebtedness, pursuant to margin loans entered into prior to the completion of the Broadband Spin-Off. Liberty Media's former investments in and results of Charter and Time Warner Cable are no longer included in the results of Liberty Media from the date of the completion of the Broadband Spin-Off forward. Based on the relative significance of Skyhook to Liberty Media, Liberty Media concluded that discontinued operations presentation of Skyhook was not necessary.

(5)
In January 2013, the entity then known as Liberty Media Corporation (which later became known as Starz before it was acquired by Lions Gate Entertainment Corp.) spun-off (the "Starz Spin-Off") its then-former wholly-owned subsidiary, now known as Liberty Media Corporation, which, at the time of the Starz Spin-Off, held all of the businesses, assets and liabilities of Starz not associated with Starz, LLC (with the exception of the Starz, LLC office building). The transaction was effected as a pro-rata dividend of shares of Liberty to the stockholders of Starz. Due to the relative significance of Liberty to Starz (the legal spinnor) and senior management's continued involvement with Liberty following the Starz Spin-Off, Liberty is treated as the "accounting successor" to Starz for financial reporting purposes, notwithstanding the legal form of the Starz Spin-Off previously described. Therefore, the historical financial statements of the company formerly known as Liberty Media Corporation continue to be the historical financial statements of Liberty, and Starz, LLC is presented as discontinued operations for all periods prior to the completion of the Starz Spin-Off. Due to the short period between December 31, 2012 and the distribution date, Liberty Media did not record any results for Starz in discontinued operations for the statement of operations for the year ended December 31, 2013 due to the insignificance of such amounts for that period.

(6)
On July 23, 2014, holders of Series A and Series B Liberty Media Corporation common stock as of 5:00 p.m., New York City, time on July 7, 2014, the record date for the dividend, received a dividend of two shares of Series C common stock for each share of Series A or Series B common stock held by them as of the record date. The impact on basic and diluted earnings per share of the Series C common stock issuance has been reflected retroactively in all periods presented due to the treatment of the dividend as a stock split for accounting purposes.

(7)
On April 15, 2016, Liberty Media completed a recapitalization of its common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock, and distributed subscription rights related to the Liberty Braves common stock following the creation of the new tracking stocks (the "Recapitalization"). In the Recapitalization, each issued and outstanding share of Liberty Media's existing common stock was reclassified and exchanged for (a) 1 share of the corresponding series of Liberty SiriusXM common stock, (b) 0.1 of a share of the corresponding series of Liberty Braves common stock and (c) 0.25 of a share of the corresponding series of Liberty Media common stock. Cash was paid in lieu of the issuance of any fractional shares. The newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016.

Following the creation of the tracking stocks, Series A, Series B and Series C Liberty SiriusXM common stock trade under the symbols LSXMA/B/K, respectively; Series A, Series B and Series C Liberty Braves common stock trade or are quoted under the symbols BATRA/B/K respectively; and Series A, Series B and Series C Liberty Media common stock traded or were quoted under the symbols LMCA/B/K, respectively. Shortly following the Second Closing, the Media Group and Liberty Media common stock were renamed the Formula One Group (the "Formula One Group") and the Liberty Formula One common stock, respectively, and the corresponding ticker symbols for the Series A, Series B and Series C Liberty Media common stock were changed to FWONA/B/K, respectively. Each series (Series A, Series B and Series C) of the Liberty SiriusXM common stock trades on the Nasdaq Global Select Market. Series A and Series C Liberty Braves common stock trade on the Nasdaq Global Select Stock Market, and Series B Liberty Braves common stock is quoted on the OTC Markets. Series A and Series C Liberty Formula One common stock continue to trade on the Nasdaq Global Select Market, and the Series B Liberty Formula One common stock continues to be quoted on the OTC Markets.

(8)
On September 7, 2016 Liberty Media, through its indirect wholly owned subsidiary Liberty GR Cayman Acquisition Company, entered into two definitive stock purchase agreements relating to the acquisition of Delta Topco from a consortium of sellers led by CVC Capital Partners ("CVC"). The transactions contemplated by the first purchase agreement were completed on September 7, 2016 and provided for Liberty Media's acquisition of slightly less than a 20% minority stake in Formula 1 on an undiluted basis for $746 million, funded entirely in cash (which is equal to $821 million in consideration less a $75 million discount to be repaid by Liberty Media to selling stockholders upon completion of the acquisition). On October 27, 2016, under the terms of the first purchase agreement, Liberty acquired an additional incremental equity interest of Delta Topco, maintaining Liberty Media's investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. Prior to the Second Closing, CVC continued to be the controlling shareholder of Formula 1, and Liberty did not have any voting interests or board representation in Formula 1. As a result, we concluded that we did not have significant influence over Formula 1, and therefore accounted for our investment in Formula 1 as a cost investment until the completion of the Second Closing. The Second Closing was completed on January 23, 2017, at which time Liberty Media began consolidating Formula 1.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DELTA TOPCO

          The following tables present Delta Topco selected consolidated financial statement information for the periods indicated and has been derived from Delta Topco's consolidated financial statements prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board. The financial data for the years ended December 31, 2016 and 2015 has been derived from Delta Topco's audited consolidated financial statements for that period included elsewhere in this registration statement. Data for the year ended December 31, 2014 has been derived from unaudited information. The data should be read in conjunction with Delta Topco's consolidated financial statements and "Appendix: Business and Financial Information of Formula 1 — Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2016, 2015 and 2014" included herein.

Summary Balance Sheet Data

	December 31,

	2016	2015	2014

			(unaudited)
	amounts in millions
Cash	$624	452	424
Intangible assets not subject to amortization	$4,039	4,039	4,039
Intangible assets subject to amortization, net	$149	165	181
Deferred tax assets, net	$—	6	6
Total assets	$5,586	5,396	5,463
Current portion of deferred revenue	$271	219	214
Long-term debt, including the current portion and shareholder loan notes	$9,007	8,483	8,091
Deferred tax liabilities, net	$1	—	—
Stockholders' equity	$(4,220)	(3,812)	(3,285)

Summary Income Statement Data

	Years ended December 31,

	2016	2015	2014

			(unaudited)
	amounts in millions
Revenue	$1,796	1,697	1,702
Operating income (loss)	$299	317	354
Interest expense and other financing costs	$(707)	(675)	(750)
Net earnings (loss) attributable to owners	$(411)	(363)	(399)

RISK FACTORS

          An investment in shares of FWONK involves risk. Before investing in shares of FWONK, in addition to the other information incorporated by reference or included in this prospectus supplement and the accompanying base prospectus, including the risk factors described in Item 1A ("Risk Factors") of Part I of our annual report on Form 10-K for the fiscal year ending December 31, 2016 filed with the Securities and Exchange Commission on February 28, 2017, together with the matters addressed in the sections of this prospectus supplement and the accompanying base prospectus entitled "Cautionary Note Regarding Forward-Looking Statements," you should carefully consider the following risks. The occurrence of any of the events described as possible risks below and in the documents incorporated by reference could have a material adverse effect on the value of our common stock, including shares of FWONK. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business. See "Where to Find More Information."

Risk Factors Relating to this Offering and the Formula 1 Acquisition

Sales (or anticipated sales) of shares of FWONK that were issued in connection with the Formula 1 Acquisition or otherwise may negatively affect the trading price of shares of FWONK.

          In connection with the Formula 1 Acquisition, Liberty issued an aggregate of approximately 137 million shares of FWONK at the Second Closing (as defined herein) to the Formula 1 Selling Shareholders (as defined herein), the third party investors that agreed to acquire shares that would otherwise have been issued to the Formula 1 Selling Shareholders pursuant to certain investment agreements with those third party investors, and into treasury in connection with proposed placements to Formula 1 teams. Further, Delta Topco issued $351 million in Exchangeable Notes to the Formula 1 Selling Shareholders at the Second Closing. The Exchangeable Notes, which will mature 30 months after the date of the Second Closing, will be exchangeable by the holders at any time for shares of FWONK or, at Delta Topco's option, cash. The shares of FWONK issued in connection with the Formula 1 Acquisition and issuable upon exchange of the Exchangeable Notes represent approximately 64.5% of the pro forma outstanding equity interest in the Formula One Group (based on the number of outstanding shares of Liberty Formula One common stock (of all three series) on December 31, 2016), or an estimated 152.5 million additional shares of FWONK. The approximately 19 million shares of FWONK reserved for issuance to Formula 1 teams, as described above, will be subject to purchase at a price of $21.26 per share, and will be retired six months from the date of the Second Closing if not earlier purchased.

          Pursuant to the shareholders agreement (the "Shareholders Agreement") that Liberty entered into at the Second Closing with the shareholders of Formula 1 (the "Formula 1 Selling Shareholders"), Liberty filed certain shelf registration statements on Form S-3 following the Second Closing. Further, Liberty has agreed to cooperate with the Formula 1 Selling Shareholders in connection with efforts to sell their shares of FWONK in post-closing underwritten offerings under certain circumstances. Liberty has also agreed to provide registration rights to the third party investors and to cooperate with them in connection with post-closing underwritten offerings under certain circumstances. The shares of FWONK issued to the Formula 1 Selling Shareholders and third party investors will generally be eligible for resale upon the expiration of applicable lock-up periods. The Formula 1 Selling Shareholders will be generally restricted from selling shares of FWONK during the first six months following the Second Closing, with the exception of a single underwritten offering in an aggregate offering amount not to exceed $775 million (plus an additional number of shares of FWONK which may be sold upon the exercise of any customary option granted to the underwriters of such offering) at an offering price of no less than $25.00 per share. This sale of the shares offered hereby by the Selling Stockholders is being made pursuant to this exception and a waiver with respect to the maximum amount thereunder, and, following the completion of this offering, the Selling Stockholders will, with respect to the shares still held by them, continue to be subject to the six month lock-up period until its expiration. In addition, a limited number of management Formula 1 Selling Shareholders were granted an exception to their lock-up restrictions to enable them to sell a number of shares that would allow them to cover their tax liabilities relating to the non-cash consideration received by them at the Second Closing. This sale was completed on January 30, 2017 pursuant to a previously filed registration statement, and these management Formula 1 Selling Shareholders are now subject to the same lock-up arrangements as the other Formula 1 Selling Shareholders.

          The third party investors, who collectively own 62 million shares of FWONK, are generally restricted from selling shares of FWONK during the first six months following the Second Closing or, if earlier, until the fourth week following any underwritten offering by the Formula 1 Selling Shareholders (other than the sale by the management Formula 1 Selling Shareholders completed on January 30, 2017). As a result of this offering by the Selling Stockholders, the restriction on the third party investors' ability to sell their shares will expire four weeks following the closing date of this offering.

          In connection with the offering of the shares of FWONK pursuant to this prospectus supplement, we have agreed, and our directors and executive officers and the Selling Stockholders have separately agreed, to be subject to certain restrictions on our and their ability to sell shares of FWONK during the 90 days following the date of this prospectus supplement. The representatives may waive these restrictions on our ability, and the ability of our directors, executive officers and the Selling Stockholders, to sell shares of FWONK during this period in their sole discretion. For more information concerning these restrictions, see "Underwriting." Following the expiration of the 90-day lock-up period, such restrictions will terminate.

          The trading price of shares of FWONK (and any other series of Liberty Formula One common stock) could decline as a result of sales of a large number of shares of FWONK in the public market, or from the perception that these sales might occur. Furthermore, sales of a substantial number of shares of Liberty Formula One common stock in the public markets, or the perception that these sales might occur, could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

The unaudited pro forma condensed consolidated financial statements included in this prospectus supplement are presented for illustrative and informational purposes only and are not necessarily indicative of Liberty Media's future financial position or results of operations.

          The unaudited pro forma condensed consolidated financial statements contained in this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not intended to represent the actual financial position or results of operations of Liberty Media had the Formula 1 Acquisition occurred on the dates indicated therein. See the sections entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page F-71 and "Cautionary Note Regarding Forward-Looking Statements" beginning on page S-ii of this prospectus supplement. The actual financial positions and results of operations of Liberty Media and Formula 1 prior to the acquisition and that of Liberty Media following the acquisition may not be consistent with, or evident from, the unaudited pro forma condensed consolidated financial statements included in this prospectus supplement. In addition, the assumptions and preliminary estimates used in preparing the unaudited pro forma condensed consolidated financial statements included in this prospectus supplement may not be realized and may be affected by a variety of factors outside of the control of Liberty Media and Formula 1.

Formula 1 (as well as Liberty's strategic vision for it) is reliant upon the retention of certain key personnel and the hiring of strategically valuable personnel, and Formula 1 may lose or be unable to hire one or more of such personnel.

          Formula 1's commercial success is dependent to a considerable extent on the abilities and reputation of Formula 1's management. In connection with the Second Closing, Liberty hired new members of management for the Formula 1 team. The recently appointed Chairman and Chief Executive Officer, Chase Carey, has a wealth of experience over many decades in the media sector. Ross Brawn and Sean Bratches have also recently joined the Formula 1 management team as Managing Directors of Motor Sports and Commercial Operations, respectively, and bring to Formula 1 valuable experience in their respective fields. Formula 1 also benefits from the long standing tenure of its Chief Financial Officer Duncan Llowarch and General Counsel Sacha Woodward Hill, each of whom has 20 plus years of experience with Formula 1. If Liberty and Formula 1 are unable to make strategic hires to strengthen the management of Formula 1, or if we are unable to retain key personnel over the long-term, Liberty may be unable to recognize the anticipated benefits of the acquisition of Formula 1.

 USE OF PROCEEDS

          We expect to receive net proceeds of approximately $388.7 million from our sale of the shares of FWONK in this offering, after deducting underwriting discounts and commissions but before deducting estimated offering expenses. Following the closing of this offering, we intend to use the net proceeds we receive from this offering to repay existing indebtedness of a wholly owned subsidiary of Delta Topco under its Second Lien facility (the "Second Lien Facility") and to pay expenses related to the offering. The Second Lien Facility incurs interest at a rate of LIBOR + 6.75%, subject to a LIBOR floor of 1%. The Second Lien Facility matures on July 29, 2022. The Second Lien Facility was incurred in order to pay in full private high yield loans in an aggregate amount of $1 billion incurred in October 2012 by a wholly owned subsidiary of Delta Topco and payment of related fees, costs and expenses.

          The Selling Stockholders will receive all of the net proceeds from the sale of their shares of FWONK, including any net proceeds received from the exercise of the underwriters' option to purchase additional shares of FWONK. We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders in this offering. See "Selling Stockholders." We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of the shares of FWONK by the Selling Stockholders. One of the Selling Stockholders is an affiliate of one of the underwriters in this offering and will receive proceeds from this offering in an amount that is equal to less than five percent of the aggregate proceeds of this offering.

 CAPITALIZATION

          The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2017 on a historical basis and as adjusted to give effect to the issuance and sale of shares of FWONK by Liberty Media in this offering and the application of the estimated net proceeds of this offering as described in "Use of Proceeds," as though such transactions had occurred on such date.

          The table below should be read in conjunction with, and is qualified in its entirety by reference to, "Use of Proceeds" and the other financial information in this prospectus supplement, as well as the historical consolidated financial statements and related notes included elsewhere or incorporated by reference in this prospectus supplement.

	As of March 31, 2017

	Actual	As Adjusted

	(in millions)
Cash and cash equivalents	$1,071	1,071

Long-term debt
Liberty SiriusXM Group
Corporate level notes and loans:
Margin Loans	$250	250
Subsidiary notes and loans:
Sirius XM Senior Notes	5,463	5,463
Sirius XM Credit Facility	530	530
Sirius XM leases	11	11
Less deferred financing costs	(7)	(7)

Total Liberty SiriusXM Group	6,247	6,247

Liberty Braves Group
Subsidiary notes and loans:
Notes and loans	420	420
Less deferred financing costs	(10)	(10)

Total Liberty Braves Group	410	410

Liberty Formula One Group
Corporate level notes and loans:
Liberty 1.375% Cash Convertible Notes due 2023	1,132	1,132
1% Cash Convertible Notes due 2023	494	494
2.25% Exchangeable Senior Debentures due 2046	481	481
Live Nation Margin Loan	350	350
Other	35	35
Subsidiary notes and loans:
Formula 1 debt	4,221	3,833
Less deferred financing costs	(16)	(16)

Total Liberty Formula One Group	6,697	6,309

Total long-term debt	$13,354	12,966

Stockholders' equity
Preferred stock	$—	—
Series A Liberty SiriusXM common stock	1	1
Series A Liberty Braves common stock	—	—
Series A Liberty Formula One common stock	—	—
Series B Liberty SiriusXM common stock	—	—
Series B Liberty Braves common stock	—	—
Series B Liberty Formula One common stock	—	—
Series C Liberty SiriusXM common stock	2	2
Series C Liberty Braves common stock	—	—
Series C Liberty Formula One common stock	2	2
Additional paid-in capital	3,331	3,720
Accumulated other comprehensive earnings (loss), net of taxes	(62)	(62)
Retained earnings	11,706	11,705

Total stockholders' equity	$14,980	15,368

Total capitalization	$28,334	28,334

PRICE RANGE OF OUR SERIES C LIBERTY FORMULA ONE COMMON STOCK

Market Information

          On July 23, 2014, holders of Series A and Series B Liberty Media Corporation common stock of as of 5:00 p.m., New York City time, on July 7, 2014, the record date for the dividend, received a dividend of two shares of Series C Liberty Media Corporation common stock for each share of Series A or Series B Liberty Media Corporation common stock held by them as of the record date. The impact of the Series C Liberty Media Corporation common stock issuance has been reflected retroactively due to the treatment of the dividend as a stock split for accounting purposes.

          On November 4, 2014, Liberty Media completed the spin-off to its stockholders of common stock of a newly formed company called Liberty Broadband Corporation ("Liberty Broadband") (the "Broadband Spin-Off"). Shares of Liberty Broadband were distributed to the shareholders of Liberty as of a record date of October 29, 2014. At the time of the Broadband Spin-Off, Liberty Broadband was comprised of, among other things, (a) Liberty Media's former interest in Charter Communications, Inc. ("Charter"), (b) Liberty Media's former subsidiary TruePosition, Inc. ("TruePosition") (now known as Skyhook Holding, Inc. ("Skyhook")), (iii) Liberty Media's former minority equity investment in Time Warner Cable, Inc. ("Time Warner Cable"), (iv) certain deferred tax liabilities, as well as liabilities related to Time Warner Cable call options and (v) initial indebtedness, pursuant to margin loans entered into prior to the completion of the Broadband Spin-Off. In the Broadband Spin-Off, record holders of Series A, Series B and Series C Liberty Media Corporation common stock received one share of the corresponding series of Liberty Broadband common stock for every four shares of Liberty Media Corporation common stock held by them as of the record date for the Broadband Spin-Off, with cash paid in lieu of fractional shares.

          During November 2015, Liberty Media's board of directors authorized management to pursue a recapitalization of the Company's common stock into three new tracking stock groups, one to be designated as the Liberty Braves common stock, one to be designated as the Liberty Media common stock and one to be designated as the Liberty SiriusXM common stock (the "Recapitalization"), and to cause to be distributed subscription rights related to the Liberty Braves common stock following the creation of the new tracking stocks. The Recapitalization was completed on April 15, 2016 and the newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016. In the Recapitalization, each issued and outstanding share of Liberty Media Corporation common stock was reclassified and exchanged for (a) 1 share of the corresponding series of Liberty SiriusXM common stock, (b) 0.1 of a share of the corresponding series of Liberty Braves common stock and (c) 0.25 of a share of the corresponding series of Liberty Media common stock on April 15, 2016. Cash was paid in lieu of the issuance of any fractional shares.

          Following the creation of the tracking stocks, Series A, Series B and Series C Liberty SiriusXM common stock trade under the symbols LSXMA/B/K, respectively; Series A, Series B and Series C Liberty Braves common stock trade or are quoted under the symbols BATRA/B/K respectively; and Series A, Series B and Series C Liberty Media common stock traded or were quoted under the symbols LMCA/B/K, respectively. Shortly following the closing of the acquisition of Formula 1 on January 23, 2017 (the "Second Closing"), what was formerly referred to as the Media Group and the Liberty Media common stock were renamed the Formula One Group (the "Formula One Group") and the Liberty Formula One common stock, respectively, and the corresponding ticker symbols for the Series A, Series B and Series C Liberty Media common stock were changed to FWONA/B/K, respectively. Each series (Series A, Series B and Series C) of the Liberty SiriusXM common stock trades on the Nasdaq Global Select Market. Series A and Series C Liberty Braves common stock trade on the Nasdaq Global Select Stock Market, and Series B Liberty Braves common stock is quoted on the OTC Markets. Series A and Series C Liberty Formula One common stock continue to trade on the Nasdaq Global Select Market and the Series B Liberty Formula One common stock continues to be quoted on the OTC Markets. Although the Second Closing, and the corresponding tracking stock name and the ticker symbol change, were not completed until January 23 and January 24, 2017, respectively, historical information of the Media Group and Liberty Media common stock is referred to herein as the Formula One Group and Liberty Formula One common stock, respectively.

          Our Series C Liberty Formula One common stock (formerly named Series C Liberty Media common stock) is listed on the Nasdaq under the symbol "FWONK." The following table sets forth, for the calendar quarters indicated, the range of high and low sales prices for FWONK as reported on the Nasdaq. The prices reflect Liberty Media's recapitalization into three tracking stock groups on April 15, 2016.

          The following tables set forth the range of high and low sales prices of shares of our common stock for the years ended December 31, 2016 and 2015 and for the first quarter and second quarter (to date) of 2017. Series B Liberty Braves common stock and Series B Liberty Formula One common stock are each quoted on OTC Markets, and such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Liberty Media Corporation

	Series A (LMCA)		Series B (LMCB)		Series C (LMCK)

	High	Low	High	Low	High	Low

2015
First quarter	$40.38	33.15	40.90	35.15	40.20	33.06
Second quarter	$40.00	35.85	39.33	37.27	39.65	35.74
Third quarter	$40.50	32.67	38.74	37.07	38.47	32.18
Fourth quarter	$42.22	35.61	42.35	37.95	40.61	34.39
2016
First quarter	$38.97	31.18	43.59	33.78	38.14	31.06
Second quarter (April 1 - April 15)(1)	$39.31	37.76	43.74	39.00	38.45	37.02

	SiriusXM Group

	Series A (LSXMA)		Series B (LSXMB)		Series C (LSXMK)

	High	Low	High	Low	High	Low

2016
Second quarter (April 18 - June 30)(1)	$34.00	28.00	36.97	28.60	35.69	28.04
Third quarter	$36.01	30.97	36.82	31.80	35.50	30.51
Fourth quarter	$36.88	31.83	38.76	32.63	36.36	31.34
2017
First quarter	$40.18	34.04	41.20	33.82	39.80	33.62
Second quarter (Through May 18, 2017)	$41.39	36.33	40.80	37.72	41.23	36.11

	Braves Group

	Series A (BATRA)		Series B (BATRB)		Series C (BATRK)

	High	Low	High	Low	High	Low

2016
Second quarter (April 18 - June 30)(1)	$36.00	14.23	16.20	15.22	27.00	13.51
Third quarter	$17.67	14.97	17.75	14.50	17.47	14.42
Fourth quarter	$21.14	16.52	18.00	16.59	21.24	16.18
2017
First quarter	$24.20	19.30	21.00	21.00	23.91	19.30
Second quarter (Through May 18, 2017)	$25.64	22.87	25.80	23.92	25.38	22.66

	Formula One Group

	Series A (FWONA)		Series B (FWONB)		Series C (FWONK)

	High	Low	High	Low	High	Low

2016
Second quarter (April 18 - June 30)(1)	$27.43	17.72	19.50	16.51	28.07	17.47
Third quarter	$30.11	18.84	29.03	18.00	29.65	18.62
Fourth quarter	$33.28	26.95	33.32	26.75	33.15	26.44
2017
First quarter	$33.63	27.63	32.81	28.25	35.20	27.55
Second quarter (Through May 18, 2017)	$34.34	30.01	34.00	30.60	35.40	30.77

(1)
As discussed above and in the consolidated financial statements of Liberty Media incorporated by referenced in this prospectus supplement, the Recapitalization of the Company's stock into tracking stock groups was completed on April 15, 2016 and the newly issued shares commenced trading or quotation in the regular way on the Nasdaq Global Select Market or the OTC Markets, as applicable, on Monday, April 18, 2016.

          The last reported sale price of FWONK on the Nasdaq on May 18, 2017 was $31.30 per share.

Dividend Policy

          The declaration and payment of any dividends are at the discretion of our board of directors and depend upon our earnings, financial condition and other considerations deemed relevant by our board of directors. We have not paid any cash dividends on our Series C Liberty Formula One common stock, and we have no present intention of paying cash dividends on our Series C Liberty Formula One common stock in the future.

 SELLING STOCKHOLDERS

          This prospectus supplement and the accompanying base prospectus relate in part to the offer and sale by the Selling Stockholders of 27,096,775 shares of FWONK (or up to 33,096,775 shares of FWONK if the underwriters exercise their option to purchase additional shares of FWONK in full), which constitute shares of FWONK issued to the Selling Stockholders at the Second Closing of the Formula 1 Acquisition. The shares of FWONK offered pursuant to this prospectus supplement and the accompanying base prospectus were issued to the Selling Stockholders in transactions that were exempt from the registration requirements of the Securities Act. See "The Company — Description of the Formula 1 Acquisition" in the base prospectus for additional information regarding the Formula 1 Acquisition.

          In connection with the closing of the Formula 1 Acquisition, we entered into the Shareholders Agreement with the Formula 1 Selling Shareholders. Pursuant to the Shareholders Agreement, we agreed to file the registration statement of which this prospectus supplement and the accompanying base prospectus form a part covering the resale of the shares of FWONK offered by the Selling Stockholders. See "— The Shareholders Agreement" for additional information regarding the Shareholders Agreement. We have agreed to reimburse the Selling Stockholders for certain costs incurred in connection with the offering.

          In the table below, the percentages of outstanding shares of FWONK held by each Selling Stockholder prior to this offering are based on 173,916,106 shares of FWONK issued and outstanding as of April 30, 2017. The percentages of outstanding shares of FWONK held by each Selling Stockholder after this offering are based on 186,819,331 shares of FWONK issued and outstanding as of April 30, 2017, adjusted for the sale by us of 12,903,225 shares of newly-issued FWONK offered by this prospectus supplement. The information in the table below assumes that the underwriters exercise their option to purchase additional shares of FWONK in full.

Name	Number of shares of FWONK beneficially owned prior to offering**	Number of shares of FWONK that may be sold in offering	Number of shares of FWONK beneficially owned after the offering**	Percentage of outstanding shares of FWONK prior to the offering***	Percentage of outstanding shares of FWONK after the offering***

Bernard Ecclestone(1)	1,239,353	604,731	634,622	*	*
Sacha Woodward Hill(2)	187,993	91,728	96,265	*	*
Richard Thomsen(3)	8,200	4,000	4,200	*	*
Ian Holmes(4)	7,879	3,844	4,035	*	*
Sir Martin Sorrell(5)	81,899	39,961	41,938	*	*
Tracey Campbell	10,443	5,095	5,348	*	*
David Campbell	10,443	5,095	5,348	*	*
Judith Griggs	228,803	50,000	178,803	*	*
Patrick McNally	453,863	221,457	232,406	*	*
Norges Bank(6)	6,562,535	3,063,193	3,499,342	3.76%	1.87%
Bambino Holdings Limited(7)	5,497,572	2,682,494	2,815,078	3.14%	1.50%
LB I Group Inc.(8)	8,353,876	4,076,205	4,277,671	4.75%	2.27%
Waddell & Reed Investment Funds(9)	13,452,039	6,563,807	6,888,232	7.59%	3.62%
Teacher Retirement System of Texas(10)	2,534,725	1,234,455	1,300,270	1.45%	*
BlackRock Funds(11)	2,434,070	1,187,670	1,246,400	1.40%	*
CVC Funds(12)	25,018,130	12,207,392	12,810,738	13.91%	6.64%
SCG Equities I Holding Corporation(13)	2,163,475	1,055,648	1,107,827	1.24%	*

*
Less than 1%.

**
Includes shares of FWONK issuable upon exchange of the Exchangeable Notes, based on the maximum number issuable. Please see "Selling Stockholders — The Exchangeable Notes" in the accompanying base prospectus.

***
The shares of FWONK issuable upon the exchange of the Exchangeable Notes are deemed to be outstanding and beneficially owned by the person holding the Exchangeable Notes for the purpose of computing the percentage of beneficial ownership of shares of FWONK for that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. As such, in calculating the percentage of shares of FWONK beneficially owned by each Selling Stockholder, we have assumed that only such Selling Stockholder exchanged Exchangeable Notes for shares of FWONK and that no other person made a similar exchange.

(1)
Mr. Ecclestone is the Chairman Emeritus of our consolidated subsidiary, Formula 1. Mr. Ecclestone served as the Chief Executive Officer of Formula 1 prior to the completion of the Formula 1 Acquisition.

(2)
Ms. Woodward Hill serves as the General Counsel of our consolidated subsidiary, Formula 1. Ms. Woodward Hill also served in that position prior to the completion of the Formula 1 Acquisition.

(3)
Mr. Thomsen serves as Director of Finance of our consolidated subsidiary, Formula 1. Mr. Thomsen also served in that position prior to the completion of the Formula 1 Acquisition.

(4)
Mr. Holmes serves as TV Rights Sales Manager for our consolidated subsidiary, Formula 1. Mr. Holmes also served in that position prior to the completion of the Formula 1 Acquisition.

(5)
Prior to the completion of the Formula 1 Acquisition, Mr. Sorrell served as an independent director on the Board of Directors of Delta Topco, the parent company in the group of companies comprising Formula 1.

(6)
Norges Bank owns a total of 6,562,535 shares of FWONK, of which 22,466 shares are in Norges Bank's Foreign Exchange Reserves and 6,540,069 shares are in the Government Pension Fund Global (including the 3,063,193 shares of FWONK offered hereby and 646,586 shares of FWONK issuable upon exchange of Exchangeable Notes). Norges Bank serves as the operational manager with power to direct investments and sole power to vote the shares of FWONK held for the benefit of the State of Norway's Government Pension Fund Global. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Norges Bank may be deemed to be the beneficial owner of all of the shares of FWONK listed above; however, Norges Bank expressly disclaims that it is, in fact, the beneficial owner of securities held for the State of Norway Government Pension Fund Global.

(7)
The Board of Directors of Bambino Holdings Limited has the sole right to make decisions regarding the voting and disposition of shares of FWONK held by Bambino Holdings Limited.

(8)
Lehman Brothers Holdings Inc. ("LBHI") is the ultimate parent company of LB I Group, Inc. Sean Mahoney serves as an independent director on the Board of Directors of LBHI and also serves as a director on the Board of Directors of Delta Topco. Investment decisions for LB I Group Inc. are made by the independent directors serving on the Board of Directors of LBHI, or a designated committee thereof. None of the members of the Board of Directors of LBHI, including Mr. Mahoney, hold a beneficial interest in the shares of FWONK beneficially owned by LB I Group Inc.

(9)
Of the shares referenced herein, 10,298,622 are beneficially owned by Ivy Asset Strategy Fund, 1,490,590 are beneficially owned by Waddell & Reed Advisors Strategy Fund, 813,049 are beneficially owned by Ivy Funds VIP Asset Strategy, 849,499 are beneficially owned by JNL/Ivy Asset Strategy Fund, and 280 are beneficially owned by Waddell & Reed Investment Management Company. Any sales of such shares under this offering will be made pro rata amongst such beneficial owners. Ivy Investment Management Company is the investment adviser with respect to the shares of FWONK held by each of Ivy Asset Strategy Fund, Ivy Funds VIP Asset Strategy and JVL/Ivy Asset Strategy Fund and may be deemed to be the beneficial owner of such shares. Waddell & Reed Investment Management Company is the investment adviser with respect to shares of FWONK held by Waddell & Reed Advisors Strategy Fund and may be deemed to be the beneficial owner of such shares. Timothy R. Burger, Assistant Vice President of Waddell & Reed Investment Management Company and Ivy Investment Management Company, serves as a director on the Board of Directors of Delta Topco Limited.

(10)
Teacher Retirement System of Texas is a public pension plan and an entity of the State of Texas and has sole dispositive and sole voting power over the shares indicated in the table above. The mailing address of the Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.

(11)
Of the shares referenced herein, 1,551,299 are beneficially owned by BlackRock Global Allocation Fund, Inc., 15,413 are beneficially owned by BlackRock Global Allocation Collective Fund, 379,970 are beneficially owned by BlackRock Global Funds—Global Allocation Fund, 265,679 are beneficially owned by BlackRock Global Allocation V.I. Fund of the BlackRock Variable Series Fund, Inc., 7,302 are beneficially owned by BlackRock Global Allocation Portfolio of the BlackRock Series Fund, Inc., 24,816 are beneficially owned by BlackRock Global Allocation Fund (Australia), 12,767 are beneficially owned by Transamerica Global Allocation Liquidating Trust, 30,267 are beneficially owned by

  Transamerica BlackRock Global Allocation VP of the Transamerica Series Trust, 15,822 are beneficially owned by MassMutual Select BlackRock Global Allocation Fund, 42,597 are beneficially owned by JNL/BlackRock Global Allocation Fund of JVL Series Trust, 12,170 are beneficially owned by AZL BlackRock Global Allocation Fund, a Series of Allianz Variable Insurance Products Trust, 30,828 are beneficially owned by BlackRock Long-Horizon Equity Fund and 45,140 are beneficially owned by BlackRock Global Funds—Global Dynamic Equity Fund. Any sales of such shares under this offering will be made pro rata amongst such BlackRock funds which are selling shareholders in the offering. The foregoing funds and accounts are managed, advised or sub-advised by BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such entities. On behalf of such entities, the applicable portfolio managers, respectively as managing directors (or in other capacities) of such entities, have voting and investment power over the referenced shares held by the foregoing funds and accounts. Such applicable portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such applicable portfolio managers is either 55 East 52nd Street, New York, NY 10055, 12 Throgmorton Avenue, London EC2N 2DL, United Kingdom, or 1 University Square Drive, Princeton, NJ 08540. Shares being offered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(12)
Shares of FWONK indicated as beneficially owned by the CVC Funds are held through CVC European Equity Partners IV (comprising the parallel partnerships CVC European Equity Partners IV (A) L.P. and CVC European Equity Partners IV (B) L.P. (together, the "AB Partnerships") and CVC European Equity Partners IV (C) L.P., CVC European Equity Partners IV (D) L.P. and CVC European Equity Partners IV (E) L.P.) (together, the "CDE Partnerships"). The sole general partner of the AB Partnerships is CVC European Equity IV (AB) Limited (the "AB GP") and the sole general partner of the CDE Partnerships is CVC European Equity IV (CDE) Limited (the "CDE GP" and together with the AB GP, the "GPs"). The members of the Board of Directors of both AB GP and CDE GP are Fred Watt, Carl Hansen and Brian Scholfield. The Board of Directors of AB GP has the sole right to make decisions regarding the voting and disposition of the shares of FWONK held by the AB Partnerships and the Board of Directors of CDE GP has the sole right to make decisions regarding the voting and disposition of the shares of FWONK held by the CDE Partnerships. Donald Mackenzie serves as a director or officer of one or more affiliates of the GPs and also serves as a director on the Board of Directors of Delta Topco. Additionally, within the past three years and prior to the closing of the Formula 1 Acquisition, the CVC Funds were controlling shareholders of Delta Topco.

(13)
SCG Equities Holding I Corp's affiliate, JP Morgan Securities LLC, is an underwriter in this transaction. Additionally, affiliates of SCG Equities Holding I Corp lend to Liberty Media in the normal course of business. An affiliate of SCG is a lender to entities attributed the Sirius XM Group tracking stock. An affiliate of SCG is a lender to entities attributed the Formula One Group tracking stock.

The Formula 1 Acquisition

          The shares of FWONK to which this prospectus supplement and accompanying base prospectus relate are comprised in part of shares of FWONK issued to the Selling Stockholders in the Formula 1 Acquisition. Such shares of FWONK constituted a portion of the purchase price payable to the Formula 1 Selling Shareholders in exchange for 100% of the fully-diluted equity interests in Delta Topco (other than a nominal number of equity securities held by the Teams).

          See "The Company — Description of the Formula 1 Acquisition" in the base prospectus and "Appendix: Business and Financial Information of Formula 1" to this prospectus supplement for additional information.

The Shareholders Agreement

          In connection with the closing of the Formula 1 Acquisition, we entered into the Shareholders Agreement. Pursuant to the Shareholders Agreement, we agreed to file, as soon as reasonably practicable on or following the date of the Second Closing, a shelf registration statement on Form S-3 with the SEC with respect to the registration under the Securities Act of shares of FWONK comprised of (i) all shares of FWONK issued to the Formula 1 Selling Shareholders at the Second Closing of the Formula 1 Acquisition and (ii) approximately 15.7 million shares of FWONK, equaling the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Formula 1 Selling Shareholders (the "Transaction Shelf Registration Statement"). Additionally, under the Shareholders Agreement, any Formula 1 Selling Shareholder party thereto is entitled to five demand registrations and unlimited piggyback registration rights to sell all or a portion of the shares held by such Formula 1 Selling Shareholder that are issued pursuant to the

Second SPA or issued in exchange for Exchangeable Notes and that have not been transferred ("registrable securities") pursuant to a registration statement filed by Liberty Media. The aggregate market value of registrable securities that are the subject of a demand registration request, as measured by the market price on the date of such demand registration request, must be at least $100 million and Liberty Media will not be obligated to effect more than one demand registration statement in any 90-day calendar period. If a demand registration is an underwritten public offering (subject to certain exceptions), CVC, as shareholder representative, will select the managing underwriters and counsel for such offering, subject to the approval of Liberty Media (such approval not to be unreasonably withheld).

          On January 23, 2017, CVC, as the shareholder representative, executed a waiver relating to the Shareholders Agreement pursuant to which Liberty Media agreed to file a registration statement and related base prospectus and accompanying base prospectus supplement relating to (a) the offer and sale from time to time by certain of the Selling Stockholders who are members of Delta Topco management of up to 2,547,788 shares of FWONK to enable them to sell a number of shares that would allow them to cover their tax liabilities relating to the non-cash consideration received by them at the Second Closing and (b) the offer and sale from time to time by the Formula 1 Selling Shareholders of any remaining shares of FWONK covered by the Transaction Shelf Registration Statement. On January 30, 2017, certain of the Selling Stockholders who are members of Delta Topco management completed the sale of 1,323,421 shares of FWONK pursuant to the waiver relating to the transactions described in clause (a) above.

          The Shareholders Agreement also includes provisions regarding our and the Selling Stockholders' mutual indemnification rights and obligations relating to the registration of the Selling Stockholders' shares of FWONK. Under the Shareholders Agreement, we agreed to indemnify and hold harmless each Selling Stockholder named in this prospectus supplement to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement of material fact (or alleged untrue statement of material fact) in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, or any omission or alleged omission to state a material fact required to be stated in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, necessary to make the statements herein, in light of the circumstances under which they were made, not misleading. Our obligations to indemnify the Selling Stockholders will not extend to any damages to a Selling Stockholder directly caused by a statement or omission in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use herein or therein, or in any amendment or supplement hereto or thereto, relating to the Selling Stockholder. Similarly, under the Shareholders Agreement, the Selling Stockholders agreed to indemnify us (and our officers, directors, controlling affiliates and affiliates of the foregoing) against any and all damages to the extent directly caused by any untrue statement of material fact (or alleged untrue statement of material fact) or any omission or alleged omission to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto. Each Selling Stockholder's obligation to indemnify us is limited to the net proceeds received by such Selling Stockholder from the sale of registrable securities related to the matter in which damages are sought.

          The foregoing description describes certain material terms of the Shareholders Agreement. This summary is not complete and it is qualified in its entirety by reference to the form of

Shareholders Agreement, which is incorporated by reference as Exhibit 10.59 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Lock-Up Arrangements

          The shares of FWONK issued to the Formula 1 Selling Shareholders and third party investors will generally be eligible for resale upon the expiration of applicable lock-up periods. Pursuant to the Shareholders Agreement, the Formula 1 Selling Shareholders will be generally restricted from selling shares of FWONK during the first six months following the Second Closing (the "six month lock-up period"). We have entered into a waiver to the Shareholders Agreement with CVC, as the shareholder representative, to provide for an exception during the six month lock-up period of a single underwritten offering in an aggregate offering amount not to exceed $775 million (plus an additional number of shares of FWONK which may be sold upon the exercise of any customary option granted to the underwriters of such offering) at an offering price of no less than $25.00 per share. This sale of the shares offered hereby by the Selling Stockholders is being made pursuant to this exception and a waiver with respect to the maximum amount thereunder, and, following the completion of this offering, the Selling Stockholders will continue to be subject to the six month lock-up period until its expiration. In addition, a limited number of management Formula 1 Selling Shareholders were granted an exception to their lock-up restrictions to enable them to sell a number of shares that would allow them to cover their tax liabilities relating to the non-cash consideration received by them at the Second Closing. This sale was completed on January 30, 2017 pursuant to a previously filed registration statement, and these management Formula 1 Selling Shareholders are now subject to the same lock-up arrangements as the other Formula 1 Selling Shareholders.

          The third party investors, who collectively own 62 million shares of FWONK, are generally restricted from selling shares of FWONK during the first six months following the Second Closing or, if earlier, until the fourth week following any underwritten offering by the Formula 1 Selling Shareholders (other than the sale by the management Formula 1 Selling Shareholders completed on January 30, 2017). As a result of this offering by the Selling Stockholders, the restriction on the third party investors' ability to sell their shares will expire four weeks following the closing date of this offering.

          In connection with the offering of the shares of FWONK pursuant to this prospectus supplement, we have agreed, and our directors and executive officers and the Selling Stockholders have separately agreed, to be subject to certain restrictions on our and their ability to sell shares of FWONK during the 90 days following the date of this prospectus supplement. The representatives may waive these restrictions on our ability, and the ability of our directors, executive officers and the Selling Stockholders, to sell shares of FWONK during this period in their sole discretion. For more information concerning these restrictions, see "Underwriting." Following the expiration of the 90 day lock-up period, such restrictions will terminate.

          See "Risk Factors-Risk Factors Relating to this Offering and the Formula 1 Acquisition- Sales (or anticipated sales) of shares of FWONK that were issued in connection with the Formula 1 Acquisition or otherwise may negatively affect the trading price of shares of FWONK."

UNDERWRITING

          We and the Selling Stockholders are offering the shares of FWONK described in this prospectus supplement through a number of underwriters. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives of the underwriters. We and the Selling Stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the Selling Stockholders have severally agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of FWONK listed next to its name in the following table:

Name	Number of Shares

Goldman Sachs & Co. LLC	13,009,060
J.P. Morgan Securities LLC	13,009,060
Morgan Stanley & Co. LLC	13,009,060
Barclays Capital Inc.	286,123
Credit Suisse Securities (USA) LLC	286,123
Merrill Lynch, Pierce, Fenner & Smith Incorporated	286,123
Citigroup Global Markets Inc.	114,451

Total	40,000,000

          The underwriters are committed to purchase all of the shares of FWONK offered by us and the Selling Stockholders if they purchase any shares. The offering of the shares of FWONK by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

          The underwriters propose to offer the shares of FWONK directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.52425 per share. Any such dealers may resell shares of FWONK to certain other brokers or dealers at a discount of up to $0.17475 per share from the initial public offering price. After the initial offering of the shares of FWONK to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares of FWONK made outside of the United States may be made by affiliates of the underwriters.

          The underwriters have an option to buy up to 6,000,000 additional shares of FWONK from the Selling Stockholders at the public offering price listed on the cover page of this prospectus supplement. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares of FWONK. If any shares of FWONK are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of FWONK are purchased, the underwriters will offer the additional shares of FWONK on the same terms as those on which the shares of FWONK are being offered by this prospectus supplement and the accompanying base prospectus.

          The underwriting fee is equal to the public offering price per share of FWONK less the amount paid by the underwriters to us and the Selling Stockholders per share of FWONK. The underwriting fee is $0.87375 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of FWONK.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share	$0.87375	$0.87375
Total	$34,950,000	$40,192,500

          We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1 million.

          A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of FWONK to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

          We have agreed that we will not (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of FWONK or any securities convertible into or exercisable or exchangeable for shares of FWONK, or publicly announce an intention to do any of the foregoing, or file any registration statement under the Securities Act with respect to any of the foregoing, or (ii) enter into any swap or any other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of FWONK or such other securities, in cash or otherwise, in each case without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, other than (a) the shares of FWONK to be sold hereunder, (b) any shares of FWONK issued by us upon the exercise of an option, stock appreciation award or warrant or the conversion of a security outstanding on the date of this prospectus supplement, (c) any shares of FWONK issued or options to purchase FWONK granted, or stock appreciation rights or restricted shares units relating to shares of FWONK granted, pursuant to our existing employee benefit plans or pursuant to any employee benefit plans that may be approved after the date of this prospectus supplement at our Annual Meeting of the Stockholders to be held on May 24, 2017, (d) any shares of FWONK issued pursuant to any non-employee director stock plan or dividend reinvestment plan, (e) any shares of FWONK that may be issued to one or more teams that compete in events sponsored by Delta Topco and its affiliates, provided that the representatives receive a signed lock up agreement for the balance of the lock-up period from the recipient of such shares, (f) the filing of any registration statement pursuant to our registration obligations to third party investors that agreed to acquire shares of FWONK that would otherwise have been issued to Delta Topco's selling shareholders in the Formula One Acquisition or (g) the filing of any registration statement relating to any employee benefit plans that may be approved after the date of this prospectus supplement at our Annual Meeting of the Stockholders to be held on May 24, 2017.

          Our directors and executive officers and the Selling Stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of FWONK or any securities convertible into or exchangeable or exercisable for shares of FWONK, whether owned at the date of such lock-up agreement or thereafter acquired by such person or entity or with respect to which such person or entity had or thereafter acquires the power of disposition, or publicly announce an intention to do any of the foregoing (other than as required by applicable law), or exercise any right with respect to the registration of any of the foregoing, or file or cause to be filed any registration statement in connection therewith under the Securities Act, or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of FWONK, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of FWONK or other securities, in cash or otherwise.

          We and the Selling Stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of FWONK in the open market for the purpose of preventing or retarding a decline in the market price of the shares of FWONK while this offering is in progress. These stabilizing transactions may include making short sales of the shares of FWONK, which involves the sale by the underwriters of a greater number of shares of FWONK than they are required to purchase in this offering, and purchasing shares of FWONK on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares of FWONK referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of FWONK, in whole or in part, or by purchasing shares of FWONK in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of FWONK available for purchase in the open market compared to the price at which the underwriters may purchase shares of FWONK through their option to purchase additional shares of FWONK. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of FWONK in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of FWONK in the open market to cover the position.

          The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the shares of FWONK, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of FWONK in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of FWONK as part of this offering to repay the underwriting discount received by them.

          These activities may have the effect of raising or maintaining the market price of the shares of FWONK or preventing or retarding a decline in the market price of the shares of FWONK, and, as a result, the price of the shares of FWONK may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

          In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in shares of FWONK on the Nasdaq prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the shares of FWONK during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of shares of FWONK to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

          Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying base prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying base prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying base prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying base prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

  Notice to Prospective Investors in Australia

          This prospectus supplement and the accompanying base prospectus are not formal disclosure documents and have not been, nor will be, lodged with the Australian Securities and Investments Commission. This prospectus supplement and the accompanying base prospectus do not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the shares of FWONK.

          The shares of FWONK are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the shares of FWONK has been, or will be, prepared.

          This prospectus supplement and the accompanying base prospectus do not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for shares of FWONK, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement and the accompanying base prospectus is not a wholesale client, no offer of, or invitation to apply for, shares of FWONK shall be deemed to be made to such recipient and no applications for shares of FWONK will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for shares of

FWONK you undertake to us that, for a period of 12 months from the date of issue of the shares of FWONK, you will not transfer any interest in the shares of FWONK to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

  Notice to Prospective Investors in Bermuda

          Shares of FWONK may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

  Notice to Prospective Investors in the British Virgin Islands

          The shares of FWONK may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of the Securities Investment Business Act 2010 ("SIBA"). Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

  Notice to Prospective Investors in Canada

          The shares of FWONK may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of FWONK must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Notice to Prospective Investors in China

          This prospectus supplement and the accompanying base prospectus do not constitute a public offer of shares, whether by sale or subscription, in the People's Republic of China (the

"PRC"). The shares of FWONK are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

          Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of FWONK or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

  Notice to Prospective Investors in Dubai

          This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. This prospectus supplement and the accompanying base prospectus must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying base prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying base prospectus. The shares of FWONK to which this prospectus supplement and the accompanying base prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of FWONK offered should conduct their own due diligence on the shares of FWONK. If you do not understand the contents of this prospectus supplement and the accompanying base prospectus you should consult an authorized financial advisor.

  Notice to Prospective Investors in the European Economic Area

          In relation to each member state of the European Economic Area, no offer of shares of FWONK which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

            (a)     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

          provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for Liberty Media or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          Each person located in a Member State to whom any offer of shares of FWONK is made or who receives any communication in respect of an offer of shares of FWONK, or who initially acquires any shares of FWONK will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriters, Liberty Media and the Selling Stockholders that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of FWONK acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares of FWONK acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of FWONK have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares of FWONK to it is not treated under the Prospectus Directive as having been made to such persons.

          Liberty Media, the Selling Stockholders, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

          This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of shares of FWONK in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of FWONK. Accordingly, any person making or intending to make an offer in that Member State of shares of FWONK which are the subject of the offering contemplated in this prospectus supplement and the accompanying base prospectus may only do so in circumstances in which no obligation arises for Liberty Media, the Selling Stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither Liberty Media, the Selling Stockholders, nor the underwriter have authorized, nor do they authorize, the making of any offer of shares of FWONK in circumstances in which an obligation arises for Liberty Media, the Selling Stockholders, or the underwriters to publish a prospectus for such offer.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares of FWONK in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of FWONK to be offered so as to enable an investor to decide to purchase or subscribe the shares of FWONK, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

  Notice to Prospective Investors in Hong Kong

          The contents of this prospectus supplement and the accompanying base prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of shares of FWONK pursuant to this prospectus supplement and the accompanying base prospectus. If you are in any doubt about any of the contents of this prospectus supplement and the accompanying base prospectus, you should obtain independent professional advice. Please note that (i) shares of FWONK may not be offered or sold in Hong Kong, by means of this prospectus supplement and the accompanying base prospectus or any document other than to "professional investors" within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) ("SFO") and any rules made thereunder, or in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) ("CO") or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to shares of FWONK may be issued to or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of FWONK which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the SFO and any rules made thereunder.

  Notice to Prospective Investors in Japan

          The shares of FWONK have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and our shares of FWONK will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Notice to Prospective Investors in Korea

          The shares of FWONK have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares of FWONK have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of FWONK may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Furthermore, the purchaser of shares of FWONK shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of shares of FWONK. By the purchase of shares of FWONK, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

  Notice to Prospective Investors in Malaysia

          No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia ("Commission of Malaysia") for the Commission of Malaysia's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and the accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of FWONK may not be circulated or distributed, nor may the shares of FWONK be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission of Malaysia; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of FWONK, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission of Malaysia; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement and the accompanying base prospectus is subject to Malaysian laws. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used for the purpose of, a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase of any securities requiring the registration of a prospectus with the Commission of Malaysia under the Capital Markets and Services Act 2007.

  Notice to Prospective Investors in Saudi Arabia

          This prospectus supplement and the accompanying base prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and the accompanying base prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement and the accompanying base prospectus. Prospective purchasers of the shares of FWONK offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares of FWONK. If you do not understand the contents of this prospectus supplement and the accompanying base prospectus, you should consult an authorized financial adviser.

  Notice to Prospective Investors in Singapore

          This prospectus supplement and accompanying base prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying base prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of FWONK may not be circulated or distributed, nor may shares of FWONK be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where shares of FWONK are subscribed or purchased under Section 275 by a relevant person which is:

            (a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

            (b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

          securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired shares of FWONK pursuant to an offer made under Section 275 except:

              (1)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

              (2)     where no consideration is or will be given for the transfer;

              (3)     where the transfer is by operation of law; or

              (4)     as specified in Section 276(7) of the SFA.

  Notice to Prospective Investors in South Africa

          Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies.

            (a)     the offer, transfer, sale, renunciation or delivery is to

              (1)     persons whose ordinary business is to deal in securities, as principal or agent;

              (2)     the South African Public Investment Corporation;

              (3)     persons or entities regulated by the Reserve Bank of South Africa;

              (4)     authorized financial service providers under South African law;

              (5)     financial institutions recognized as such under South African law;

              (6)     a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

              (7)     any combination of the person in (a) to (f); or

            (b)     the total contemplated acquisition cost of the shares of FWONK, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

          No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the shares of FWONK. Accordingly, this prospectus supplement and accompanying base prospectus do not, nor are they intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and have not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of FWONK in South Africa constitutes an offer of the shares of FWONK in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this prospectus supplement and accompanying base prospectus must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this prospectus supplement and accompanying base prospectus relate is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

  Notice to Prospective Investors in Switzerland

          This prospectus supplement and the accompanying base prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the shares of FWONK will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying base prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares of FWONK may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares of FWONK with a view to distribution.

  Notice to Prospective Investors in Taiwan

          The shares of FWONK have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of FWONK in Taiwan.

  Notice to Prospective Investors in the United Arab Emirates

          The shares of FWONK have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying base prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying base prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

  Notice to Prospective Investors in the United Kingdom

          In the United Kingdom, this prospectus supplement and accompanying base prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and accompanying base prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Material Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and certain of the Selling Stockholders, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates and certain of the Selling Stockholders in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account or the account of customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of Liberty Media (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with Liberty Media. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

          One of the Selling Stockholders is an affiliate of one of the underwriters in this offering and will receive proceeds from this offering in an amount that is equal to less than five percent of the aggregate proceeds of this offering.

 LEGAL MATTERS

          Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus supplement and accompanying base prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York. Certain legal matters in connection with the shares of FWONK offered hereby will be passed upon for the underwriters by Sidley Austin LLP. Certain legal matters will be passed upon for the Selling Stockholders by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

          The consolidated financial statements of Liberty Media Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated financial statements refers to a change in the method of accounting for share-based payments due to the Company's adoption of FASB ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

          The consolidated financial statements of Delta Topco Limited at December 31, 2016 and 2015, and for each of the two years then ended, appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP's report also states that the consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2014 were not audited, reviewed or compiled by them and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance on them.

WHERE TO FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold using this prospectus supplement and accompanying base prospectus. This prospectus supplement and accompanying base prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities that may be sold pursuant to this prospectus.

          The Commission allows us to "incorporate by reference" information into this prospectus supplement and accompanying base prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying base prospectus, and is deemed to be part of this prospectus supplement and accompanying base prospectus. We incorporate by reference the following documents, previously filed with the Securities and Exchange Commission by us and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 9, 2017;

  •
  Current Reports on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on January 19, 2017 and May 16, 2017; and

  •
  The description of our capital stock contained in our Form 8-A filed under the Exchange Act on April 14, 2016, as amended by Amendment No. 1 on Form 8-A/A filed under the Exchange Act on January 24, 2017, and any amendment or report filed for the purpose of updating such description.

          Any statement, including financial statements, contained in the filings (or portions of the filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying base prospectus to the extent that a statement contained in this prospectus or any supplement or amendment to this prospectus modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying base prospectus.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations

          Our annual, quarterly and current reports and other information are on file with the Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from the Commission's website at http://www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings may be obtained from our website at www.libertymedia.com.

APPENDIX: BUSINESS AND FINANCIAL INFORMATION OF FORMULA 1

BUSINESS

Summary

          Formula 1 holds exclusive commercial rights with respect to the World Championship, an annual, approximately nine-month long, motor race-based competition in which Teams compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship, which has been held every year since 1950 and takes place on high-profile iconic circuits, is a global series with a varying number of Events taking place in different countries around the world each season. For 2017, 20 Events are scheduled to take place in 20 countries across Europe, Asia-Pacific, the Middle East and North and South America. In 2016, the World Championship was followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autodromo Hermanos Rodriguez.

          Formula 1 is responsible for the commercial exploitation and development of the World Championship as well as various aspects of its management and administration, in the course of which it coordinates and transacts with the FIA, the governing body for world motor sport, the Teams, the race promoters that stage Events, various media organizations worldwide as well as advertisers and sponsors. Formula 1 also controls activities related to critical components of the World Championship, including filming Events, production of the international television feed and transport of its and the Teams' equipment, ensuring high quality and reducing delivery risk around the World Championship.

          Formula 1 also generates revenue from a variety of other sources, including the operation of the Formula 1 Paddock Club hospitality program (the "Paddock Club") at most Events, freight, logistical and travel related services for the Teams and other third parties, the FIA Formula 2 Championship™ (formerly GP2 Series™) ("F2") and the GP3 Series™ ("GP3"), which run principally as support races during Event weekends, television production and post-production and other licensing of the commercial rights associated with Formula 1, for example in connection with video games.

Strategy

          Formula 1's goal is to further broaden and increase the global scale and appeal of the World Championship in order to improve the overall value of Formula 1 as a sport and its financial performance. Key factors of this strategy include:

  •
  continuing to seek and identify opportunities to expand and develop the Event calendar and bring Events to attractive and/or strategically important new markets outside of Europe, which typically have higher race promotion fees, while continuing to build on the foundation of the sport in Europe;

  •
  developing advertising and sponsorship revenue, including increasing sales of Event-based packages and under the Global Partner program, and exploring opportunities in underexploited product categories;

  •
  capturing opportunities created by media's evolution, including the growth of social media and the development of Formula 1's digital media assets; and

  •
  building up the entertainment experience for fans and engaging with new fans on a global basis to further drive race attendance and television viewership.

Financial Profile

          For the year ended December 31, 2016, Formula 1 recorded total revenue of $1.8 billion, Adjusted OIBDA of $439 million and cash provided by operating activities of $428 million. For the year ended December 31, 2015, Formula 1 recorded total revenue of $1.7 billion, Adjusted OIBDA of $462 million and cash provided by operating activities of $492 million.

Sources of Revenue

          Formula 1 derives the majority of its revenue from race promotion, broadcasting and advertising and sponsorship arrangements. A significant majority of the race promotion, broadcasting and advertising and sponsorship contracts specify payments in advance and annual increases in the fees payable over the course of the contracts. As of May 10, 2017, Formula 1 had long-term contracted revenue of $7.7 billion, which amount is based on revenue receivable beginning January 1, 2017 under long-term contracts (after giving effect to recent contract renewals) and uses 2017 pound sterling rates to translate 2017 and future pound sterling denominated contract values (rates which are significantly lower than those used for calculating revenues under contracts in 2016). Formula 1 seeks to engage in contract renewal negotiations at optimal times and without regard to a predetermined schedule, which can result in variability of renewal dates from year to year.

Race Promotion

          Formula 1 grants to race promoters the rights to host, stage and promote each Event pursuant to contracts that typically have an initial term of five to seven years and often include an option, exercisable by Formula 1, to extend the contract for up to an additional five years. For established Events, the duration of the contract is more variable according to local market conditions. These contracts may allow for flat fees over the term, but more typically they include annual fee escalators over the life of the contract, which are typically based on annual movement in a selected consumer price index or fixed percentages of up to 5% per year. Formula 1's revenue from race promoters in 2016, 2015 and 2014 represented 36.4%, 35.3% and 33.5%, respectively, of total revenue.

          Race promoters are generally circuit owners, local and national automobile clubs, special event organizers or governmental bodies. Race promoters generate revenue from ticket sales and sometimes from concessions, merchandising and secondary hospitality offerings (other than the Paddock Club). Tickets are sold for the entire Event weekend or individual days.

Broadcasting

          Formula 1 licenses rights to broadcast Events on television and other media platforms in specified countries or regions and in specified languages. These may also include rights to broadcast the race, practice and qualifying sessions, interactive television/digital services, repeat broadcasts and highlights. These contracts, which we refer to as television rights agreements ("TRAs"), typically have a term of three to five years. While annual fees from broadcasters may stay constant, they often increase each year during the term of the TRA by varying amounts typically of up to 10% per annum. Formula 1's revenue from TRAs in 2016, 2015 and 2014 represented 32.7%, 32.3% and 32.0%, respectively, of total revenue.

          Formula 1's broadcasting revenue is generated from: (a) free-to-air television broadcasts, which are received by the end user without charge (other than any television license fee), and non-premium cable, satellite and other broadcasts, which are received as part of a subscriber's basic package (together, "free-to-air television"); and (b) premium and pay-per-view cable and satellite broadcasts, where the subscriber pays a premium fee to receive programming on a package or per-event basis ("pay television"). Formula 1 currently has 12 free-to-air television agreements, nine pay television agreements, 27 agreements covering both free-to-air and pay television and four other agreements (one for transmissions to British bases overseas, two global news syndication and distribution contracts and one global in-flight/ship at sea distribution contract). Formula 1's key broadcasters include Channel 4 (free-to-air television) and Sky (pay television) in the United Kingdom, RTL (free-to-air television) and Sky Deutschland (pay television) in Germany, RAI (free-to-air television) and Sky Italia (pay television) in Italy, Movistar (pay television) in Spain, Canal+ (pay television) in France, Globo (free-to-air television) in Brazil, NBC (free-to-air television) in the United States, Fox Sports (pay television) in Pan Asia and beIn Sports (pay television) in the Middle East.

          Formula 1 believes that the right to broadcast premium sporting events is a growing market. For example, according to reports in the New York Times, the average annual value of the current broadcasting contract over the immediately prior broadcasting contract has reportedly increased between 1.2x for the Olympic Games (calculated based on the average value per Olympiad held over the course of the contract), broadcast by NBC, and 2.9x for the National Basketball Association, broadcast by ESPN and Turner Broadcasting. The value of broadcast rights is in significant part determined by reference to audience size and popularity, which is difficult to predict. Formula 1 can provide no assurance as to future broadcasting contract growth.

Viewers

          Formula 1 believes that it is attractive to broadcasters because of its premium live content and viewership, which is typically male orientated with above average incomes. Formula 1 has TRAs covering all significant countries and regions globally. In 2016, Formula 1 received a total of 48,921 hours of global television coverage. Additionally, in 2016, Formula 1 had a cumulative live television audience of approximately 390 million unique global viewers, and had, on average, a live television audience of approximately 85 million unique global viewers per race, measured by the definition of 15 minutes of viewing time. This figure relates only to dedicated programming and does not include those viewers that see Formula 1 on the news or via other media. Formula 1 can have a positive effect on a network's viewership. The following graphic depicts the approximate cumulative global audience, in millions, of several high profile global sporting events, including Formula 1, during calendar year 2014.

Source: Formula 1, Nielsen Sports 2015 'Sports Comparison Report' covering calendar year 2014.

Note: The audiences shown relate to 12 major sporting markets where TV ratings are readily available: Brazil, Canada, France, Germany, Italy, Japan, Mexico, Russia, South Korea, Spain, UK & USA.

          Viewership in a specific country can be influenced significantly by the performance of local drivers. For example, the previously very high viewership in Germany dropped after Michael Schumacher's original retirement in 2006 but increased in 2010 and 2011 because of Sebastian Vettel winning the Drivers' Championship in those years. More recently, audience reach in the Netherlands significantly increased as Max Verstappen made his debut for Toro Rosso in 2015. Formula 1 is able to suggest (subject to FIA approval) race times to maximize the sport's global viewership, including by introducing late afternoon and night races for Middle East and Asian Events to maximize the core European viewership.

          In addition to seeking growth in television viewership, Formula 1 believes that it has significant opportunity to enhance its global appeal by developing its media assets, including social media and digital media assets. Formula 1 management estimates that it owns over 55,000 hours of owned library content. In 2016, Formula 1's publicly available digital media content was viewed approximately 270 million times and its social media channels received over 3.5 billion impressions.

Advertising and Sponsorship

          Formula 1 sells Event-based advertising and sponsorship in the form of trackside advertising and race title sponsorship packages. In addition, advertisers can acquire status as a Global Partner of Formula 1 and/or Official Supplier to Formula 1. These advertiser and sponsor contracts typically have a term of three to five years (but may on occasion be of longer duration). Payments often increase each year based on a fixed amount, a fixed percentage or in accordance with the United States or European consumer price index or another agreed metric. Separately, the Teams sell sponsorship rights primarily in the form of logo displays on cars, equipment and driver and Team uniforms, although Formula 1 does not derive any revenue from such sales. Formula 1's revenue from advertising and sponsorship contracts in 2016, 2015 and 2014 represented 14.6%, 14.4% and 15.3%, respectively, of total revenue.

Other Revenue

          Formula 1 also generates revenue from a variety of other sources, including the operation of the Paddock Club race-based corporate hospitality program at most Events, freight and related logistical and travel services, support races at Events (either from the direct operation of the F2 and GP3 series which are owned by Formula 1 or from the licensing of other third party series or individual race events), various television production and post-production activities, and other Formula 1 ancillary operations. Formula 1's revenue from these other sources in 2016, 2015 and 2014 represented 16.4%, 18.0% and 19.3%, respectively, of its total revenue, and in each year includes approximately 5%-7% generated from the Teams' purchase of services from Formula 1.

          Formula 1's business is global and diversified across six of the seven major regions in the world. In 2016, Europe, Asia, the Americas and the Middle East/Other accounted for 60.5%, 16.9%, 10.4% and 12.1%, respectively, of Formula 1's total revenue based on the location of the relevant trading counterparty's headquarters. Formula 1 has significantly expanded its business activities throughout the world by entering into additional broadcasting contracts and adding new Events such as those in Mexico, Singapore, Abu Dhabi, the United States, Russia and Azerbaijan.

FIA and the Teams

          Formula 1's business is built on a number of key relationships — those with the FIA, the Teams and Formula 1's principal commercial partners. See "— Key Commercial Agreements" below for more information about Formula 1's relationships with the FIA and the Teams.

FIA

          The FIA is the governing body for world motor sport and as such, is solely responsible for regulating the sporting, technical and safety aspects of the World Championship, including race circuits to be used by race promoters, through the FIA's F1 Commission and World Motor Sport Council. The FIA regulates a number of motor sports, with the World Championship being the most prominent. The FIA owns the World Championship and has granted Formula 1 the exclusive commercial rights to the World Championship until the end of 2110 under the 100-Year Agreements. In addition, the FIA, through its World Motor Sport Council, approves the calendar for the World Championship each year based on the agreed race promoter contracts for the coming season. Under the 100-Year Agreements, Formula 1 is only permitted to enter into race promotion contracts that are substantially in the form agreed between Formula 1 and the FIA.

Teams

          The Teams are the participants in the World Championship and its Events, competing for the annual Constructors' Championship, and their drivers compete for the annual Drivers'

Championship. There are ten Teams competing in the 2017 World Championship. To be eligible to compete, a Team is responsible for the design and manufacturing of certain key parts of its cars, including the chassis. Currently, the Teams are supplied race engines by one of Ferrari, Mercedes, Renault or Honda. Under the terms of the Current Concorde Arrangements, Teams are entitled to receive significant team payments from a Formula 1 prize fund (the "Prize Fund") based primarily on their results in prior years' Constructors' Championships. Formula 1 has no direct or indirect ownership interest in any Team, nor does it have any contractual arrangements with the drivers, who are all employed or contracted directly by the Teams.

          Each Team is responsible for securing its own drivers and funding the cost to race in the World Championship. They receive Team payments from Formula 1 (principally a share in the Prize Fund) as well as sponsorship and advertising revenue from their own partners. The Current Concorde Arrangements between Formula 1, the FIA and the Teams defines the terms of the Team's participation in the World Championship (for further detail on these arrangements, see "— Key Commercial Agreements — Current Concorde Arrangements" below.

Event Calendar

          The FIA's World Motor Sport Council considers and approves the World Championship calendar that Formula 1 proposes based on the agreed race promoter contracts for the forthcoming season. The World Championship calendar is typically approved in December for the following year's World Championship. Provisional approval typically occurs in September and as early as June. The race circuits used by race promoters must be approved by the FIA.

Race Circuits

          The World Championship takes place on a number of high profile iconic circuits, including Silverstone, Monaco and Singapore. Circuits are typically dedicated circuits of varying distances (typically three to six kilometers), with a combination of esses, straights, chicanes, bends, corners, curves, hairpins, climbs, descents and scenery. The circuit at Spa-Francorchamps in Belgium, for example, runs through a part of the Ardennes forest. Street races remain popular and races in Australia, Monaco, Singapore, Russia and Azerbaijan are all run on street (or temporary) circuits.

Event Weekend

          An Event typically takes place over a three-day weekend. It begins with two practice sessions on Friday (except in Monaco, where Friday practices are moved to Thursday) and one practice on Saturday. A qualifying session is held after the practice session on Saturday, which determines the starting order for the race on Sunday. Each race typically takes up to two hours to complete with cars covering approximately 180 to 200 miles at top speeds of over 200 miles per hour. F2 practice and qualifying occurs on Friday, with a race on Saturday and a sprint race on Sunday. There are also other independent third-party support series such as the Porsche Supercup, a GT motor sport series, and individual support events that run over the Event weekends. In 2016, Formula 1 had 21 Events lasting three days each for 63 total Event days. Formula 1 attracts a broad spectrum of fans including some of the world's most recognized personalities, music and film stars, sports personalities, royalty, high-profile business leaders and politicians.

Team Economics

          Over the years, a large number of Teams have participated in Formula 1, with Ferrari being the only Team which has participated in every World Championship since 1950. A significant number of the current Teams have been racing for many years, whether under their current or previous names. Team owners looking to exit Formula 1 can sell their Team to new owners who would then be able to start out in Formula 1 with a fully resourced Team, pre-developed technology and facilities and, in some cases, an established brand name with existing Prize Fund performance qualifications under the Current Concorde Arrangements.

          All Teams compete in the World Championship with the ambition to finish as high in the Constructors' and Drivers' Championships as possible. Some Teams exist solely to race in Formula 1, whereas others may be used as a marketing opportunity for its parent company's core business. Car manufacturers may also invest in a Team to develop technology that will be used in their road cars for the retail market. Many Teams, including manufacturer owned Teams, participate to promote their brand.

          Teams competing in Formula 1 require significant financial resources. In addition to its drivers, a Team employs a technical staff of mechanics, engineers and car designers together with a large support staff operation. Teams also incur costs in relation to their cars, equipment, testing and development.

          The Teams generate the majority of their revenue from corporate sponsorship (which in some instances comes from parent companies) and Team payments from Formula 1. In addition, the leading Teams benefit from the sale of technology to other Teams or exploitation of their technology outside motor sport. Teams also raise some revenues from merchandising and licensing activities. Total revenues vary significantly from Team to Team but are principally driven by their performance in the World Championship and their attractiveness as an advertising and sponsorship platform.

          Corporate sponsorship can consist of both monetary payments and contributions in-kind from suppliers. Team sponsors represent a variety of industries and include luxury automobiles, technology, telecommunications, financial services, energy and soft drinks.

          The primary form of corporate exposure is through logo displays on cars, equipment and driver and Team uniforms, which are then on display during the live television broadcast and other media coverage of Events. For engine and other automotive related sponsors (such as tires, fuel, oil and engines), Formula 1 believes that Formula 1 sponsorship can create a heightened perception of engineering and technological proficiency and is likely to form a part of the sponsor's own research and development efforts.

Drivers

          One of the distinctive features of the World Championship is the celebrity and diversity of its drivers. Differences in nationalities, temperaments and racing styles form part of the attractive mosaic of Formula 1.

          The success of a local driver also impacts the television viewership and revenue generated from that country or region. World Champions from Germany (Vettel), Spain (Alonso) and the United Kingdom (Button and Hamilton) have helped grow and sustain the Formula 1 business in those countries. For this reason, Formula 1 encourages the development of drivers from other strategic markets. F2 and GP3 provide the training ground and stepping stones to Formula 1 for these drivers.

          To participate in Formula 1, all drivers are required to hold an FIA Super Licence, which is issued by the FIA only after the driver has met specific qualification criteria.

          All drivers are employed or contracted by the Teams and have no contractual relationship with Formula 1.

Key Commercial Agreements

  100-Year Agreements

          Under the 100-Year Agreements entered into by Formula 1 and the FIA in 2001, Formula 1 was granted an exclusive license with respect to all of the commercial rights to the World Championship, including its trademarks, in exchange for a significant one-time fee of $313.6 million in 2001 and annual escalating regulatory fees to the FIA. This license, which took effect on January 1, 2011 and expires on December 31, 2110, maintains Formula 1's exclusive commercial rights to the World Championship which Formula 1 held under previous agreements with the FIA. For 2016, Formula 1 paid the FIA an approximate $26.8 million cash regulatory fee.

          The 100-Year Agreements also provide that Formula 1 may appoint a representative to the FIA, subject to the FIA's approval, and that person will be a member of the FIA's F1 Commission and World Motor Sport Council. The FIA may terminate the 100-Year Agreements and Formula 1's exclusive license upon a change of control of Delta Topco, unless either the FIA previously approved the transaction or the transaction falls within one of a number of specified exceptions. Formula 1 obtained the FIA's approval of its acquisition by Liberty Media under the 100-Year Agreements.

          In addition, the FIA may terminate Formula 1's license if (i) certain Delta Topco subsidiaries party to the 100-Year Agreements become insolvent; (ii) Formula 1 fails to pay an amount due to the FIA and such non-payment is not cured within 30 days of FIA's demand for payment; (iii) arbitrators declare that Formula 1 materially breached the 100-Year Agreements and Formula 1 has not paid to the FIA certain penalties to cure such breach; or (iv) Formula 1 changes or removes certain of the FIA's rights without its prior consent.

  Current Concorde Arrangements

          From 1981 until 2012, successive Concorde Agreements governed the relationship between Formula 1, the FIA and the Teams, including the regulation of the World Championship. After the previous Concorde Agreement expired on December 31, 2012, Formula 1 entered into a separate binding agreement with each Team (the "Team Agreements"), securing the relevant Team's commitment to continue participating in the World Championship until December 31, 2020. In addition, Formula 1 entered into the 2013 Concorde Implementation Agreement with the FIA in 2013. The 2013 Concorde Implementation Agreement, in addition to making certain modifications to the 100-Year Agreements for the period to end 2030, provides that the FIA agrees to provide certain sporting governance arrangements and regulatory safeguards for the benefit of the Teams, to enter into a new Concorde Agreement for a term of eight years (from 2013 to 2020) reflecting those sporting governance arrangements and regulatory safeguards and to enter into a subsequent Concorde Agreement from 2021 to 2030 or to extend the sporting governance arrangements or regulatory safeguards agreed under the 2013 Concorde Implementation Agreement on substantially the same terms from 2021 to 2030. The Team Agreements and the 2013 Concorde Implementation Agreement (collectively, the "Current Concorde Arrangements") together provide the contractual framework for the World Championship that was previously set out in the Concorde Agreements.

          Under the Current Concorde Arrangements, among other things, the Teams agree to participate in the World Championship during the term of the Current Concorde Arrangements and Formula 1 agrees to make certain prize fund payments to them based on their performance in the Constructors' Championship and other principles (such as success, heritage and longevity in Formula 1) and measures of performance selected by Formula 1.

  Team Agreements

          As discussed above, Formula 1 and each of the Teams have entered into separate Team Agreements that establish a Prize Fund, establish procedures for setting the World Championship calendar, give the Teams the right to nominate and, in some cases, appoint directors to Delta Topco's board, and provide for certain termination rights.

          The Team Agreements establish the Prize Fund to be paid to the Teams that is funded with a certain percentage of Formula 1's Prize Fund Adjusted EBITDA plus additional amounts that Formula 1 expects to range from $120 million to $175 million. The majority of the Prize Fund is paid to individual Teams based on their results in prior Constructors' Championships, and the balance paid to Teams that have achieved certain milestones based on Formula 1's principles and measures of performance. Independent auditors perform certain agreed-upon procedures to provide a report to the Teams on the calculation, and allocation thereof, of all Team payments under the Prize Fund. See "Appendix: Business and Financial Information of Formula One — Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2016, 2015 and 2014 — Cost of Formula 1 Revenue" for additional description of the factors for determining the Prize Fund payments.

          Under the Team Agreements, the consent of a majority of certain Teams is required if there are more than 20 Events in a season or more than 17 Events are held in a season and the number of Events that are held outside Europe, the US or Canada exceeds 60% or more of the total number of Events in that season.

          The Team Agreements with McLaren and Mercedes grant the corporate parent of each of those Teams (McLaren Group Limited and Daimler AG, respectively) the right to appoint a team director (a "Team Director") until December 31, 2020 or the termination of the relevant Team Agreement, if earlier. Ferrari has an equivalent right, pursuant to a provision contained in all Team Agreements granting that right to the longest standing Team that has competed in the World Championship for the greatest number of seasons since 1950. Each of Daimler AG and Ferrari has exercised the relevant right and appointed a Team Director. Ferrari's Team Director is also entitled to be a member of Delta Topco's Audit and Ethics and Nomination Committees. In addition, the Teams have certain consultation rights with respect to the appointment of two independent non-executive directors to Delta Topco's board of directors, although Delta Topco does not require the consent of the Teams with respect to any such appointment.

          A Team Agreement may be terminated if the Team ceases to be a constructor, fails to participate in more than three Events in a season, fails to submit a valid entry for participation in the World Championship or becomes insolvent. Teams may also terminate their Team Agreements by written notice to Formula 1 under certain circumstances, including:

  •
  Formula 1 is unable to pay its debts when they become due;

  •
  Formula 1 fails for three months to pay an aggregate amount due in excess of $10 million to the Team;

  •
  with respect to the longest standing Team (currently Ferrari), Formula 1 experiences a change in control and, in the second or third fiscal year after the change in control, the Prize Fund Adjusted EBITDA is less than 75% of the Prize Fund Adjusted EBITDA in the fiscal year immediately preceding the change in control; or

  •
  a controlling interest holder of Formula 1 is subject to sanctions imposed by the U.S. Office of Foreign Assets Control or is on the Financial Sanctions List in the United Kingdom.

  Circuit Rights Agreements

          Under circuit rights agreements (the "Circuit Rights Agreements"), Formula 1 acquires from race promoters certain rights to commercially exploit the Events, including the rights to sell trackside and "official supplier" advertising and title sponsorship, a space in which to operate the Paddock Club (other than at three Events) and commercial use of the name of the Event and circuit. In a few cases a cash payment is made for the grant of these circuit rights and in others Formula 1 offers a commission or share of revenue to a race promoter where they have been instrumental in introducing a new sponsor from its territory that purchases a title sponsorship or trackside advertising. Circuit Rights Agreements typically have a term that is tied to the relevant race promoter contract.

Competition

          The World Championship competes with many alternative forms of entertainment, such as other sporting and live events, for television viewership, live attendance and advertising. For example, Formula 1 competes for broadcasting and advertising revenue with other global and regional Tier 1 sports, including the Olympic Games, FIFA World Cup, Champions League and Premier League. Within national markets, Formula 1 competes with local racing events, such as the Indianapolis 500 race and NASCAR in the United States.

Regulatory Matters — Competition Laws

          The operations and business of Formula 1 are subject to European and national competition laws which require Formula 1 at all times to ensure its business practices and agreements are consistent with the operation of competitive markets. Following an investigation by the EC into the commercialization of Formula 1 and related agreements in 1999, Formula 1 modified certain of its business practices and changed the terms of a number of its commercial contracts with Teams, broadcasters, promoters and the FIA. In October 2001, the EC issued two comfort letters to Formula 1 stating that it was no longer under investigation. Comfort letters are not binding on the EC and if it believes that there has been a material change in circumstances, further enforcement action could be taken. The EC issued a press release in October 2003 stating that it was satisfied that Formula 1 had complied with the modified practices and terms that had led to its issuing the 2001 comfort letters and that it had ended its monitoring of Formula 1's compliance.

Intellectual Property

          Formula 1 is the registered owner of a portfolio of trade mark registrations and applications, including for the F1 logo, the World Championship logo (which is used only in sporting contexts), "Formula One," "Formula 1," "F1" and "Grand Prix" when used in connection with any of the aforementioned and most of the official Event titles where they are capable of registration.

          Formula 1 owns the copyright on footage of each Event since 1981. Ownership of this copyright enables Formula 1 to license that footage to broadcasters and to take legal action against infringers of that copyright. Under the Current Concorde Arrangements, Formula 1 also has the exclusive right, subject to limited exceptions, to use each Team's intellectual property rights (including image rights) to portray the World Championship and/or any Event in any visual form.

Licenses and Permits

          Formula 1 is required to obtain permits for the allocation and use of radio frequencies which are necessary for the operation of live camera and other equipment used in the production of live television images and also in live radio communications used by Formula 1, the FIA, the Teams (including car to pit radio transmissions) and the emergency services. Such radio frequency permits are obtained by a dedicated unit in the television production team, with assistance from the local race promoter. Typically, such radio frequency permits are obtained from the relevant governmental authority responsible for licensing the use of radio frequencies in the host country of the relevant Event. The requirements and procedures for obtaining such permits vary by country and they may involve the completion of written formalities or the inspection by the relevant governmental authority of all equipment to be operated with a radio frequency. Permits are typically issued subject to conditions, which Formula 1 has generally been able to satisfy.

Employees

          As of March 31, 2017, Formula 1 had 390 employees, almost all of whom are based in England. To Formula 1's knowledge, none of Formula 1's employees are represented by a union. Formula 1 does not have a significant number of temporary employees. Formula 1 does engage a number of seasonal independent contractors for its technical operations.

Properties

          As of the date hereof, Formula 1 owns no material property. Delta Topco is based in Jersey. In addition, as of the date hereof, Formula 1 leases spaces for its offices in London, England and for its television production and technical operations in Kent, England.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

          The following discussion and analysis provides information concerning the results of operations and financial condition of Formula 1. This discussion should be read in conjunction with the accompanying Formula 1 financial statements and the notes thereto. Additionally, the following discussion should be read in conjunction with Liberty Media's Annual Report on Form 10-K for the year ended December 31, 2016, including the definition of Adjusted OIBDA (with the addition of adding back amortization of prepaid contract rights). Formula 1 stand-alone operating results, as adjusted, were as follows:

	For the year ended December 31,

	2016	2015	2014 (unaudited)

	(amounts in USD millions)
Primary Formula 1 revenue	$1,502	1,391	1,374
Other Formula 1 revenue	294	306	328

Total Formula 1 revenue	1,796	1,697	1,702
Cost of Formula 1 revenue(1)	(1,256)	(1,140)	(1,131)

Gross profit	540	557	571
Selling, general and administrative expenses(2)	(101)	(95)	(94)

Adjusted OIBDA	439	462	477
Stock-based compensation expense	(95)	(98)	(76)
Depreciation and amortization expense	(18)	(19)	(20)
Amortization of prepaid contract rights	(27)	(27)	(28)

Operating income (loss)	$299	318	353

(1)
See "— Cost of Formula 1 revenue" for detail of the adjustments to Cost of Formula 1 revenue.

(2)
See "Selling, general and administrative expense" for details of the adjustments to Selling, general and administrative expenses.

Formula 1 revenue

Primary Formula 1 revenue

          Primary Formula 1 revenue represents the majority of Formula 1's revenue and is derived from the following streams:

  •
  race promotion fees earned from granting the rights to host, stage and promote each Event on the World Championship calendar;

  •
  broadcasting fees earned from licensing the right to broadcast Events on television and other platforms, including the internet; and

  •
  advertising and sponsorship fees earned from the sale of World Championship and Event-related advertising and sponsorship rights.

          Primary Formula 1 revenue accounted for 84%, 82% and 81% of total revenue for the years ended December 31, 2016, 2015 and 2014, respectively.

          Formula 1 has entered into long term contracts for its race promotion, broadcasting and advertising and sponsorship businesses. Such contracts typically have high credit quality counterparties, are for multi-year terms, have built in annual fee escalators and require payment in advance. Additionally, Formula 1's primary revenue is spread over a large number of contracts with staggered expiration dates such that renewals occur on a rolling basis and are not overly concentrated in any one year. Historically, Formula 1's primary revenue has been largely contracted at the start of any year, and those contracts have generally translated into actual revenue by year end. The majority of Formula 1's contracts are denominated in US Dollars, but Formula 1 also has a small number of contracts denominated in foreign currencies.

          The fees received from race promoters under multi-year contracts that typically have an initial term of five to seven years and often include an option, exercisable by Formula 1, to extend the contract for up to an additional five years, are for a fixed amount per Event and are not typically tied to the race promoter's own income levels. For established Events, the duration of the contract is more variable according to local market conditions. These contracts may allow for flat fees over the term, but more typically they include annual fee escalators over the life of the contract, which are typically based on annual movement in a selected consumer price index or fixed percentages of up to 5.0% per annum. Payments are often received in advance of the Event, with fees for Events outside Europe typically due three months before the relevant Event. The number and mix of Events has a material impact on Formula 1's race promotion fees. The World Championship calendar consisted of 21 events in 2016 and 19 events in 2015 and 2014, including 13, 12 and 11 Events outside Europe in 2016, 2015 and 2014, respectively. A new Event was added in Azerbaijan and the German Grand PrixTM returned to the Event calendar in 2016. In 2015, a new Event was added in Mexico and the German Grand PrixTM did not take place. Over time, Formula 1 has continuously revised and broadened the geographical mix of Events on the World Championship calendar, and this has seen some of the lower yielding historic European Events replaced by Events outside Europe, which typically attract higher race promotion fees.

          Formula 1 has TRAs covering all significant countries and regions globally. Under the TRAs, Formula 1 receives annual fees from broadcasters under contracts that are typically three to five years in duration. These contracts may allow for flat fees over the term, but more typically they include annual fee escalators over the life of the contract, which are typically based on annual movement in a selected consumer price index or fixed percentages of up to 10.0% per annum. Fees are typically paid to Formula 1 in a series of installments starting at the beginning of each year and running in advance of the progression of the Events on the World Championship calendar. In addition to factors arising from the prevailing global economic climate, Formula 1's ability to renew or enter into new TRAs is influenced, among other reasons, by other factors such as the appreciation of live premium sports rights, viewership, active calendar management and the provision of new and enhanced content. Additionally, local factors, such as local broadcast market dynamics and competition, local driver performance and the presence of local Events, can also influence Formula 1's ability to renew or enter into new TRAs.

          Formula 1 enters into contracts to sell Event-based advertising, including trackside and Event title sponsorship packages (which comprise a package of rights and benefits to associate a sponsor's brand with an Event). Formula 1 also enters into contracts to sell World Championship-related advertising in the form of the Global Partner program, under which advertisers obtain rights to associate their brands with Formula 1 through becoming Global Partners and Official Suppliers to the World Championship. Contracts typically run for three to five year terms (but may on occasion be of longer duration).

          Payment terms vary by contract with multi-race, Global Partner and Official Supplier contracts typically being paid by periodic installment during each year and single race contracts typically being payable in installments shortly before and/or after the relevant race. Contract fees may be flat over the term but more often increase each year based on a fixed amount, a fixed percentage or in accordance with the movement in relevant consumer price indexes or another agreed metric.

Advertising and sponsorship revenue is driven by change, and growth, in the World Championship calendar, the ability to tailor custom advertising and sponsorship packages to meet client objectives and prevailing macroeconomic conditions.

          Primary Formula 1 revenue increased $111 million during 2016 as compared to 2015, primarily as a result of increased promotion fees driven by additions to the race calendar, with 21 events taking place in 2016 compared to 19 in 2015. Additionally, broadcast revenue increased as a result of several positive contractual renewals and other contractual increases in season-based fees, partially offset by certain contract renewal reductions and adverse foreign exchange rate impacts on the translation of Great British Pound-denominated contracts into U.S. Dollars. Advertising and sponsorship revenue grew in 2016, primarily driven by a new contract with Heineken.

          The $17 million increase in Primary F1 revenue during 2015 compared to 2014 was primarily attributable to a $29 million increase in race promotion fees, largely due to underlying contract fee escalation and the variance between fees generated from the new Event in Mexico compared to the fees received from the 2014 German Event, which did not take place in 2015. The impact of growth in 2015 from strong renewals in the Latin American and Australian TRAs and underlying annual fee escalation in other TRAs was largely offset by the impact of weaker Great British Pound ("GBP"), Euro ("EUR") and Australian Dollar foreign exchange rates applied during the year to translate revenue from a small number of more significant non US-dollar contracts and the non-renewal of some smaller TRAs, such that broadcast revenue only grew by $3 million in 2015. These positive primary revenue drivers were partially offset by lower advertising and sponsorship sales. Prevailing economic conditions continued to result in a difficult environment for advertising and sponsorship, and lower terms on a renewal of two contracts more than offset new revenue and underlying contractual fee increases in other arrangements, such that advertising and sponsorship revenue in 2015 was $15 million lower than the prior year.

Other Formula 1 revenue

          Other Formula 1 revenue is generated from the operation of the Formula 1 Paddock Club at most Events, freight and related logistical and travel services, support races at Events (either from the direct operation of the F2 and GP3 series which are owned by Formula 1 or from the licensing of other third party series or individual race events), various TV production and post-production activities, digital media services and other ancillary operations.

          Other Formula 1 revenue declined $12 million during 2016 as compared to 2015, primarily due to the recognition in 2015 of an $11 million one-time receipt related to an earlier settlement reached upon the termination of a license agreement.

          The $22 million decrease in Other Formula 1 revenue during 2015 compared to 2014 was primarily attributable to the $18 million decrease in freight revenue driven by the combined effects of a decline in oil prices during 2015, one less Team competing in the World Championship and a change to the 2015 pre-season testing schedule, which, unlike 2014, saw no testing activity in Bahrain thereby removing an opportunity to generate freight revenue from arranging logistics for the Teams. Revenue from the F2 and GP3 support race series, which is largely denominated in EUR, was also down $10 million in 2015 compared to 2014, driven by weaker prevailing EUR foreign exchange rates applied during the year to translate revenue and by lower sales of parts and services to competing Teams. Revenue from hospitality, travel services and TV production and post-production activities was collectively $5 million lower in 2015 compared to 2014. Those impacts were offset by the $11 million one-time receipt in 2015 discussed above.

Cost of Formula 1 revenue

	For the year ended December 31,

	2016	2015	2014 (unaudited)

	(amounts in USD millions)
Team payments	$986	904	863
Other costs of Formula 1 revenue	297	263	296

Total cost of Formula 1 revenue per Formula 1 financial statements	1,283	1,167	1,159
Amortization of Formula 1 prepaid contract rights*	(27)	(27)	(28)

Cost of Formula 1 revenue	$1,256	1,140	1,131

*
Includes Team payment amortization, championship rights amortization and other contractual rights amortization

          Cost of Formula 1 revenue consists of Team payments and Other costs of Formula 1 revenue. Cost of Formula 1 revenue increased $116 million and $9 million during the years ended December 31, 2016 and 2015, respectively, as compared to the corresponding prior years.

          Team payments are Formula 1's most significant cost and represent the total Prize Fund payments Teams are entitled to receive from Formula 1 based on their participation and performance in the Constructors' Championship and other principles and measures of performance, which include: (i) results, meaning a Team's record in past Constructors' Championships; (ii) success, meaning the long-term standing of a Team within the World Championship and its reputation within the sport; (iii) heritage, reflecting the extent of a Team's brand presence and perceived value to the World Championship over time; (iv) longevity, measuring the contribution of a Team by reference to the length of time a Team has been participating in the World Championship; and (v) commitment, recognizing anticipated ongoing participation and investment of a Team, including preparedness to provide a meaningful parent company guarantee, in order to secure medium- to long-term participation of Teams, and therefore the ongoing viability of the business. While there are some fixed fees (there were $80 million in fixed team costs in 2016), most of the Prize Fund elements are variable and are measured based on Formula 1's underlying financial performance prior to taking account of the Team payments.

          Team payments increased by $82 million during the year ended December 31, 2016, as compared to 2015. The increase in Team payments was driven by an increase in the variable prize fund elements measured with reference to Formula 1's underlying financial performance (pre-team payments) and an additional fixed payment made to one team that qualified for an additional performance-related Prize Fund element in 2016 under the terms agreed for the period from 2013 to 2020.

          Team payments increased by $41 million during the year ended December 31, 2015, as compared to the 2014. The increase in Team payments during 2015 was attributable to the $19 million increase in the variable Prize Fund payments measured by reference to Formula 1's financial performance and a $22 million higher fee paid to one Team, as it qualified for an additional performance related Prize Fund element.

          Other costs of Formula 1 revenue include hospitality costs, which are principally related to catering and other aspects of the production and delivery of the Formula 1 Paddock Club, and circuit rights' fees payable under various agreements with race promoters to acquire certain commercial rights at Events, including the right to sell advertising, hospitality and support race opportunities. Other costs include annual FIA regulatory fees, advertising and sponsorship commissions and those incurred in the provision and sale of freight, travel and logistical services, F2 and GP3 cars, parts and maintenance services, television production and post-production services, advertising production services and digital and social media activities. These costs are largely variable in nature and relate directly to revenue opportunities.

          Other costs of Formula 1 revenue increased by $34 million during the year ended December 31, 2016 as compared to 2015. The increase in other costs of Formula 1 revenue during 2016 was primarily due to a $19 million increase in other event costs, driven by a $7 million credit in 2015 arising from the recovery of previously expensed one-time support costs provided to the promoter of a proposed future event, $9 million of higher supplier related costs and $3 million of paid commissions. Additionally, a $7 million increase was attributable to revised circuit rights fees with respect to one Event, $6 million of higher hospitality, technical, travel and FIA related costs due to two additional races during 2016 as compared to 2015 and a $2 million increase in F2 costs due to the first year of the GP3 car cycle.

          Other costs of Formula 1 revenue decreased by $33 million during the year ended December 31, 2015 as compared to the corresponding prior year. The decrease in other costs of Formula 1 revenue during 2015 was attributable to $11 million in lower freight, travel and logistics costs, $7 million in reduced hospitality costs consistent with lower Paddock Club volumes and $4 million in lower costs arising from acquiring advertising rights and paying commissions to sponsorship agents. Cost of Formula 1 revenue was also impacted by the $4 million effect of the decline in EUR and GBP exchange rates during 2015. In 2015, Formula 1 also benefitted from the $7 million cost recovery credit discussed above.

          The amortization of Formula 1 prepaid contract rights includes Team payment amortization, championship rights amortization and other contractual rights amortization. In 2012 and 2013, a subsidiary of Formula 1 made payments totaling $163 million to the Teams competing in the World Championship in connection with the terms under which they had agreed to continue to participate in the World Championship seasons from 2013 to 2020. While these payments were paid in cash at the time, the fees are amortized over the period 2013 to 2020 at $20 million per year, with the charges recorded evenly on a pro rata Event by Event basis during each year in the period. Additionally, the amortization of prepaid rights includes a $3 million annual expense for the amortization of the prepayment of World Championship rights paid by a subsidiary of Formula 1 in 2001 to acquire, from the FIA, the commercial interests in the World Championship pursuant to the 100-Year Agreements. While the total amount was paid in cash during 2001, Formula 1 began amortizing this asset when the rights were brought into use on January 1, 2011. Additional amortization charges are due to other cash-settled transactions relating to other long term contractual arrangements entered into during 2013. These charges are also amortized over the period to which the underlying contractual commitments relate at an annual rate of approximately $4 million.

Selling, general and administrative expense

	For the year ended December 31,

	2016	2015	2014 (unaudited)

	(amounts in USD millions)
Administrative expense	$214	213	190
Less: Depreciation of property, plant, and equipment*	(2)	(3)	(4)
Less: Amortization of intangible assets*	(16)	(16)	(16)
Less: Stock-based compensation expense	(95)	(98)	(76)
Less: Reclassification of cumulative foreign currency exchange differences	—	(1)	—

Selling, general, and administrative expense	$101	95	94

*
Included in depreciation and amortization expense

          Selling, general and administrative expenses include personnel costs, legal, professional and other advisory fees, bad debt expense, rental expense, IT costs, non-Event-related travel costs, insurance premiums, maintenance and utility costs and other general office administration costs.

          Selling, general and administrative expenses increased $6 million during the year ended December 31, 2016 as compared to 2015. The increase in selling, general and administrative expense during 2016 was driven by approximately $11 million of advisory and other costs incurred primarily in connection with Liberty's acquisition of Formula 1 and a $6 million increase in foreign exchange losses, the majority of which arose from translating Formula 1's GBP denominated cash and other assets following the UK's EU referendum vote on June 23, 2016. These increases were partially offset by an $8 million decrease in the allowance for doubtful accounts and $3 million of lower personnel and other net overhead costs.

          Selling, general and administrative expenses increased $1 million during the year ended December 31, 2015 as compared to 2014. The increase in selling, general and administrative expense during 2015 was due to $10 million in higher provisions for doubtful accounts, which was partially offset by $4 million in lower personnel costs, $3 million savings in legal, advisory and other professional fees and $2 million of other overhead savings, driven by the impact of weaker foreign exchange rates on the translation of largely GBP denominated costs.

Adjusted OIBDA

          Formula 1's Adjusted OIBDA decreased $23 million and $15 million for the years ended December 31, 2016 and 2015, respectively as compared to the corresponding prior years. The change in Adjusted OIBDA was the result of the above-described fluctuations in revenue, cost of sales and selling, general and administrative expenses (excluding stock-based compensation).

Stock-based compensation expense

          Stock-based compensation expense is related to costs arising from the Delta Topco Option Scheme. During the years ended December 31, 2016 and 2015, stock-based compensation expense decreased $3 million and increased $22 million, respectively, as compared to the corresponding prior years. While vesting charges significantly decreased in 2016 as compared to 2015, as awards under the plan had largely vested by the end of 2015, overall stock-based compensation expense only decreased $3 million during 2016 due to the recognition of costs associated with additional cash awards granted to plan members to align their interests with

Formula 1's institutional shareholders prior to the acquisition by Liberty. The $22 million increase in stock-based compensation during 2015, as compared to 2014, was attributable to an amendment in management's vesting assumptions, which resulted in an acceleration of the charges recognized for the scheme.

Depreciation and amortization expense

          Depreciation and amortization expense decreased $1 million during each of the years ended December 31, 2016 and 2015, respectively, as compared to the corresponding prior years. The decrease in depreciation and amortization expense is attributable to certain assets becoming fully depreciated over time.

Operating income

          Formula 1's operating income decreased $19 million and $35 million for the years ended December 31, 2016 and 2015, respectively, as compared to the corresponding prior years. The change in operating income was the result of the above-described fluctuations in revenue and expenses.

Liquidity

          As of December 31, 2016, Formula 1 had cash and cash equivalents of $624 million. The cash provided (used) by Formula 1 for the prior three years was as follows:

	For the year ended December 31,

	2016	2015	2014 (unaudited)

	(amounts in USD millions)
Cash provided (used by) operating activities	$428	492	395
Cash provided (used by) investing activities	6	—	50
Cash provided (used by) financing activities	(262)	(471)	(472)

	$172	21	(27)

          Significant cash outflows, other than the payment of Team payments, include the payment of interest, interest rate swap costs and dividends. Formula 1 paid interest and interest rate swap costs of $262 million, $274 million and $230 million during the years ended December 31, 2016, 2015 and 2014, respectively. Additionally, Formula 1 declared and paid dividends of $197 million and $796 million during the years ended December 31, 2015 and 2014, respectively. No dividends were declared or paid during the year ended December 31, 2016. Formula 1's cash outflows were funded by its results from operations.

          Formula 1's primary uses of cash are expected to continue to be the payment of Team payments and interest and swap costs on its debt, together with the settlement of other costs of Formula 1 revenue, including annual regulatory fees paid to the FIA, circuit rights' fees and technical and logistical costs, and payment of its selling, general and administrative expenses. Liberty Media expects Formula 1 to fund its projected uses of cash with cash provided by operations, cash on hand and borrowing capacity under its Facilities Agreements.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          Formula 1 is exposed to market risk in the normal course of business due to its ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in interest rates and foreign currency exchange rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Formula 1 has established policies, procedures and internal processes governing its management of market risks and the use of financial instruments to manage its exposure to such risks.

          Formula 1 is exposed to changes in interest rates primarily as a result of its borrowing activities, which include borrowings used to maintain liquidity and to fund business operations. The nature and amount of Formula 1's long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors. Formula 1 expects to continue managing its exposure to interest rates by achieving what it believes is an appropriate mix of fixed and variable rate debt, or through the use of interest rate swaps to hedge variable rate debt. Formula 1 believes this best protects it from interest rate risk. Formula 1 anticipates achieving this mix by (i) issuing fixed rate debt that it believes has a low stated interest rate and significant term to maturity, (ii) issuing variable rate debt with appropriate maturities and interest rates and/or (iii) entering into interest rate swap arrangements when deemed appropriate.

          As of December 31, 2016, Formula 1 had $4,143 million in principal debt outstanding which carries a weighted average variable rate of approximately 5.5%. Formula 1 has managed interest rate risk by entering into a portfolio of $2,700 million of interest rate swaps at a weighted average rate of approximately 2.0%, which partially mitigates the variable rate debt exposure of Formula 1 through December 31, 2019.

          Formula 1 is exposed to foreign exchange rate fluctuations related primarily to the monetary assets and liabilities and financial results of Formula 1's foreign subsidiaries as well as revenue and operating cost contracts denominated in a limited number of foreign currencies, principally GBP and EUR.

          Assets and liabilities of certain of Formula 1's subsidiaries for which the functional currency is principally GBP or EUR are translated into U.S. dollars at period-end exchange rates, and the statements of operations are translated at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in accumulated other comprehensive earnings (loss) as a separate component of equity.

          Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from Formula 1's operations denominated in foreign currencies are translated at the average exchange rate for the period. Accordingly, Formula 1 may experience economic loss and a negative impact on earnings and equity with respect to its holdings and contracts solely as a result of foreign currency exchange rate fluctuations. Formula 1 primarily manages its exposure to foreign exchange rate fluctuations by entering into both revenue and expense contracts denominated in foreign currencies in order to offset the financial impact of any foreign exchange rate fluctuations. Formula 1 also manages its exposure to foreign exchange rate fluctuations by entering into foreign exchange forward contracts and options.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Delta Topco Limited and Subsidiaries
Report of Independent Auditors	F-2
Consolidated Income Statement for the Years ended December 31, 2016 and 2015 (audited) and for the Year ended December 31, 2014 (unaudited)	F-3
Consolidated Statement of Comprehensive Income for the Years ended December 31, 2016 and 2015 (audited) and for the Year ended December 31, 2014 (unaudited)	F-4
Consolidated Statement of Financial Position as at December 31, 2016 and 2015 (audited)	F-5
Consolidated Statement of Changes in Equity for the Years ended December 31, 2016 and 2015 (audited) and for the Year ended December 31, 2014 (unaudited)	F-7
Consolidated Statement of Cash Flows for the Years ended December 31, 2016 and 2015 (audited) and for the Year ended December 31, 2014 (unaudited)	F-9
Notes to the Financial Statements for the Years ended December 31, 2016 and 2015 (audited) and for the Year ended December 31, 2014 (unaudited)	F-11
Unaudited Pro Forma Condensed Consolidated Financial Statements of Liberty Media Corporation
Condensed Consolidated Balance Sheet as of December 31, 2016	F-73
Condensed Consolidated Statement of Operations for the Year ended December 31, 2016	F-74

Report of Independent Auditors

The Board of Directors
Delta Topco Limited

          We have audited the accompanying consolidated financial statements of Delta Topco Limited and subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

          Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

          Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

          An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

          We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delta Topco Limited and subsidiaries at December 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

          The accompanying consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Ernst & Young LLP

London, United Kingdom
12 May 2017

Delta Topco Limited and Subsidiaries

Consolidated Income Statement for the Year Ended 31 December

	Notes	2016	2015	2014

		Audited $000	Audited $000	Unaudited $000
Revenue	7	1,795,865	1,697,370	1,702,041
Cost of sales:
Team payments		(985,452)	(903,826)	(863,133)
Other cost of sales		(297,215)	(263,148)	(295,488)

		(1,282,667)	(1,166,974)	(1,158,621)

Gross profit		513,198	530,396	543,420
Administrative expenses		(213,853)	(212,817)	(189,739)
Other losses	8	(23)	(126)	31

Operating profit	9	299,322	317,453	353,712
Finance income	11	27,000	1,940	3,222
Finance costs	11	(269,381)	(280,028)	(383,256)
Non-cash payment in kind interest on shareholder loan notes	11	(437,528)	(395,401)	(366,425)

Loss before tax		(380,587)	(356,036)	(392,747)
Income tax expense	15	(30,396)	(6,535)	(6,113)

Loss for the financial year		(410,983)	(362,571)	(398,860)

Loss attributable to:
Owners of the company		(410,983)	(362,571)	(398,860)

          The above results were derived from continuing operations.

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Comprehensive Income for the Year Ended 31 December

	Note	2016	2015	2014

		Audited $ 000	Audited $ 000	Unaudited $ 000
Loss for the year		(410,983)	(362,571)	(398,860)

Items that may be reclassified subsequently to profit or loss
Foreign currency translation gains		1,479	3,893	5,399
Reclassification of cumulative foreign currency exchange differences	10	—	1,348	—

		1,479	5,241	5,399
Total comprehensive loss for the year		(409,504)	(357,330)	(393,461)

Total comprehensive loss attributable to:
Owners of the company		(409,504)	(357,330)	(393,461)

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Financial Position as at 31 December

	Note	2016	2015

		Audited $ 000	Audited $ 000
Assets
Non-current assets
Property, plant and equipment	16	6,829	10,016
Intangible assets	17	4,188,175	4,204,208
Trade and other receivables	21	1,394	—
Prepayments	22	418,547	436,759
Other non-current financial assets	19	9,493	4,816
Deferred tax assets	15	—	5,864

		4,624,438	4,661,663
Current assets
Inventories	20	231	130
Trade and other receivables	21	286,805	210,896
Prepayments	22	48,176	68,615
Income tax asset		446	805
Other current financial assets	19	1,778	1,550
Cash and cash equivalents	23	624,405	452,428

		961,841	734,424

Total assets		5,586,279	5,396,087

Equity
Share capital	24	43,950	42,862
Share premium		3,165,620	3,165,620
Foreign currency translation reserve		11,280	9,801
Share-based payment reserve		278,769	278,285
Other reserves		475	59
Retained earnings		(7,720,156)	(7,308,757)

Total equity		(4,220,062)	(3,812,130)

Non-current liabilities
Loans and borrowings	26	4,486,459	8,484,853
Provisions	27	—	334,365
Other non-current financial liabilities	19	56	1,116
Deferred tax liabilities	15	840	—

		4,487,355	8,820,334

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Financial Position as at 31 December

	Note	2016	2015

		Audited $ 000	Audited $ 000
Current liabilities
Trade and other payables	28	158,915	140,211
Loans and borrowings	26	4,520,834	(1,604)
Income tax liability		15,800	1,000
Other current financial liabilities	19	15,828	29,338
Deferred income		270,526	218,703
Provisions	27	337,083	235

		5,318,986	387,883

Total liabilities		9,806,341	9,208,217

Total equity and liabilities		5,586,279	5,396,087

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Changes in Equity for the Year Ended 31 December

	Share capital	Share premium	Foreign currency translation	Other reserves	Share- based payment reserve	Retained earnings	Total

	$ 000	$ 000	$ 000	$ 000	$ 000	$ 000	$ 000
At 1 January 2014 (unaudited)	42,862	3,165,620	(839)	59	230,513	(5,555,074)	(2,116,859)
Total comprehensive income/(loss) (unaudited)	—	—	5,399	—	—	(398,860)	(393,461)
Dividends paid (unaudited)	—	—	—	—	—	(795,674)	(795,674)
Non cash equity-settled share-based payment transactions (unaudited)	—	—	—	—	20,882	—	20,882

At 31 December 2014 (unaudited)	42,862	3,165,620	4,560	59	251,395	(6,749,608)	(3,285,112)
Total comprehensive income/(loss) (audited)	—	—	5,241	—	—	(362,571)	(357,330)
Dividends paid (audited)	—	—	—	—	—	(196,578)	(196,578)
Non cash equity-settled share-based payment transactions (audited)	—	—	—	—	26,890	—	26,890

At 31 December 2015 (audited)	42,862	3,165,620	9,801	59	278,285	(7,308,757)	(3,812,130)
Total comprehensive income/(loss) (audited)	—	—	1,479	—	—	(410,983)	(409,504)
Exercise of share options (audited)	1,088	—	—	—	(964)	—	124
Non cash equity-settled share-based payment transactions (audited)	—	—	—	—	422	—	422
Release of option exercise cost (audited)	—	—	—	—	1,026	—	1,026
Other reserves movements (audited)	—	—	—	416	—	(416)	—

At 31 December 2016 (audited)	43,950	3,165,620	11,280	475	278,769	(7,720,156)	(4,220,062)

Foreign currency translation reserve

          The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of the foreign subsidiaries.

The notes on pages F-110 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Changes in Equity for the Year Ended 31 December (Continued)

Other reserves

          The reserve is used to account for the recognition of Luxembourg net worth tax in relation to Delta 2 (Lux) S.à r.l.

Share-based payment reserve

          The share-based payment reserve is used to recognise the fair value of equity-settled share-based payment transactions (see note 32).

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Cash Flows for the Year Ended 31 December

	Note	2016	2015	2014

		Audited $ 000	Audited $ 000	Unaudited $ 000
Cash flows from operating activities
Loss for the year		(410,983)	(362,571)	(398,860)
Adjustments to reconcile loss for the year to net cash flows
Depreciation and amortization	9	18,313	19,192	20,019
Loss/(gain) on disposal of property, plant and equipment	8	23	126	(31)
Non cash equity-settled share-based payment transactions		422	26,890	20,881
Release of option exercise cost		1,026	—	—
Exercise of Loan Note Options	32	85,598	—	21,069
Exercise of Share Options		1,088	—	—
Movement on loan interest accrual		667	—	—
Finance income	11	(27,000)	(1,940)	(3,222)
Receipts under finance leases		904	1,389	1,954
Finance costs	11	706,909	675,429	749,681
Income tax expense	15	30,396	6,535	6,113

		407,363	365,050	417,604
Working capital adjustments
(Increase)/decrease in inventories	20	(101)	124	29
(Increase)/decrease in trade and other receivables	21	(39,360)	102,555	51,216
Increase/(decrease) in trade and other payables	28	14,234	(46,591)	(21,716)
Increase in provisions	27	2,483	71,376	32,007
Increase/(decrease) in deferred income		51,823	5,064	(70,078)

Cash generated from operations		436,442	497,578	409,062
Income taxes paid	15	(8,533)	(6,123)	(14,011)

Net cash flow from operating activities		427,909	491,455	395,051

Interest received	11	4,975	1,400	1,268
Acquisitions of property, plant and equipment	16	(675)	(1,405)	(1,500)
Proceeds from sale of property, plant and equipment		49	86	119
Acquisition of intangible assets	17	(8)	(20)	(75)
Redemption of financial instruments		1,868	300	50,000

Net cash flows from investing activities		6,209	361	49,812

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Consolidated Statement of Cash Flows for the Year Ended 31 December (Continued)

	Note	2016	2015	2014

		Audited $ 000	Audited $ 000	Unaudited $ 000
Cash flows from financing activities
Interest paid	11	(262,078)	(274,190)	(229,893)
Proceeds from bank borrowing draw downs		—	—	2,000,000
Repayment of bank borrowing		—	—	(1,010,914)
Finance fees on refinancing activities		—	—	(103,579)
Repayment of other borrowing		—	—	(332,000)
Dividends paid	29	—	(196,578)	(795,674)

Net cash flows from financing activities		(262,078)	(470,768)	(472,060)

Net increase in cash and cash equivalents		172,040	21,048	(27,197)
Cash and cash equivalents at 1 January		452,428	424,191	443,639
Effect of exchange rate fluctuations on cash held		(63)	7,189	7,749

Cash and cash equivalents at 31 December		624,405	452,428	424,191

The notes on pages F-11 to F-70 form an integral part of these financial statements.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016

1 General information

          The company is a private company limited by share capital, and is incorporated and domiciled in Jersey.

          The address of its registered office is:

  1 Waverley Place
  Union Street
  St Helier
  Jersey
  JE1 1SG

          These financial statements were authorised for issue by the Board on 12 May 2017.

2 Basis of preparation

          The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and under historical cost accounting rules, except for derivative financial instruments that have been measured at fair value. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the group's accounting policies.

          The group financial information is presented in US dollars and all values are rounded to the nearest thousand ($000) except where otherwise indicated. The parent company's functional currency is also US dollars.

Basis of consolidation

          The group financial statements consolidate the financial statements of the company and its subsidiary undertakings drawn up to 31 December 2016.

          A subsidiary is an entity controlled by the company. Control is achieved where the company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

          Intra-group transactions, balances and unrealised gains on transactions between the company and its subsidiaries, which are related parties, are eliminated in full. Intra-group losses are also eliminated but may indicate an impairment that requires recognition in the consolidated financial statements.

3 Going concern

          As at 31 December 2016 the group reported net liabilities of $4,199.6m, principally due to the outstanding balance of its shareholder loan notes of $4,872.4m (see note 26). However, as discussed in note 37, immediately prior to the acquisition of the company by Liberty Media Corporation ("Liberty"), a capital restructuring saw $4,793.7m of shareholder loan notes converted into ordinary shares and the remaining $350.6m of the shareholder loan note balance at 23 January 2017 was converted into exchangeable notes. The result of this post balance sheet restructuring is that it reduces the group's liabilities and puts the group in a net asset rather than net liability position.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

3 Going concern (Continued)

          Following the Liberty transaction, the group's net current asset position continues to include a significant cash balance, which was $624.4m at 31 December 2016. The group also has access to currently undrawn material revolving credit facilities under its external borrowing arrangements, and thus the directors anticipate being able to settle all payables as they fall due.

          The directors have satisfied themselves that the group is in a sound financial position. It has access to sufficient financial resources and it can be reasonably expected that those financial resources will be made available to the group in order to meet their foreseeable cash requirements and to service their existing banking arrangements and other commitments.

          The directors therefore consider that the group has adequate financial resources to enable it to continue operating for the foreseeable future and that it is therefore appropriate to adopt the going concern basis in preparing the consolidated financial statements.

4 Accounting policies

Statement of compliance

          The group financial statements have been prepared in accordance with IFRS.

Summary of significant accounting policies and key accounting estimates

          The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Revenue recognition

          Revenue is recognised to the extent that it is probable that the economic benefits will flow to the group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding sales tax.

Revenue recognition criteria

          The specific recognition criteria described below must also be met before revenue is recognised.

          Revenue is principally derived from the sale of broadcasting, race promotion and advertising rights in connection with the FIA Formula One World Championship ® (the "Championship") and its events. The revenue in any year derived from the sale of rights to (i) broadcast that year's Championship events and (ii) advertise under rights licensed through the Group's Global Partner programme are recognised evenly on an event by event basis, based on the fixed fee within the underlying contracts specified for the relevant year. The revenue from granting rights to host, stage and promote the Championship events is recognised upon occurrence of the event. The revenue for event-based advertising is also recognised on occurrence of the events to which the underlying contract relates.

          Other revenue streams include revenue received from teams and other parties from administering the shipment of cars and equipment to and from the events outside Europe, revenue

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

from the sale of tickets to the Formula One Paddock Club™ event-based hospitality, various TV production and post-production activities, and revenue from other licensing of the Formula One brand. To the extent revenues relate to services provided or rights associated with a specific event, they are also recognised on occurrence of the related event. Otherwise, other revenues are recognised when general recognition criteria are satisfied.

Finance income

          Income is recognised as interest accrues using the effective interest rate ("EIR") method; that is, the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset.

Tax

          The tax expense for the period comprises current and deferred tax. Tax is charged or credited to the income statement except where it relates to items charged or credited to other comprehensive income or directly to equity, in which case the tax is recognised in other comprehensive income or in equity.

          Current tax is the expected tax payable for the year based on tax rates and laws enacted or substantively enacted at the balance sheet date plus any adjustments to tax payable in respect of previous periods.

          Tax assets and liabilities are offset only when there is a legally enforceable right to set off current tax assets against current tax liabilities, and the taxes relate to the same taxation authority and to the same taxable entity or to different entities which intend to settle the current tax assets and liabilities on a net basis.

          Deferred tax is recognised on temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and amounts relevant for tax purposes. Deferred tax is calculated on an undiscounted basis at the tax rates that are expected to apply when the related asset is realised or liability is settled, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

          Deferred tax assets are recognised only to the extent that it is probable that taxable profit will be available against which the underlying temporary differences, carried forward tax credits or tax losses can be utilised.

          Uncertain tax provisions are measured at the directors' best estimate of the expenditure required to settle the obligation at the reporting date.

          Deferred tax is not recognised on temporary differences that arise on the initial recognition of goodwill or on the initial recognition of an asset or liability in a transaction that is not a business combination and affects neither accounting nor taxable profit. Deferred tax is not recognised in respect of taxable temporary differences associated with investments in subsidiaries where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

Property, plant and equipment

          Property, plant and equipment is stated in the statement of financial position at cost, less any subsequent accumulated depreciation and impairment losses. The carrying value of such assets is reviewed for impairment when events or changes in circumstances indicate the value may not be recoverable. The assets' residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted prospectively, if appropriate. The cost of property, plant and equipment includes directly attributable incremental costs incurred in their acquisition and installation. Such cost includes the cost of replacing part of the property, plant and equipment. When significant parts of property, plant and equipment are required to be replaced at intervals, the group recognises such parts as individual assets with specific useful lives and depreciates them accordingly. All other repair and maintenance costs are recognised in the income statement as incurred.

          An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognised.

Depreciation

          Depreciation is charged so as to write off the cost of assets, other than land and properties under construction, over their estimated useful lives as follows:

Asset class	Depreciation method and rate

Leasehold improvements	straight-line over the remaining term of the lease
Plant, machinery and vehicles	25% reducing balance basis
Furniture, fittings and equipment	25% reducing balance basis
Aircraft	over 10 years on a straight-line basis

Intangible assets

          Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is the fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in the income statement in the year in which the expenditure is incurred.

          The useful lives of intangible assets are assessed to be either finite or indefinite. The group's only intangible asset with an indefinite life is goodwill.

          Intangible assets with finite lives are amortised over their useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least each financial year. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible asset, being either cost of sales or administrative expenses.

          Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.

Goodwill

          Business combinations have been accounted for using the acquisition method. Any excess of the cost of the business combination over the group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised in the statement of financial position as goodwill and is not amortised. To the extent that the net fair value of the acquired entity's identifiable assets, liabilities and contingent liabilities is greater than the cost of the investment, a gain is recognised immediately in the income statement.

          After initial recognition, goodwill is stated at cost less any accumulated impairment losses, with the carrying value being reviewed for impairment, at least annually and whenever events or changes in circumstances indicate that the carrying value may be impaired. The carrying amount of goodwill allocated to a cash-generating unit ("CGU") is taken into account when determining the gain or loss on disposal of the unit, or of an operation within it.

          For the purpose of impairment testing, goodwill is allocated to the related CGU's monitored by management. Where the recoverable amount of the CGU is less than its carrying amount, including goodwill, an impairment loss is recognised in the income statement.

Amortisation

          Amortisation is provided on intangible assets so as to write off the cost, less any estimated residual value, over their expected useful economic life as follows:

Asset class	Amortisation method and rate

Customer and supplier relationships	over 20 years on a straight-line basis
Website traffic	over 20 years on a straight-line basis

Investments

          Investments in subsidiaries are carried at cost less provision for impairment.

Impairment of non-financial assets

          The group assesses at each reporting date whether there is an indication that an asset such as goodwill or another intangible may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples or other available fair value indicators. The group bases its impairment calculation on detailed budgets and forecast calculations, which are prepared separately for each of the group's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of more than five years. Beyond this, a long-term growth rate is calculated and applied to project future cash flows after the final year.

          Impairment losses of continuing operations, including impairment on inventories, are recognised in the income statement in expense categories consistent with the function of the impaired asset.

          For assets excluding goodwill, an assessment is made at each reporting date whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the group estimates the asset's or CGU's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement.

          Goodwill is tested for impairment annually (as at 31 December) and when circumstances indicate that the carrying value may be impaired (see note 17).

Financial assets

Classification

          Financial assets within the scope of IAS 39 are classified as derivative financial assets at fair value through profit or loss (see derivatives policy below), loans and receivables, or held-to-maturity investments. The group determines the classification of its financial assets at initial recognition.

          The group's financial assets include cash and cash equivalents, trade and other receivables, loans and other receivables, held-to-maturity investments and derivative financial instruments.

Recognition and measurement

          All financial assets are recognised initially at fair value plus transaction costs, except in the case of financial assets recorded at fair value through profit or loss (see derivatives policy below).

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

          The subsequent measurement of financial assets depends on their classification as described below:

Loans and other receivables

          Loans and other receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortised cost using the EIR method, less impairment. EIR is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. If EIR amortisation arises it is included in finance income in the income statement. Any losses arising from impairment are recognised in the income statement in finance costs for loans, and in cost of sales or other operating expenses for receivables.

Held-to-maturity investments

          Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to-maturity when the group has the positive intention and ability to hold them to maturity. After initial measurement, held-to-maturity investments are measured at amortised cost using the EIR method, less impairment. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is included in finance income in the income statement. The losses arising from impairment are recognised in the income statement in finance costs.

Impairment

          The group assesses, at each reporting date, whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred 'loss event') and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganisation and when observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortised cost

          For financial assets carried at amortised cost, the group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognised are not included in a collective assessment of impairment.

          If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset's original EIR. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current EIR.

          The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the income statement. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to finance costs in the income statement.

Trade receivables

          Trade receivables are amounts due from customers for commercial rights sold or services performed in the ordinary course of business. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

          Trade receivables are recognised initially at the transaction price. They are subsequently measured at amortised cost less provision for impairment. A provision is established when there is evidence that the group will not be able to collect all amounts due according to the original terms of the receivable. The amount of the provision is the difference between the asset's carrying amount and the present value of future cash flows discounted at the EIR. The movement in the provision is recognised in the income statement.

Cash and cash equivalents

          Cash and cash equivalents include cash at bank and in hand, deposits and short-term deposits with an original maturity of three months or less that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value. Term deposits with an initial maturity of more than three months are treated as other current financial assets.

Financial liabilities

Classification

          Financial liabilities within the scope of IAS 39 are classified as derivative financial liabilities at fair value through profit or loss (see derivatives policy below) or loans and borrowings. The group determines the classification of its financial liabilities at initial recognition.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

          The group's financial liabilities include trade and other payables, bank overdrafts, loans and borrowings and derivative financial instruments. The group does not have any non-derivative financial liabilities at fair value through the profit or loss.

Recognition and measurement

          All financial liabilities are recognised initially at fair value plus, in the case of loans and borrowings, directly attributable transaction costs.

          Subsequent measurement of financial liabilities depends on their classification as described below:

Loans and borrowings

          After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the EIR amortisation process.

Trade payables

          Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

          Trade payables are recognised initially at the transaction price and subsequently measured at amortised cost using the EIR method.

Deferred income

          Deferred income is generated because the company raises invoices in accordance with contractual terms with customers, which generally, for income specific to an event, require invoicing and payment dates in advance of the relevant event taking place, or in the case of season based income require instalments of the full season fee to be invoiced and settled in advance of the proportionate progression of the year's calendar. As a result of these typical invoicing patterns, there will be contractual amounts invoiced and/or collected which have not as yet been recognised in the income statement, resulting in their recognition as deferred income within creditors.

Loans

          All loans are initially recorded at the amount of proceeds received, net of transaction costs. Loans are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant loan.

          Interest expense is recognised on the basis of the EIR method and is included in finance costs.

          Loans are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

Derivatives and hedging

          The group occasionally uses derivative financial instruments, such as forward currency contracts and interest rate swaps, to hedge its foreign currency and interest rate risks respectively. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value at each quarter end. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

          Any gains or losses arising from changes in the fair value of derivatives are taken directly to the income statement.

          The group has chosen not to apply hedge accounting in its financial statements.

Provisions and contingent liabilities

          Provisions are recognised when the group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

          Provisions are measured at the directors' best estimate of the expenditure required to settle the obligation at the reporting date and are discounted to present value where the effect is material.

          When the group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement.

          A contingent liability is a possible obligation that arises from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events beyond the control of the company or a present obligation that is not recognised because it is not probable that an outflow of resources will be required to settle the obligation. A contingent liability also arises in extremely rare cases where there is a liability that cannot be recognised because it cannot be measured reliably. The company does not recognise a contingent liability but discloses its existence in the financial statements. Where fees for services rendered in the year are contingent on an event in a future period the resulting liability is treated as a contingent liability.

Leases

          The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Group as a lessee

          Leases where the lessor retains a significant portion of the risks and benefits of ownership of the asset are classified as operating leases and rentals payable are charged in the income statement on a straight line basis over the lease term.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

          Benefits received and receivable as an incentive to sign an operating lease are recognised on a straight line basis over the lease term.

Foreign currency transactions and balances

          Each company in the group determines its own functional currency and items included in the financial statements of each entity are measured using the functional currency.

Transactions and balances

          Transactions in foreign currencies are initially recorded by the group entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

          Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date.

          All differences arising on settlement or translation of monetary items are taken to the income statement. Tax charges and credits attributable to exchange differences on those monetary items are also recorded in the income statement.

          Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e. translation differences on items whose fair value gain or loss is recognised in other comprehensive income or the income statement, are also recognised in other comprehensive income or income statement, respectively).

Group companies

          On consolidation, the assets and liabilities of group companies with a non-US dollar reporting currency are translated into US dollars at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognised in the income statement.

Delta Topco Option Scheme (see notes 32 and 37)

Equity-settled transactions — Manager Shares and Manager Share Options

          Benefits arising to certain of the group's directors and senior management ("the Participants") under the Delta Topco Option Scheme ("the Option Scheme") in respect of the award of Manager Shares and Manager Share Options have been accounted for as equity-settled transactions in accordance with IFRS 2 Share-based Payments.

          The Manager Shares and Manager Share Options have been accounted for as equity-settled transactions following a conclusion by the directors of the company during 2012 that an event under the Option Scheme that would trigger the vesting and/or exercise of Awards would occur and

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

therefore the likely vesting period can now be determined. Prior to this the Manager Shares and Manager Share Options were accounted for as cash-settled transactions in accordance with the requirements of IFRS 2.

          The company has measured the cost of equity-settled transactions with Participants in the Option Scheme by reference to the fair value at the date at which the award of Manager Shares and Manager Share Options were granted and has been recognised as an expense over the vesting period, which have been deemed to end on the date on which the relevant employees became fully entitled to the award. Fair value was determined by using an appropriate pricing model.

          In valuing equity-settled transactions, no account was taken of any vesting conditions, other than conditions linked to the price of the shares of the company (market conditions). No expense was recognised for awards that did not ultimately vest, except for awards where vesting was conditional upon a market condition which, provided that all other performance conditions are satisfied, were treated as vesting irrespective of whether or not the market condition is satisfied.

          At each balance sheet date before vesting, the cumulative expense was calculated, representing the extent to which the vesting period had expired and management's best estimate of the achievement or otherwise of non-market conditions, and of the number of equity instruments that would ultimately vest or, in the case of an instrument subject to a market condition, be treated as vesting, as described above. The movement in cumulative expense since the previous balance sheet date was recognised in the income statement, with a corresponding entry in equity.

          Where equity-settled transactions are deemed to have a fair value of nil, no expense was recognised.

          IFRS 2 requires that where any Participant in the Option Scheme had an employment or service contract with a subsidiary company, the equity-settled transaction expense relating to that Participant was recognised in either the operating subsidiary that was considered to benefit from the services provided by the Participant, or in the subsidiary that employed the Participant.

          Where the equity-settled transaction cost of the grant of Manager Shares and Manager Share Options to Participants was required to be recognised by a subsidiary company, IFRS 2 also requires that the cost be recognised by the company in its own financial statements, through recognition of a cost of investment in its subsidiaries equivalent to the charge taken in the accounts of the subsidiary companies.

Loan Note Options

          The Manager Loan Note Options element of the Option Scheme was accounted for under the requirements of IAS 19 Employee Benefits.

          Applying the provisions of IAS 19 required the total expected benefit from the Manager Loan Note Options to be charged to the income statement on a straight-line basis over the vesting period, taking account of the probability that payment would be made by the company.

          The total expected benefit from the Manager Loan Note Options was determined based upon the fair value of the options, being the nominal value of the loan notes plus any accrued interest to date, recognised over the vesting period.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

4 Accounting policies (Continued)

          The total expense for Manager Loan Note Options in respect of all Participants, regardless of whether they had an employment or service contract with a subsidiary company, was recognised by the company under IAS 19.

5 Changes in accounting policy

          Other than mentioned below, no other standards, interpretations and amendments which are effective for periods beginning on or after 1 January 2016 and which have not been adopted early, have had or are expected to have a material effect on the financial statements.

New standards, interpretations and amendments not yet effective

          The following newly issued but not yet effective standards, interpretations and amendments, which have not been applied in these financial statements, will or may have an effect on the group financial statements in future:

IAS 7 Disclosure Initiative — Amendments to IAS 7

          The amendments to IAS 7 Statement of Cash Flows are part of the IASB's Disclosure Initiative and require an entity to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. On initial application of the amendment, entities are not required to provide comparative information for preceding periods. These amendments are effective for annual periods beginning on or after 1 January 2017, with early application permitted. Application of amendments will result in additional disclosure provided by the group.

IFRS 9 Financial Instruments

          In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Except for hedge accounting, retrospective application is required but providing comparative information is not compulsory. The group plans to adopt the new standard on the required effective date. During 2016, the group has performed a high-level impact assessment of all three aspects of IFRS 9. This preliminary assessment is based on currently available information and may be subject to changes arising from further detailed analyses or additional reasonable and supportable information being made available to the group in the future. Overall, the group expects no significant impact on its balance sheet and equity except for the effect of applying the impairment requirements of IFRS 9. The group expects a higher loss allowance resulting in a negative impact on equity and will perform a detailed assessment in the future to determine the extent.

(a) Classification and measurement

          The group does not expect a significant impact on its balance sheet or equity on applying the classification and measurement requirements of IFRS 9. It expects to continue measuring at fair value all financial assets currently held at fair value. Loans as well as trade receivables are held to

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

5 Changes in accounting policy (Continued)

collect contractual cash flows and are expected to give rise to cash flows representing solely payments of principal and interest. Thus, the group expects that these will continue to be measured at amortised cost under IFRS 9. However, the group will analyse the contractual cash flow characteristics of those instruments in more detail before concluding whether all those instruments meet the criteria for amortised cost measurement under IFRS 9.

(b) Impairment

          IFRS 9 requires the group to record expected credit losses on all of its loans and trade receivables, either on a 12-month or lifetime basis. The group expects to apply the simplified approach and record lifetime expected losses on all trade receivables. The group expects some negative impact on its equity due to the unsecured nature of its loans and receivables, but it will need to perform a more detailed analysis which considers all reasonable and supportable information, including forward-looking elements to determine the extent of the impact.

(c) Hedge accounting

          The group does not expect to use hedge accounting under IFRS 9.

IFRS 15 Revenue from Contracts with Customers

          IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after 1 January 2018 with early adoption permitted. The group is currently assessing the impact of IFRS 15 and plans to adopt the new standard on the required effective date.

IFRS 16 Leases

          IFRS 16 was issued in January 2016 and establishes a single lease accounting model for lessee accounting where all leases, barring some minor exceptions for short term and low value leases, will be brought onto the Statement of Financial Position. The dual lease accounting model will remain for lessor accounting, which will remain largely in line with IAS 17. The new leasing standard is applicable to all entities and will supersede all current leasing requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after 1 January 2019 with early adoption permitted if IFRS 15 Revenue from Contracts with Customers is also adopted. The group is currently assessing the impact of IFRS 16 and plans to adopt the new standard on the required effective date.

6 Judgements and key sources of estimation uncertainty

          The preparation of consolidated historical financial information requires management to make judgements, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities and the disclosures of contingent liabilities, at the end of the reporting period.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

6 Judgements and key sources of estimation uncertainty (Continued)

However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Judgements

          In the process of applying the group's accounting policies management have made certain judgements which are considered to have a significant effect on the amounts recognised in the consolidated historical financial information:

Intangible assets

          The treatment of intangible assets is dependent on an assessment of whether asset lives are deemed to be finite or indefinite and therefore management exercises judgement when assessing useful lives (see note 17).

Determination of cash-generating units

          The group tests whether goodwill has suffered any impairment in accordance with the accounting policy stated. Management exercises judgement when determining the identity of cash-generating units or groups of cash-generating units and how goodwill and any corporate assets will be allocated to them. For details of the cash-generating units and groups of cash-generating units see note 17.

Option Scheme

          The ultimate cost and related obligation arising from the elements of the Option Scheme was dependent on the occurrence and timing of exit events that could trigger full vesting. Management exercised judgement when considering the likelihood of such exit events in determining the amount charged and obligation to record (see note 32).

Trade receivables

          Management assesses the potential impairment of trade receivables on an ongoing basis. An impairment allowance is raised against trade receivables when their collectibility is considered to be doubtful. Management believe that the impairment adjustment is conservative and there are no significant trade receivables that are doubtful and have not been impaired or allowance provided for. In determining whether a particular receivable could be doubtful, the age, customer current financial status and disputes with the customer are taken into consideration.

Estimates and assumptions

          At the statement of financial position date, the key assumptions concerning the future and other key sources of estimation uncertainty that represent a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

6 Judgements and key sources of estimation uncertainty (Continued)

Impairment of non-financial assets

          An impairment exists when the carrying value of an asset or cash-generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available data from binding sales transactions in arm's length transactions of similar assets or observable market prices less incremental costs for disposing of the asset, whereas the value in use calculation is based on a discounted cash flow model. The key assumptions used to determine the recoverable amount for the different cash-generating units, including sensitivity analysis, are further explained in note 17.

Intangible assets

          As noted, the key estimate with regards to accounting for intangible assets relates to the assessment of the useful life of these assets. Whilst there is considerable future uncertainty in respect of this estimate, management are confident that the estimate reflects the remaining useful life of the asset at the balance sheet date.

Option Scheme

          Key estimates with regard to the accounting for the Option Scheme included, but were not limited to, the likelihood of an exit event occurring, the timing of an exit event, the ongoing qualification of plan members to benefit from Awards and the likelihood of a restructure of loan notes ahead of an exit event. There was considerable uncertainty in respect of the assumptions which underpinned each of these estimates.

Taxation

          Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

7 Revenue

          The table below analyses the group revenue for the year from continuing operations, representing invoiced amounts stated net of value added tax. The company has no sales activity.

	2016	2015	2014

	$ 000	$ 000	$ 000
Commercial rights exploitation	1,542,776	1,442,407	1,417,563
Services rendered	226,696	233,380	259,800
Other revenues	26,393	21,583	24,678

Total revenue	1,795,865	1,697,370	1,702,041

          The group's revenue from commercial rights exploitation includes income generated from the exploitation of commercial rights related to the Championship and its events, and includes income

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

7 Revenue (Continued)

from media rights, race promotion fees and advertising and sponsorship sales. Services rendered includes income generated from the sale of premium event hospitality, freight and travel services, and television production and post-production activities.

          The group is exempt from the requirements of IFRS 8 to disclose segmental information.

8 Other gains and losses

          The analysis of the group's other gains and losses for the year is as follows:

	2016	2015	2014

	$ 000	$ 000	$ 000
(Loss)/gain on disposal of property, plant and equipment	(23)	(126)	31

9 Operating profit

Arrived at after charging

	2016	2015	2014

	$ 000	$ 000	$ 000
Depreciation	2,303	3,170	3,999
Amortisation	16,010	16,022	16,020
Foreign exchange losses	8,674	3,127	4,252
Operating leases — property rentals	1,746	1,962	2,536
Operating leases — plant and machinery rentals	1,902	2,491	2,825
Operating leases — other rentals	209	225	147

10 Reconciliation of non-GAAP measures

          The group, its board of directors and its executive management use various non-GAAP measures as key indicators of performance and use them, in conjunction with others, to assess business performance and to make decisions about allocating resources across the group.

Adjusted EBITDA, Adjusted Cost of Sales and Selling, General and Administrative Expenses

          The group considers the Adjusted EBITDA measure, which is defined as operating profit adjusted to exclude certain specific, and largely non-cash items, to be an important indicator of the operational strength and performance of the business, which allows better comparison of results against prior periods and aids the understanding of underlying performance. In determining Adjusted EBITDA, specific items are excluded from the GAAP measures of cost of sales and administrative expenses, resulting in the identification of alternative non-GAAP measures called Adjusted Cost of Sales and Selling, General and Administrative Expenses.

          As Adjusted EBITDA, Adjusted Cost of Sales and Selling, General and Administrative Expenses are non-GAAP measures, accordingly they should be considered in addition to, but not as a substitute for other GAAP-based measures such as operating profit, cost of sales and administrative expenses.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

          The specific items excluded from operating profit to measure Adjusted EBITDA include depreciation and amortisation charges, amortisation charges for historic contractual payments which were fully cash settled in past periods, stock-based compensation expenses of the Delta Topco Option Scheme, exceptional and advisory costs related to the group's ownership or capital structure.

          Those items have been identified in the notes 10 (a), (b) and (c) below which address the calculation of Adjusted Cost of Sales, Selling, General, and Administrative Expenses and Adjusted EBITDA, and reconcile the measures back to cost of sales, administrative expenses and operating profit.

Adjusted TSB

          In addition to holding shares the group's shareholders also own an equivalent proportion of shareholder loan notes (see note 26). Therefore, when analysing the group's results and their impact on shareholders it is necessary to consider returns on their combined holding of both shares and loan notes, and so in order to facilitate such an analysis the group utilises a performance measure called Adjusted Total Shareholder Benefit ("Adjusted TSB").

          Adjusted TSB represents the group's cash net income, and is derived by deducting depreciation, income taxes and Net External Finance Costs from the Adjusted EBITDA measure, which in turn has already eliminated certain specific items and other non-cash items which impact the group's financial performance, as explained above. This provides a basis to assess the aggregate performance of the group as Adjusted TSB is economically comparable to "total earnings" adjusted to reflect the group's capital structure and the various non-cash charges (see note 10 (d)).

Net External Finance Costs

          The notes also include disclosure of other specific non-cash items related to the group's financing arrangements which are excluded from the measurement of Net External Finance Costs, which is another non-GAAP measure used by the group and other stakeholders to assess its ability to continue to service its debt obligations. The measure excludes movements in mark-to-market values of derivatives and the separately disclosed non-cash PIK interest on the group's shareholder loan notes as shown in note 10 (e).

Cash Flow Available for Debt Service

          The group analyses cash flow using a measure known as Cash Flow Available for Debt Service. This measures the group's performance in generating cash to service debt and make distributions to shareholders, and is determined by deducting capital expenditure from net cash flows from operating activities (see note 10 (f)).

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

(a)    Adjusted Cost of Sales

          Adjusted Cost of Sales is defined as cost of sales adjusted for the specific items included within cost of sales as discussed above. This measure is non-GAAP in nature and the table below reconciles it to cost of sales.

	2016	2015	2014

	$ 000	$ 000	$ 000
Cost of sales	1,282,667	1,166,974	1,158,621
Less: Team payment fee amortization	(20,385)	(20,385)	(20,197)
Less: Championship rights' prepayment amortization	(3,210)	(3,210)	(3,210)
Less: Other contractual payment amortization	(3,762)	(3,762)	(3,762)

Adjusted Cost of Sales	1,255,310	1,139,617	1,131,452

          In 2012 and 2013 a subsidiary company made payments totalling $163.1 million to the teams competing in the Championship in connection with the terms under which they had agreed to continue to participate in the Championship seasons falling in the period 2013 to 2020. Whilst these payments were cash paid at the time, the fees are being amortised to the Income Statement over the period 2013 to 2020 as a charge to team payments at $20.4 million per annum, with the charges being taken evenly on an event by event basis during each year in the period.

          The prepayment for Championship rights' represents amounts paid by a subsidiary company in prior periods to acquire, from the Federation Internationale de l'Automobile ("the FIA"), the commercial interests in the Championship for a 100 year period beginning on 1 January 2011 and ending 31 December 2110 (see note 22). Again, whilst the amounts were cash paid in 2001, the group only began to amortise this asset to the Consolidated Income Statement when the rights were brought into use on 1 January 2011. An annual amortisation charge is being taken to the Income Statement of $3.2 million per annum.

          Other charges represent additional amortisation charges taken to the Income Statement in respect of other historic cash-settled transactions relating to other long term contractual arrangements agreed in 2014. These charges are also being amortised over the period to which the underlying contractual commitments relate at an annual charge of $3.8m per annum.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

(b)    Selling, General and Administrative Expenses

          Selling, General and Administrative Expenses is defined as administrative expenses adjusted for the specific items within administrative expenses which are discussed above. This measure is non-GAAP in nature and the table below reconciles it to administrative expenses.

	2016	2015	2014

	$ 000	$ 000	$ 000
Administrative expenses	213,853	212,817	189,739
Less: Depreciation of property, plant and equipment (see note 16)	(2,303)	(3,170)	(3,999)
Less: Amortisation of intangible assets (see note 17)	(16,010)	(16,022)	(16,020)
Less: Delta Topco Option Scheme charge (see note 32)	(94,829)	(98,265)	(76,020)
Less: Advisory, professional and other fees	(10,517)	—	(4,386)
Less: Reclassification of cumulative foreign currency exchange differences	—	(1,348)	—

Selling, General and Administrative Expenses	90,194	94,012	89,314

          Amortisation of intangible assets includes amortisation that relates to various customer and supplier relationships acquired in 2006, and which are being amortised evenly over their useful economic life of 20 years. The charge also includes amortisation that relates to Formula1.com website traffic, which was acquired in 2002 and is being amortised over its useful economic life of 20 years.

          Accounting charges are taken in each period in respect of the Group's stock-based compensation plan, the Delta Topco Option scheme (see note 32), and these are essentially non-cash in nature.

          As discussed in note 37 the company was acquired by Liberty on 23 January 2017. The company incurred significant advisory, professional, arrangement and lender consent fees related to the transaction, of which $9.0m was accrued in 2016. Due to the one-off nature of these costs and the activities they relate to the costs have been treated as a specific item included within administrative expenses. A further $1.5m of costs were also incurred in respect of other advisory work, and these have also been treated as a specific item included within administrative expenses in line with similar costs incurred in prior years (2015-$Nil; 2014-$4.4m). Due to their one-off nature these have been adjusted in calculating Selling, General and Administrative Expenses.

          The reclassification of cumulative foreign currency exchange differences arising on the disposal of a foreign currency subsidiary in 2015 resulted from a loss arising on consolidation following the disposal of Gamma Topco Limited. No profit or loss arose in the books of its immediate parent company, Omega Holdings Limited, but a loss of $1.3m arose in the consolidation from the reclassification of cumulative foreign currency exchange differences from the foreign currency translation reserve to the Income Statement in accordance with the application of the group's accounting policy on "Foreign currency transactions and balances."

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

(c)    Adjusted EBITDA

          As noted the Adjusted EBITDA measure is provided to assist in analysing the underlying performance of the group. The measure is non-GAAP in nature and the table below reconciles its calculation to operating profit, taking into account the items discussed in notes 10 (a) and (b).

	2016	2015	2014

	$ 000	$ 000	$ 000
Operating profit	299,322	317,453	353,712
Add: Depreciation of property, plant and equipment (see note 16)	2,303	3,170	3,999
Add: Amortisation of intangible assets (see note 17)	16,010	16,022	16,020

EBITDA	317,635	336,645	373,731
Team payment fee amortisation (see note 10a)	20,385	20,385	20,197
Championship rights' prepayment amortisation (see note 10a)	3,210	3,210	3,210
Other contractual payment amortisation (see note 10a)	3,762	3,762	3,762
Delta Topco Option Scheme charge (see note 10b)	94,829	98,265	76,020
Advisory, professional and other fees (see note 10b)	10,517	—	4,386
Reclassification of cumulative foreign currency exchange differences (see note 10b)	—	1,348	—
Adjusted EBITDA	450,338	463,615	481,306

(d)    Adjusted Total Shareholder Benefit

          Adjusted Total Shareholder Benefit is a measure of the group's cash net income, and is defined as Adjusted EBITDA less depreciation, income taxes and Net External Finance Costs. The measure is non-GAAP in nature and the table below reconciles it to Adjusted EBITDA and other items discussed in notes 10 and 15.

          Excluding the impact of specific items, the table below shows the calculation of Adjusted TSB.

	2016	2015	2014

	$ 000	$ 000	$ 000
Adjusted EBITDA	450,338	463,615	481,306
Depreciation of property, plant and equipment (see note 16)	(2,303)	(3,170)	(3,999)
Current income tax expense (see note 15)	(23,692)	(6,647)	(12,482)
Net External Finance Costs	(262,119)	(272,250)	(226,671)

Adjusted Total Shareholder Benefit	162,224	181,548	238,154

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

(e)    Net External Finance Costs

          Net External Finance Costs is defined as net finance income and finance costs, adjusted for the non-cash mark-to-market movements in derivatives and amortisation of finance fees. The measure is non-GAAP in nature and the table below reconciles it to items on the Income Statement discussed in note 11.

	2016	2015	2014

	$ 000	$ 000	$ 000
Finance income (see note 11)	27,000	1,940	3,222
Finance costs (see note 11)	(706,909)	(675,429)	(749,681)

Net Finance Costs	(679,909)	(673,489)	(746,459)
Add: Non-cash payment in kind interest on shareholder loan notes (see note 11)	437,528	395,401	366,425
Add: Financing costs relating to the net (gain)/loss on revaluation of derivatives (see note 11)	(21,341)	4,235	21,664
Add: Amortisation of finance fees (see note 11)	1,603	1,603	131,699

Net External Finance Costs	(262,119)	(272,250)	(226,671)

          Financing costs relating to the net loss on revaluation of derivative instruments represent the loss recognised in the Income Statement in respect of the revaluation of financial instruments, principally interest rate swaps, to reflect the non-cash movement in their mark-to-market valuation between balance sheet dates. The group has not opted to account for these financial instruments as accounting hedges as allowed under IFRS, and therefore the instruments are stated at their fair value at each balance sheet date.

          The most material exposure to movements in the mark-to-market valuation of derivatives is associated with the group's portfolio of $2,700.0m of interest rate swaps. Mark-to-market values for the swaps are provided by the counterparty banks, and are determined by applying future interest rate expectations to the swaps, which are in place for the period until December 2019. Given the magnitude of the swap portfolio, small changes in banks' interest rate expectations can have a significant impact on the mark-to-market valuation, and can result in significant period-by-period volatility in the net gain or loss recognised.

          Charges related to finance fees incurred in connection with the group's external bank loans are amortised over the period of the related loans.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

10 Reconciliation of non-GAAP measures (Continued)

(f)     Cash Flow Available for Debt Service

          Cash Flow Available for Debt Service is defined as cash flows from operating activities less capital expenditure. The measure is non-GAAP in nature and the table below reconciles it to items on the face of the Consolidated Statement of Cash Flows.

	2016	2015	2014

	$ 000	$ 000	$ 000
Cash generated from operations	436,442	497,578	409,062
Income taxes paid	(8,533)	(6,123)	(14,011)
Specific Advisory, professional and other fees (see note 10b)	10,517	—	4,386
Cash outflow from capital expenditure	(675)	(1,405)	(1,500)

Cash Flow Available for Debt Service	437,751	490,050	397,937

(g)    External Loans

          External Loans is defined as bank borrowings adjusted for the capitalised finance fees. The measure is non-GAAP in nature and the table below reconciles it to items on the face of the Consolidated Statement of Financial Position.

	2016	2015	2014

	$ 000	$ 000	$ 000
External Loans
Bank borrowings (see note 26)	4,134,884	4,133,966	4,137,266
Add back: capitalised finance fees	8,952	10,556	12,159

External loans outstanding 31 December	4,143,836	4,144,522	4,149,425

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

11 Finance income and costs

	2016	2015	2014

	$ 000	$ 000	$ 000
Finance income
Interest income on bank deposits	3,294	1,054	881
Net gain on derivatives	21,341	—	—
Other finance income	1,683	346	370
Finance lease income	682	540	1,971
Total finance income	27,000	1,940	3,222

Finance costs
Amortisation of finance fees	(1,603)	(1,603)	(131,699)
Bank and loan interest	(231,212)	(230,635)	(209,613)
Non-cash payment in kind interest on shareholder loan notes	(437,528)	(395,401)	(366,425)
Other finance costs	(5,783)	(131)	(94)
Net loss on derivatives	—	(4,235)	(21,664)
Interest on derivatives	(30,783)	(43,424)	(20,186)

Total finance costs	(706,909)	(675,429)	(749,681)

Derivatives

          The net gain on derivatives in the year of $21.3m (2015-net loss of $4.2m; 2014-net loss of $21.7m) represents movement in the fair value of interest rate swaps and foreign exchange forward contracts and options.

          The group is party to a portfolio of interest rate swaps which terminate concurrently on 31 December 2019. The interest rate swaps are not designated hedges, being used to manage interest rate exposure on $2,700.0m (65%) of the group's external debt, which has floating rate interest terms (see note 26).

          The most material exposure to movements in the mark to market valuation of derivatives is associated with the interest rate swaps. Mark to market values for the swaps are provided by the counterparty banks, and are determined by applying future interest rate expectations to the swaps through to 31 December 2019. Given the magnitude of the swap portfolio, small changes in banks' interest rate expectations can have a significant impact on the mark to market valuation, and can result in significant period by period volatility in the net gain or loss recognised.

          The group is also party to various foreign exchange forward contracts and options which mature over the period to 28 September 2018. These derivatives were not designated as hedges but are used to manage an element of the group's foreign currency transaction exposures.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

12 Staff costs

          The aggregate payroll costs (including directors' remuneration) were as follows:

	2016	2015	2014

	$ 000	$ 000	$ 000
Wages and salaries	41,089	46,689	47,480
Social security costs	4,568	4,904	5,325
Pension costs — defined contribution scheme	2,267	2,736	2,535

	47,924	54,329	55,340
Share-based payment and loan note option expenses (see note 32)	94,829	98,265	76,020

	142,753	152,594	131,360

          The average number of persons employed (including executive directors) during the year, analysed by category, was as follows:

	2016	2015	2014

	No.	No.	No.
Management and administration	118	116	124
Technical	246	241	227
Executive directors	3	3	2

	367	360	353

13 Directors' remuneration

          The directors' remuneration for the year and that paid in the prior periods was as follows:

	2016	2015	2014

	$ 000	$ 000	$ 000
Remuneration	8,743	5,544	4,648
Contributions paid to money purchase schemes	102	229	246

	8,845	5,773	4,894

          The directors' remuneration table above includes remuneration for services to the group paid to 3 executive directors who served throughout the year (2015-2; 2014-2) and, in 2015, includes remuneration paid to a third executive for services to the Group earned only in the period of the year when they were serving as a director of the company (2014-1). Remuneration also includes directors' fees paid to seven additional non-executive directors (2015-7; 2014-9).

          The other directors who served the group during the period received no emoluments for their services.

          During the year no directors who are Participants in the Delta Topco Option Scheme (see note 32) were granted further Awards over Manager Share Options or Manager Loan Note Options (2015-Nil; 2014-$Nil), and 5 directors exercised elements of such Awards (2015-Nil; 2014-4). During the year 5 directors became entitled to an additional cash award (2015-Nil; 2014-Nil) (see note 32).

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

13 Directors' remuneration (Continued)

          The group made contributions to money purchase pension schemes on behalf of one of the executive directors (2015-2; 2014-2).

          The highest paid director received aggregate emoluments during the period of $4,541,801 (2015-$1,642,575; 2014-$1,645,131).

14 Auditor's remuneration

	2016	2015	2014

	$ 000	$ 000	$ 000
Audit of the Company statutory financial statements	23	26	28
Audit of the statutory financial statements of subsidiaries	450	627	791

	473	653	819

Other fees paid to auditor
Tax advisory services	1,019	530	1,020
Other non-audit services	2,195	198	51

	3,214	728	1,071

15 Taxation

Tax charged/(credited) in the income statement

	2016	2015	2014

	$ 000	$ 000	$ 000
Current taxation
Foreign tax	8,892	6,647	12,590
Foreign tax adjustment to prior periods	14,800	—	(108)

Total current taxation	23,692	6,647	12,482

Deferred taxation
Arising from origination and reversal of temporary differences	6,704	(112)	(6,369)

Total deferred taxation	6,704	(112)	(6,369)

Tax expense in the income statement	30,396	6,535	6,113

          The group's results are primarily earned in the UK and therefore the UK standard rate of corporation tax has been used in the reconciliation of the current tax charge. The tax assessed for the year is higher than the standard rate of corporation tax in the UK (2015 and 2014-higher than the standard rate of corporation tax in the UK) of 20% (2015-20.25%; 2014-21.49%).

          The overseas tax charge for the year includes a provision of $14.8m based on the directors' best estimate of potential tax charges arising in connection with the Indian Grand Prix held in 2011, 2012 and 2013 and taking into account related provisional indicative assessments raised. In addition to the provision an estimated applicable interest charge of $5.7m has been accrued in other finance costs (see note 11). The amount of Indian tax actually due in respect of those events

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

15 Taxation (Continued)

will be dependent on the outcome of ongoing discussions, both directly with the Indian tax authorities, and, between the UK and Indian Competent Authorities, to determine how the terms of the UK-India treaty should be properly applied in calculating the amounts chargeable to Indian tax.

          The differences are reconciled below:

	2016	2015	2014

	$ 000	$ 000	$ 000
Loss before tax	(380,587)	(356,036)	(392,747)

Corporation tax at standard rate	(76,118)	(72,086)	(84,414)
Effect of revenues exempt from taxation	(200,062)	(158,740)	(157,566)
Effect of expense not deductible in determining taxable loss	226,591	196,090	204,809
Loss on disposal of investment	—	273	—
Deferred tax not recognised in respect of unrelieved tax losses	89,339	48,026	41,084
Deferred tax not recognised in respect of other temporary differences	(35,007)	(13,485)	(8,263)
Effect of other permanent differences	—	—	(499)
Effect of foreign taxes	8,579	6,457	10,734
Effect of foreign taxes relating to prior periods	14,800	—	—
Deferred tax expense relating to changes in tax rates or laws	—	—	308
Effect of adjustments relating to prior periods	—	—	(80)
Effect of higher overseas tax rates	2,274	—	—

Total tax charge	30,396	6,535	6,113

          During the prior year the main rate of UK corporation tax reduced from 21% to 20% effective 1 April 2015. Following the UK Budget of 8 July 2015, it was announced that the main rate of UK corporation tax would reduce to 19% effective 1 April 2017 and 18% effective 1 April 2020. This was substantively enacted on 26 October 2015 in Finance No.2 Bill 2015. Subsequently at the Budget held on 16 March 2016 a further reduction to 17% for the main rate of Corporation Tax was announced with effect from 1 April 2020. This was substantively enacted on 15 September 2016 in Finance Bill 2016.

          The deferred tax balances in the year have been recognised at 17% (2015-18%; 2014-20%), being the rate at which they are expected to unwind.

Deferred tax

Deferred tax assets and liabilities

	2016			2015

	Asset	Liability	Net	Asset	Liability	Net

	$ 000	$ 000	$ 000	$ 000	$ 000	$ 000
Derivatives	—	2,801	2,801	8,832	—	8,832
Other temporary differences	—	(3,641)	(3,641)	(2,968)	—	(2,968)

	—	(840)	(840)	5,864	—	5,864

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

15 Taxation (Continued)

Deferred tax movement during the year

	Derivatives	Other items	Net tax assets/ (liabilities)

	$ 000	$ 000	$ 000
At 1 January 2015	5,713	39	5,752
Recognised in income	3,119	(3,007)	112

At 31 December 2015	8,832	(2,968)	5,864
Recognised in income	(6,031)	(673)	(6,704)

At 31 December 2016	2,801	(3,641)	(840)

          There are $4,646.4m of deductible temporary differences (2015 — $2,552.6m; 2014 — $313.2m) and $1,541.5m of unused tax losses (2015 — $979.4m; 2014 — $742.8m) for which no deferred tax asset is recognised in the Statement of Financial Position. No deferred tax asset has been recognised in respect of these amounts as the relevant subsidiaries are not expected to generate sufficient taxable profits against which the amounts could be offset in the foreseeable future, nor can they be used to offset taxable profits in other group companies. At 31 December 2016, there was no recognised deferred tax liability (2015 — $Nil; 2014 — $Nil) for taxes that would be payable on the unremitted earnings of certain of the group's subsidiaries. In the event of any future payment of intra-group dividends no withholding tax would fall due and the dividend would not be taxable in the hands of the group companies receiving such dividends.

          New UK tax legislation was proposed as a part of Finance Bill 2017 which, if enacted, would take effect on 1 April 2017 and would limit the amount of interest that is deductible for UK corporation tax purposes within UK tax groups. Broadly, the effect of these proposals would be to limit the amount of interest deductible in a UK tax group to a percentage of the UK group's EBITDA (subject to certain adjustments set out in the proposals). That percentage is set by the proposals at either 30% or, if greater, the ratio of interest to EBITDA for the worldwide group of which the UK group is a part.

          Prior to the dissolution of Parliament ahead of the General Election scheduled for 8 June 2017, the proposed restrictions on corporate interest deductibility, along with a number of other provisions, were removed from the Finance Bill. However, it is currently expected that these proposals will be reintroduced following the General Election, regardless of the result. Despite the delay in introduction of the legislation, all consultation processes leading up to the drafting of the proposals suggest that, once the legislation is enacted, it will be effective from 1 April 2017.

          At the balance sheet date, the draft legislation was not substantively enacted and so its impact is not reflected in the group's reported tax charge or balances. Based on the proposals as currently drafted, it is likely that the proposed changes, if introduced, will result in an increase in the group's tax charge and cash tax payments in future periods.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

16 Property, plant and equipment

	Leasehold improvements	Plant, machinery and vehicles	Furniture, fittings and equipment	Aircraft	Total

	$ 000	$ 000	$ 000	$ 000	$ 000
Cost or valuation
At 1 January 2015	11,915	51,498	4,661	13,914	81,988
Additions	—	1,186	219	—	1,405
Disposals	—	(3,152)	(190)	—	(3,342)
Foreign exchange movements	(576)	(2,162)	(251)	(673)	(3,662)

At 31 December 2015	11,339	47,370	4,439	13,241	76,389
Additions	—	434	241	—	675
Disposals	—	(452)	(49)	—	(501)
Foreign exchange movements	(1,927)	(6,661)	(715)	(2,250)	(11,553)

At 31 December 2016	9,412	40,691	3,916	10,991	65,010

Depreciation
At 1 January 2015	11,915	43,336	3,591	10,644	69,486
Charge for year	—	2,370	316	484	3,170
Eliminated on disposal	—	(2,950)	(181)	—	(3,131)
Foreign exchange movements	(576)	(1,840)	(208)	(528)	(3,152)

At 31 December 2015	11,339	40,916	3,518	10,600	66,373
Charge for the year	—	1,651	247	405	2,303
Eliminated on disposal	—	(391)	(38)	—	(429)
Foreign exchange movements	(1,927)	(5,718)	(582)	(1,839)	(10,066)

At 31 December 2016	9,412	36,458	3,145	9,166	58,181

Carrying amount
At 31 December 2016	—	4,233	771	1,825	6,829

At 31 December 2015	—	6,454	921	2,641	10,016

At 1 January 2015	—	8,162	1,070	3,270	12,502

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

17 Intangible assets

	Goodwill	Other intangible assets	Total

	$ 000	$ 000	$ 000
Cost or valuation
At 1 January 2015	4,038,896	319,388	4,358,284
Additions	—	20	20
Foreign exchange movements	—	(20)	(20)

At 31 December 2015	4,038,896	319,388	4,358,284
Additions	—	8	8
Foreign exchange movements	—	(71)	(71)

At 31 December 2016	4,038,896	319,325	4,358,221

Amortisation
At 1 January 2015	—	138,064	138,064
Amortisation charge	—	16,022	16,022
Foreign exchange movements	—	(10)	(10)

At 31 December 2015	—	154,076	154,076
Amortisation charge	—	16,010	16,010
Foreign exchange movements	—	(40)	(40)

At 31 December 2016	—	170,046	170,046

Carrying amount
At 31 December 2016	4,038,896	149,279	4,188,175

At 31 December 2015	4,038,896	165,312	4,204,208

At 1 January 2015	4,038,896	181,324	4,220,220

          The table below shows the carrying value of individual intangible assets as at 31 December 2016:

	Goodwill	Other intangibles	Total

	$ 000	$ 000	$ 000
Goodwill on acquisition of Alpha Topco Limited	3,982,218	—	3,982,218
Goodwill on acquisition of F2	56,678	—	56,678
Customer and supplier relationships	—	146,181	146,181
Formula1.com website traffic	—	2,975	2,975
Other	—	123	123

	4,038,896	149,279	4,188,175

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

17 Intangible assets (Continued)

Individually material intangible assets

Goodwill on acquisition of Alpha Topco Limited

          The goodwill balance relates to goodwill (originally of $5,339.3m) arising when the company acquired 100% of the ordinary share capital of Alpha Topco Limited on 24 November 2006. Following the adoption of IFRS the goodwill is considered to have an indefinite useful economic life, with the carrying value of $4.0bn representing the amortised cost under UK GAAP as at the date of adoption of IFRS on 1 January 2012. No impairment has arisen subsequently.

Goodwill on acquisition of F2

          Goodwill relates to the acquisition by Gamma Topco Limited on 31 August 2007 of GP2 Motorsport Limited and GP2 Limited. $49.0m of goodwill arose on the initial acquisition, with an additional $20.5m arising from the payment of subsequent contingent consideration. Following the adoption of IFRS the goodwill is considered to have an indefinite useful economic life, with the carrying value of $56.7m representing the amortised cost under UK GAAP as at the date of adoption of IFRS on 1 January 2012. No impairment has arisen subsequently.

Customer and supplier relationships

          This intangible asset relates to various customer and supplier relationships acquired on 31 May 2006. The customer and supplier relationships included, but were not limited to, circuit rights agreements with promoters and an agreement to use trademarks in marketing the Formula One Global Partner programme. The group considers the useful economic life of the customer relationships to be 20 years, and therefore the asset is being amortised evenly over that period from acquisition, with the remaining amortisation period at 31 December 2016 being 9 years 5 months (2015 — 10 years 5 months). No impairment is considered to have arisen to date.

Formula1.com website traffic

          This intangible asset represents Formula1.com website traffic acquired in 2002. The asset represents the market and customers who used the website when the group took over its operation, and is being amortised over its useful economic life of 20 years, with the remaining amortisation period at 31 December 2016 being 7 years (2015 — 8 years). No impairment is considered to have arisen to date.

Impairment testing of goodwill

          Goodwill acquired through business combinations has been allocated for impairment test purposes to cash-generating units or groups of cash-generating units ("CGUs") as follows:

  •
  The Alpha CGU includes the activities of Formula One World Championship Limited ("FOWC"), the current commercial rights holder ("CRH") to the Championship.

  •
  The Beta CGU sub-licenses certain rights related to the Championship from the CRH, but in addition acquires advertising, hospitality and other rights associated with individual Championship events from race promoters (the "Circuit Rights").

  •
  The Omega cash-generating unit is the group which owns, operates and manages the FIA Formula 2 Championship™ (formerly GP2 Series™) ("F2") and the GP3 Series™ ("GP3").

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

17 Intangible assets (Continued)

          These represent the lowest levels within the group at which goodwill is monitored for internal management purposes.

Alpha, Beta and Omega CGUs

          In each case the recoverable amount of the Alpha CGU, the Beta CGU and the Omega CGU has been assessed with reference to the value in use ("VIU") basis. As in each case the VIU has resulted in a value that is higher than the carrying amount of the relevant CGU, no assessment of the fair value less costs to sell is required, and no impairment is considered to have arisen.

	Alpha	Beta	Omega	Total

	$ 000	$ 000	$ 000	$ 000
Carrying value at 31 December 2016 and 31 December 2015	2,879,845	1,102,373	56,678	4,038,896

Key assumptions used in value in use calculations

          In all cases the calculation of VIU is most sensitive to three key assumptions being (i) the EBITDA forecasts used, (ii) the growth rate used to extrapolate cash flows beyond the relevant forecast period and (iii) the discount rates applied.

          The forecasts for the Alpha and Beta CGUs project EBITDA out to 2026. Though this represents a period five years longer than the five year period recommended, management considers the forecast period reasonable given the nature of the business and the significant level of revenue already under contract for those years. For the Omega CGU the directors consider the EBITDA forecasts used in the VIU calculations for the five year period 2017-2021 in line with the guidance in the relevant accounting standard, and likewise represent a prudent estimate of future results based on past experience and expected future revenue from current contracts. Post 2026 for the Alpha and Beta CGUs, and post 2021 for the Omega CGU, management have applied the long-term average growth rate in the United Kingdom of 2.25% to each of the CGUs, which management considers to be appropriate, although conservative, based on the group's historic experience and the global nature of its business activities.

          Discount rates apply management's estimate of weighted average cost of capital ("WACC") of each CGU, as these are considered to be the most appropriate discount rate for the VIU calculation. The rates applying to the relevant periods are:

	Alpha %	Beta %	Omega %

WACC as at 31 December 2016	8.41	8.41	7.18
WACC as at 31 December 2015	7.88	7.88	6.93

Sensitivity to changes in assumptions

          The directors have not identified any change or reasonable alternative assumptions which if applied to the VIU calculation would result in the carrying amount of any of the CGUs exceeding their recoverable amounts.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

18 Investments

Details of undertakings

          Details of the investments in which the company holds 20% or more of the nominal value of any class of share capital are as follows (*indicates investment is held by a subsidiary undertaking):

Undertaking	Country of incorporation	Holding	Proportion of voting rights and shares held	Principal activity
Subsidiary undertakings
Allsport Management SA*	Switzerland	Ordinary shares	100%	Non-trading
Alpha D2 Limited*	England and Wales	Ordinary shares	100%	Intermediate holding company
Alpha Prema UK Limited*	England and Wales	Ordinary shares	100%	Intermediate holding company
Alpha Topco Limited*	Jersey (The Channel Islands)	Ordinary shares	100%	Intermediate holding company
Beta D3 Limited*	England and Wales	Ordinary shares	100%	Financing company
Beta Holdings Limited*	England and Wales	Ordinary shares	100%	Intermediate holding company
Delta 2 (Lux) S.à r.l.*	Luxembourg	Ordinary shares	100%	Intermediate holding company
Delta 3 (UK) Limited*	England and Wales	Ordinary shares	100%	Intermediate holding company
Delta Debtco Limited	Jersey (The Channel Islands)	Ordinary shares	100%	Intermediate holding company
Formula One Administration Limited*	England and Wales	Ordinary shares	100%	Intellectual property ownership
Formula One Asset Management Limited*	England and Wales	Ordinary shares	100%	Intellectual property ownership
Formula One Digital Media Limited*	England and Wales	Ordinary shares	100%	Digital media exploitation
Formula One Hospitality and Event Services Limited*	England and Wales	Ordinary shares	100%	Formula 1® hospitality and event services
Formula One Licensing BV*	Netherlands	Ordinary shares	100%	Intellectual property ownership
Formula One Management Limited*	England and Wales	Ordinary shares	100%	Formula 1® management, administrative and technical services
Formula One Marketing Limited*	England and Wales	Ordinary shares	100%	Sale of Formula 1® related advertising and other event rights
Formula One Marketing II Limited*	England and Wales	Ordinary shares	100%	Sale of Formula 1® related advertising and other event rights
Formula One World Championship Limited*	England and Wales	Ordinary shares	100%	Formula One® commercial rights exploitation
GP2 Limited*	British Virgin Islands	Ordinary shares	100%	Motorsport commercial rights exploitation
GP2 Motorsport Limited*	England and Wales	Ordinary shares	100%	Motorsport management, administration and organisation
GP2 Trade Marks Limited*	England and Wales	Ordinary shares	100%	Intellectual property ownership
Omega Group Holdings Limited*	Jersey (The Channel Islands)	Ordinary shares	100%	Intermediate holding company
SLEC Holdings Limited*	Jersey (The Channel Islands)	Ordinary shares	100%	Intermediate holding company

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

18 Investments (Continued)

          On 18 May 2015 the group transferred six subsidiaries, Beta Principal Limited, Beta Operations Limited, Beta Topco 1 Limited, Beta Topco 2 Limited, Speed Investments Limited and Gamma Topco Limited to Ms Sacha Woodward Hill, a director of the company. The disposals were a preliminary step to the liquidation of the companies on 17 July 2015.

19 Other financial assets and liabilities

	2016	2015

	$ 000	$ 000
Non-current other financial assets
Derivatives	9,493	4,816

	2016	2015

	$ 000	$ 000
Current financial assets
Derivatives	1,778	1,550

	2016	2015

	$ 000	$ 000
Non-current other financial liabilities
Derivatives	56	1,116

	2016	2015

	$ 000	$ 000
Current other financial liabilities
Derivatives	15,828	29,338

Derivatives

          The group is party to a portfolio of interest rate swaps which terminate on 31 December 2019. The interest rate swaps are not designated hedges, being used to manage floating interest rate exposure on $2,700.0m (65%) of the group's external debt which has floating rate interest terms.

          The group is also party to various foreign exchange forward contracts and options which mature over the period to 28 September 2018. These derivatives are not designated as hedges but are used to manage some of the group's foreign currency exposures.

20 Inventories

	2016	2015

	$ 000	$ 000
Finished goods and goods for resale	231	130

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

21 Trade and other receivables

	2016	2015

	$ 000	$ 000
Trade receivables	302,712	212,476
Provision for impairment of trade receivables	(29,666)	(23,517)

Net trade receivables	273,046	188,959
Receivables from related parties	155	731
Accrued income	7,262	10,205
Finance lease receivables	2,542	2,187
Other receivables	4,740	4,847
Other tax recoverable	454	3,967

	288,199	210,896
Less non-current trade and other receivables	(1,394)	—

Total current trade and other receivables	286,805	210,896

          The fair value of those trade and other receivables classified as financial instrument loans and receivables is disclosed in note 33 "Financial instruments."

          The group's exposure to credit and market risks, including impairments and allowances for credit losses, relating to trade and other receivables is discussed in note 34 "Financial risk management and impairment of financial assets."

Details of non-current trade and other receivables

          $1.4m (2015 — $Nil) of finance lease receivables are classified as non-current.

22 Prepayments

          At 31 December 2016, $418.5m (31 December 2015 — $436.8m) of prepayments are classified as non-current.

          Non-current prepayments at 31 December 2016 include amounts totalling $298.6m in respect of payments made to acquire the commercial interests in the Championship from the FIA for a 100 year period beginning on 1 January 2011 and ending 31 December 2110 (31 December 2015 — $301.8m). Those payments are being amortised to the income statement over the 100 year period.

          Other prepaid amounts in non-current assets totalling $119.9m at 31 December 2016 (31 December 2015 — $135.0m) included payments made to the teams and the FIA in respect of various contractual commitments, and which are being amortised to the income statement in line with the underlying terms of the agreements to which they relate.

          At 31 December 2016 $48.2m (31 December 2015 — $68.6m) of prepayments are classified as current.

          The current prepayment balance includes amounts totalling $3.2m (31 December 2015 — $3.2m) in respect of the Championship rights' prepayment, and amounts totalling $24.1m

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

22 Prepayments (Continued)

(31 December 2015 — $24.1m) in respect of the other team and FIA related agreements discussed above, which are to be amortised within the next 12 months.

23 Cash and cash equivalents

	2016	2015	2014

	$ 000	$ 000	$ 000
Cash at bank and on hand	624,405	452,428	403,628
Short-term deposits	—	—	20,563

Cash and cash equivalents in statement of cash flows	624,405	452,428	424,191

Non-cash transactions excluded from the cash flow statement

	2016	2015	2014

	$ 000	$ 000	$ 000
Loan notes issued on exercise of Loan Note Options	—	—	(21,069)
Capitalised PIK interest	(444,049)	(395,551)	(359,433)
Non-cash movement on accrued interest	—	—	(31)
Amortisation of finance fees	(1,603)	(1,603)	(40,948)
FX revaluation of Euro denominated loan facility	1,353	4,904	6,485
FX revaluation of cash balances	(62)	7,189	7,749

	(444,361)	(385,061)	(407,247)

          On 31 December 2016 $444.0m of PIK interest was capitalised to shareholder loan balances (2015 — $395.6m; 2014 — $359.4m).

24 Share capital

Allotted, called up and fully paid shares

	2016		2015

	No.	$ 000	No.	$ 000

Ordinary shares of $0.01 each	4,394,993,126	43,950	4,286,181,943	42,862
Redeemable ordinary share of $0.01 each	1	—	1	—

	4,394,993,127	43,950	4,286,181,944	42,862

          During the year 108,811,183 ordinary shares with an aggregate nominal value of 1,088,111.83 were allotted at par. These shares were issued on 27 October 2016 following the exercise of Manager Share Options as part of the first stage of the Liberty acquisition (see notes 32 and 37).

          The $0.01 redeemable ordinary share has been issued to the longest serving team participating in the Championship and ranks pari passu with the other ordinary shares. The share carries the right to appoint the longest serving team director. The company has the option to

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

24 Share capital (Continued)

redeem the share on an Initial Public Offering, if the related team agreement expires or if the longest serving team ceases to participate in the Championship.

25 Finance leases

          The group acts as lessor in connection with finance leases relating to the leasing of engines for use by the participant teams in the FIA Formula 2 Championship™ (formerly GP2 Series™) and GP3 Series™. The group recognises a receivable in the amount of the net investment in the lease. The lease payment made by the lessees are split into an interest component and a principal component using the effective interest method. The lease receivable is reduced by the principal received. The interest component of the payments is recognised as finance income in the income statement.

          The amount of the net investment in a finance lease is determined as shown in the following table:

	2016	2015

	$ 000	$ 000
Minimum lease payments	2,961	2,361
Unearned finance income	(420)	(174)

Net investment (present value of minimum lease payments)	2,541	2,187

          The gross investment amount and the present value of payable minimum lease payments are shown in the following table:

	2016		2015

	Gross investment in lease	PV of minimum lease payments	Gross investment in lease	PV of minimum lease payments

	$ 000		$ 000
Maturity
Within one year	1,479	1,148	2,361	2,187
Later than one year and not later than five years	1,483	1,394	—	—

	2,962	2,542	2,361	2,187

          The cost of the assets acquired for the purpose of letting under finance leases was $9.5m (2015 — $7.4m).

          Aggregate rentals receivable during the year in respect of finance leases were $9.7m (2015 — $9.7m).

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

26 Loans and borrowings

	2016	2015

	$ 000	$ 000
Non-current loans and borrowings
Bank borrowings	4,135,820	4,135,570
Shareholder loan notes	350,639	4,349,283

	4,486,459	8,484,853

	2016	2015

	$ 000	$ 000
Current loans and borrowings
Bank borrowings	(936)	(1,604)
Shareholder loan notes	4,521,770	—

	4,520,834	(1,604)

Bank loans

          Prior to a refinancing to amend and extend the loans after the balance sheet date (see note 37), the group had Senior Loan facilities maturing 30 July 2021; which when raised totalled $3,143.9m, and a Second Lien facility of $1,000.0m maturing 29 July 2022. The Senior Loans continued to incur interest at LIBOR + 3.75% with a LIBOR floor on USD denominated debt at 1%, with the Second lien incurring interest at LIBOR + 6.75%, also subject to a LIBOR floor of 1%.

          During 2016 no repayments of loan principal were made (2015 — $Nil).

          At 31 December 2016 a balance of $4,143.2m remained outstanding on the loans (2015 — $4,144.5m) together with accrued interest of $0.7m (2015 — $Nil). $9.0m of capitalised finance fees remained as yet unamortised (2015 — $10.6m), such that the total net bank borrowings at 31 December 2016 were reported at $4,134.9m (2015 — $4,134.0m). The facilities are secured by share pledges, bank accounts security and floating charges over the main operating companies of the group with cross guarantees as appropriate.

          The balance on current loans and borrowings represents settlement of accrued interest due within one year less the amortisation of capitalised finance fees over the next year. As at both 31 December 2016 and 2015, there were no repayments of bank borrowings due within one year.

Shareholder loan notes

          Shareholder loans represent Payment In Kind ("PIK") loan notes issued by the company to shareholders in proportion to the relevant equity holdings of each shareholder. Interest accrued on the balance of the notes at an annual compound rate of 10% payable on 31 December each year, until the loans were capitalised or exchanged prior to the Liberty transaction (see note 37).

          Under the terms of the shareholder loan notes, to the extent that they were not otherwise redeemed or repurchased they were to be redeemed on 24 November 2060 together with any accrued and unpaid interest. No payments could be made under the shareholder loan notes for as long as any amounts were owed under the group's bank and private high yield loans unless

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

26 Loans and borrowings (Continued)

approval was given by the lenders. Any redemption or repurchase of the notes prior to that date or, otherwise on a change in control of the company, required investor consent to be given by funds managed and/or advised by CVC Capital Partners SICAV — FIS S.A., its subsidiaries and affiliates (see note 36).

          During 2016 the company made no repayments of PIK loan notes (2015 — $Nil) nor repayments of uncapitalised accrued interest on the notes (2015 — $Nil).

          As discussed in more detail in note 37, on 23 January 2017 $4,793.7m of shareholder loan notes were converted into ordinary shares and the remaining balance at the time, of $350.6m, was converted into exchangeable loan notes.

          The table below shows movements on the shareholder loan notes in issue during the year.

	2016	2015

	$ 000	$ 000
Shareholder loan notes in issue
Loan notes as at 1 January	4,349,283	3,953,732
Loan notes issued on exercise of Manager Loan Note Options (see note 32)	79,077	—
PIK interest capitalized	444,049	395,551

Shareholder loan notes at 31 December	4,872,409	4,349,283

Accrued interest on shareholder loan notes
PIK interest charge for the period	437,528	395,401
Interest on Manager Loan Note Options exercised (see note 32)	6,521	150
PIK interest capitalised on 31 December	(444,049)	(395,551)

Accrued interest at 31 December	—	—

          On 27 October 2016, the first stage of the Liberty acquisition (see note 37) saw Participants elect to exercise 55,249,337 Manager Loan Note Options (see note 32) which resulted in $79.1m of new loan notes being issued. Following the exercise of these options an element of the accrued UK national insurance contribution liability totalling $6.5m was paid.

          The loans and borrowings classified as financial instruments are disclosed in note 33 "Financial instruments."

          The group's exposure to market and liquidity risk in respect of loans and borrowings, including maturity analysis, is disclosed in note 34 "Financial risk management and impairment of financial assets."

          The group has pledged shares in the majority of the group's subsidiaries and receivables under hedging agreements as collateral for the group's bank loans and secured hedging arrangements. Also additional security has been granted by way of a floating charge over assets and fixed charges over book debts of the majority of group subsidiaries incorporated in England.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

27 Other provisions

	Option scheme	Other provisions	Total

	$ 000	$ 000	$ 000
At 1 January 2016	334,365	235	334,600
Charge in the period in respect of Manager Loan Note Options and UK national insurance contributions payable	26,660	—	26,660
Loan note options exercised	(85,598)	—	(85,598)
National Insurance contributions on loan note options exercised	(6,533)	—	(6,533)
Provisions arising during the year	—	121	121
Additional cash awards	67,747	—	67,747
Increase due to foreign exchange movements	86	—	86

At 31 December 2016	336,727	356	337,083

Current liabilities	336,727	356	337,083

          The provision for the Delta Topco Option Scheme (see note 32) represents the total charges of the Manager Loan Note Options taken to date and UK national insurance contributions payable and applicable to the Option Scheme. Other provisions represent a provision carried to reflect unused holidays which have accrued at the end of the reporting period. Management encourages employees to use any carry-forward holiday in the following calendar year.

          As discussed in note 37, the Liberty acquisition resulted in the Delta Topco Option Scheme crystallising in full and as such all provisions relating to the Option Scheme have materialised and been settled in full after the balance sheet date. Manager Loan Note options were exercised in full as part of this exercise and subsequently converted into ordinary shares or exchangeable notes as part of the recapitalisation of the company. The final liability for UK national insurance contributions was settled in full in February 2017.

28 Trade and other payables

	2016	2015

	$ 000	$ 000
Trade payables	13,799	11,326
Accrued expenses	126,922	123,268
Amounts due to other Delta Topco Group companies	—	—
Amounts due to related parties	297	—
Social security and other taxes	4,894	2,922
Other payables	13,003	2,695

	158,915	140,211

          The fair values of the trade and other payables classified as financial instruments are disclosed in note 33 "Financial instruments." The group's exposure to market and liquidity risks, including maturity analysis, related to trade and other payables is disclosed in note 34 "Financial risk management and impairment of financial assets."

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

29 Dividends

	2016	2015	2014

	$ 000	$ 000	$ 000
Dividends declared	—	196,578	795,674

          During 2016 no dividends were declared or paid (2015 — $196.6m; 2014 — $795.7m).

30 Obligations under leases and hire purchase contracts

Operating leases

          The group has entered into various commercial leases for the use of technical, IT and TV production equipment, a commercial vehicle fleet and office premises. These leases have an average life of between three and five years. There are no restrictions placed upon the group by entering into these leases.

          The total future value of minimum lease payments is as follows:

	2016	2015

	$ 000	$ 000
Within one year	2,757	3,074
In two to five years	7,015	7,374
In over five years	544	1,450

	10,316	11,898

31 Commitments

Capital commitments

          Capital commitments are amounts contracted but not provided for in these financial statements, in relation to items of property, plant and equipment. The total amount contracted but not provided for in the financial statements was $223,788 (2015-$157,517).

Other financial commitments

          In order to optimise cash flow the group enters into consignment stock arrangements in relation to the purchase of parts for the FIA Formula 2 Championship™ (formerly GP2 Series™) and GP3 Series™. The risks and rewards of ownership remain substantially with the supplier until the point of sale. The total amount of these other financial commitments not provided in the financial statements was $1.8m (2015-$1.3m).

32 Delta Topco Option Scheme

Group

Establishment of the Delta Topco Option Scheme

          In 2008 the company established the Delta Topco Option Scheme (the "Option Scheme") to align the interests of the Delta Topco Group's key personnel, consisting of several of the company's

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

directors and the group's other senior managers (the "Participants"), with the group and its shareholders through the award of rights and options over instruments issued by the company, so entitling them to a share in the future growth of the group as a whole.

          The collective grant of elements of the Option Scheme to each Participant is defined as an "Award."

Awards granted

          Following the establishment of the Option Scheme, Awards were made to the initial Participants on 20 June 2008. Participants were initially granted both an interest in Shares ("Manager Shares") and an option to acquire an interest in the company's Loan Notes ("Manager Loan Note Options").

          The company initially issued 90,716,794 Manager Shares to the Participants at a price payable of $0.01 per share. The company also granted options over $398,824,163 loan notes to the Participants. The grant price and exercise price under the options were both set at $0.000001 per $1 loan note.

          On 27 April 2012, the terms of the Option Scheme were amended, with some of the previously granted Manager Loan Note Options replaced by an option to acquire an additional interest in the company's Shares ("Manager Share Options"). 316,974,683 Manager Share Options were granted by the company at an exercise price of $Nil, in place of 6,218,649 of the previously issued Manager Loan Note Options.

          The company granted further Awards to new and existing Participants during 2012 in the form of Manager Share Options over a further 22,635,000 Shares to Relevant Participants and $30,861,918 of Manager Loan Note Options to Participants. The Manager Share Options were granted at a price of between $Nil and $0.04, and with an exercise price of between $Nil and $0.01 per Manager Share Option. The Manager Loan Note Options were granted at a price of between $Nil and $0.000004, and an exercise price of between $Nil and $0.000001 per Manager Loan Note Option.

          The company granted further Awards to a new Participant during 2014 in the form of Manager Share Options over a further 11,900,413 Shares and $9,149,990 of Manager Loan Note Options. The Manager Share Options were granted at a price of $0.0022, and with an exercise price of $0.01 per Manager Share Option. The Manager Loan Note Options were granted at a price of $0.00000022, and an exercise price of $0.00000011 per Manager Loan Note Option. No further awards were granted in 2015.

Awards vesting conditions

          Under the Awards initially granted in 2008, Awards to certain Participants vested on issue, whilst other Awards vested according to a vesting schedule. The vesting schedule for those other Awards was deemed to commence on 24 March 2006, with 10% of the Awards conditionally vesting on each anniversary. Consequently, at the grant date of 20 June 2008, 20% of the Awards had conditionally vested.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

          For the further Awards granted in 2012, again certain Awards vested on issue, and other Awards vested according to a vesting schedule. The vesting for those other Awards was either deemed to commence on 25 May 2012 or, in other cases, commenced on 22 October 2012, with 20% of the Awards conditionally vesting on grant and 20% of the Awards conditionally vesting on each anniversary.

          For any Awards not vesting fully on issue and not fully vested under the vesting schedule, those Awards were to vest unconditionally, and in full, on the date the company's controlling party, CVC Capital Partners SICAV — FIS S.A. (see note 36) ceased to hold, directly or indirectly, any shares in the company, or at any such date as determined by designated directors of the company who represent the controlling party ("I Directors").

          Participants in the Option Scheme were not entitled to exercise fully vested Awards, and did not become entitled to receive any cash, assets or other benefits following the exercise of vested interests, until the later of the date upon which they vested and the completion of an IPO of the company or change in the ultimate controlling party of the company. Awards could also be exercised on the completion of any sale, transfer, disposal, exchange, cancellation, redemption or reorganisation of not less than 5% of the controlling party's interest, or at a date determined by an I Director.

          In the event that a Participant ceased to be employed by, or otherwise engaged to provide services to, the company or the group, the company, at its sole discretion, could require the Participant to return its interest in the Awards. In such circumstances, the price payable to the Participant for their interests was dependent on the extent to which Awards were deemed to have vested, with vested Awards transferred at fair value and unvested Awards transferred at the lower of fair value and cost to the Participant.

Accounting for the Option Scheme and developments in the period

          Prior to 2012, the Manager Shares element of the Awards was accounted for by the company by applying the provisions of IFRS 2 Share-based Payments in respect of cash-settled transactions, on the basis that full vesting (which is conditional on an exit through sale or IPO) was sufficiently uncertain that an estimate of the likely vesting period could not be determined.

          Developments during 2012, which saw a number of placements of the company's shares and preparation work for a potential IPO, led the directors of the company to conclude that an event that would trigger the vesting and/or exercise of Awards under the Option Scheme would occur. As developments enabled the directors to determine a reasonable assessment of the likely vesting period, IFRS 2 now requires elements of the scheme to be accounted for as equity-settled rather than cash-settled. As a result of this change the Manager Shares and Manager Share Option elements of the Option Scheme have been accounted for as equity-settled.

          The Manager Loan Note Options have been accounted for in accordance with IAS 19 (see note 27). Full vesting of the Manager Loan Note Options under the Option Scheme was also conditional on an exit, as per the provisions noted above in respect of Manager Shares and Manager Share Options. Therefore, prior to 2012, as there was significant uncertainty over the occurrence and timing of an exit, and to the extent that no exit was regarded as probable, then no charge or liability was recorded. Following the developments in 2012, as it was now considered

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

possible to determine the expected number of Manager Loan Note Options that were considered more likely than not to vest, an expense has been recorded.

          UK national insurance contributions are payable upon exercise of Awards, where any relevant Participant holds, or has held, a UK-based service contract or employment within the group. Therefore, provisions were recognised for the expected national insurance contribution payable based on the estimated value on exercise less any amounts payable on grant or exercise of the Manager Shares, Manager Share Options and Manager Loan Note Options.

          In December 2013, the assumption around the vesting period was reassessed and pushed back to a later date, with the result that the proportion of Awards deemed to have vested decreased, so resulting in a credit to the share-based payment charge. Certain Awards were also forfeited following a Participant's departure from employment with the group, and resulting in the expense previously recognised in relation to the relevant Awards being reversed.

          Whilst no further changes were made to the assumptions applied in accounting for the Option Scheme in 2014, during 2015 the vesting assumptions were reviewed and amended to reflect management's updated conclusions on the likely vesting period. As a result an additional charge of $14.2m was recognised to reflect the slight acceleration of the vesting of awards. No further changes were made to the vesting assumptions during 2016 and during the period all awards became fully vested.

Awards exercised

          Based on the Option Scheme's rules, on 25 June 2012, Participants were offered the opportunity to exercise and dispose of elements of their vested rights through participation in the sale of shares and loan note interests in the company. All Participants with Awards issued prior to that date participated and the exercise saw rights over 58,508,040 Manager Share Options and 145,900,585 Manager Loan Note Options exercised, as Participants sold 90,716,794 Manager Shares, and the shares and loan notes issued following exercise of the Manager Share Options and Manager Loan Note Options to new investors.

          Following the transactions the benefits accruing to Participants from the sale of shares and loan notes were transferred into Escrow, where funds will be held pending either completion of an IPO, a change in the ultimate controlling party of the Company or the approval of their release by an I Director, as per Option Scheme rules.

          On 31 October 2012, the company offered, to all holders of shareholder loan note instruments, to repay a proportion of the principal and accrued and unpaid interest on shareholder loan note instruments as at 31 October 2012. Participants were offered the opportunity to participate in this repurchase by exercising sufficient Manager Loan Note Options. As a result Participants elected to exercise 12,615,253 Manager Loan Note Options. Certain Participants had until 17 April 2013 to determine whether they would exercise 46,673,580 Manager Loan Note Options. All Participants who deferred their exercise of Manager Loan Note Options subsequently exercised these on 17 April 2013.

          Following the 31 October 2012 and 17 April 2013 shareholder loan note and interest repayments, the benefits accruing to the Participants were also transferred to Escrow to be released in accordance with the terms of the Option Scheme noted above.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

          Following the exercise of rights under the Option Scheme during 2013 by Participants with UK based service contracts, an element of the accrued UK national insurance contribution liability totalling $6.1m was paid.

          On 26 March 2014 the company offered to repay a proportion of the principal and accrued and unpaid interest on shareholder loan note instruments. Participants were offered the opportunity to participate in this repurchase by exercising sufficient Manager Loan Note Options. As a result certain Participants elected to exercise 5,558,694 Manager Loan Note Options on 26 March 2014 and others exercised rights over 11,976,192 Manager Loan Note Options on 11 April 2014. Following the shareholder loan note and interest repayments, the benefits accruing to the Participants were transferred to escrow to be released in accordance with the terms of the Option Scheme noted above.

          Following the exercise of rights under the Option Scheme during 2014 by Participants with UK based service contracts, an element of the accrued UK national insurance contribution liability totalling $2.0m was paid.

          No rights were exercised in 2015.

          On 27 October 2016, as a result of the first stage of the Liberty acquisition (see note 37), which saw Participants able to exercise rights under the plan, Participants elected to exercise 108,811,183 Manager Share Options and 55,249,337 Manager Loan Note Options. Following the exercise of these options an element of the accrued UK national insurance contribution liability totalling $6.5m was paid.

Expense recognised

          As noted, with the directors of the company concluding in 2012 that an event would occur that would trigger the vesting and/or exercise of all elements of the Awards under the Option Scheme, an expense has been recorded subsequently in the financial statements in accordance with the requirements of IFRS 2 and IAS 19. In accordance with the accounting policies (see note 4), the expense recognised during 2016 is detailed below:

	2016	2015	2014

	$ 000	$ 000	$ 000
Additional cash awards	67,747	—	—
Equity-settled share-based payment cost	422	26,890	20,881
Manager Loan Note Options cost	29,499	69,985	57,561
National insurance contribution payable	(2,839)	1,390	(2,422)

	94,829	98,265	76,020

          The expense arising from equity-settled share-based payment transactions has been recognised in the income statement as a specific item included within administrative expenses (see note 10) with a corresponding entry booked to the share-based payment reserve within Equity, whilst the expense arising from Manager Loan Note Options has been recognised in the income statement as a specific item included within administrative expenses (see note 10) but with a

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

corresponding provision carried on the balance sheet (see note 27). The expense includes interest accruing at an annually compounded rate of 10% under the terms of the options.

          During the year, to maintain alignment between the Participants in the scheme and the company's other shareholders, the Participants were awarded one-off additional cash awards totaling $67.7m, to provide them with an equivalent distribution to the cash dividends paid to the shareholders in 2014 and 2015, and which could not be paid to escrow arrangements on behalf of the Participants at the time on the basis that their interest was held through unexercised Manager Share Options. The cost of this distribution has been accrued in the income statement as a specific item included within administrative expenses (see note 10), consistent with the historic treatment of the other costs of the Option Scheme. These amounts were settled in cash in January 2017.

          The expense arising from estimated applicable UK national insurance contributions based on the charges taken in respect of interests of Participants who hold, or held, UK-based employment within the group, has also been recognised in the income statement as a specific item included within administrative expenses (see note 10) with a corresponding provision carried on the balance sheet (see note 27). As at 31 December 2016 the final liability has been assessed based on the post-balance sheet date crystallisation of the Option Scheme as a result of the acquisition of the group by Liberty Media Corporation (see note 37), and a credit has been taken to the Income Statement to release excess charges that had previously been provided for and would not now crystallise.

Provision in respect of the Option Scheme

          The table below shows the movement in the provision created for the IAS 19 costs of the Manager Loan Note Options recognised in the period and UK national insurance contributions payable and applicable to the Option Scheme.

	Manager Loan Note Options	Additional cash awards	National Insurance Contribution	Total

	$ 000	$ 000	$ 000	$ 000
At 1 January 2016	295,828	—	38,537	334,365
Charge in the period in respect of Manager Loan Note Options and UK national insurance contributions payables	29,499	67,747	(2,839)	94,407
Loan note options exercised	(85,598)	—	—	(85,598)
National Insurance contributions on loan note options exercised	—	—	(6,533)	(6,533)
Increase (decrease) due to foreign exchange differences	—	—	86	86

At 31 December 2016	239,729	67,747	29,251	336,727

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

32 Delta Topco Option Scheme (Continued)

Unexercised Awards outstanding

          As at 31 December 2016, 183,832,843 (2015-292,644,026; 2014-292,644,026) Manager Share Options and 152,223,801 (2015-207,473,138; 2014-207,473,138) Manager Loan Note Options remain unexercised.

Manager Share Options and Manager Loan Notes

          The table below shows the number of Manager Share Options and Manager Loan Notes granted and exercised during the period, and the number outstanding as at 31 December 2016.

	Manager Share Options			Manager Loan Note Options

	2016 No.	2015 No.	2014 No.	2016 No.	2015 No.	2014 No.

Outstanding as at start of period	292,644,026	292,644,026	280,743,613	207,473,138	207,473,138	215,858,034
Granted during the period	—	—	11,900,413	—	—	9,149,990
Exercised during the period	(108,811,183)	—	—	(55,249,337)	—	(17,534,886)

Outstanding as at end of period	183,832,843	292,644,026	292,644,026	152,223,801	207,473,138	207,473,138

Exercisable as at end of period	—	—	—	—	—	—

Impact of Liberty transaction

          Liberty's acquisition of the remainder of the company on 23 January 2017 allowed for Participants to exercise in full the remainder of their Manager Share Options and Manager Loan Note Options to participate in the transaction (see note 37).

33 Financial instruments

Financial assets

Loans and receivables

	Carrying and fair value

	2016	2015

	$ 000	$ 000
Cash and cash equivalents (see note 23)	624,405	452,428
Trade and other receivables (see note 21)	287,745	206,929

	912,150	659,357

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

33 Financial instruments (Continued)

Financial assets at fair value through profit or loss

Derivatives

	Carrying and fair value

	2016	2015

	$ 000	$ 000

Foreign exchange forward contracts and options (see note 19)	5,031	6,366
Interest rate swaps (see note 19)	6,240	—

	11,271	6,366

Financial liabilities

Financial liabilities at amortised cost

	Carrying and fair value

	2016	2015

	$ 000	$ 000
Trade and other payables (see note 28)	154,021	137,288
Borrowings (see note 26)	9,007,293	8,483,249

	9,161,314	8,620,537

Derivative financial liabilities at fair value through profit and loss

	Carrying and fair value

	2016	2015

	$ 000	$ 000
Foreign exchange forward contracts and options (see note 19)	59	226
Interest rate swaps (see note 19)	15,825	30,228

	15,884	30,454

Valuation methods and assumptions

Loans and receivables

          Loans and receivables are carried at amortised cost, in accordance with the accounting policy. The carrying value might be affected by changes in credit risk of the counterparties.

          The fair value of each financial asset is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The fair value of cash and cash equivalents, trade receivables and other current receivables

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

33 Financial instruments (Continued)

are considered to approximate their carrying amounts largely due to the short-term maturities of these instruments.

Foreign exchange forward contracts and options and interest rate swaps

          Financial assets and liabilities at fair value through profit or loss represent those foreign exchange forward contracts and options that are used to manage foreign currency risk arising from expected sales and purchases, and those interest rate swaps used to reduce the level of floating rate interest risk on loans and borrowings.

          The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

          The group enters into derivative financial instruments with various counterparties, principally financial institutions with investment grade credit ratings. Derivatives valued using valuation techniques with market observable inputs are foreign exchange forward contracts and options and interest rate swaps. The most frequently applied valuation techniques include forward pricing models and swap models, using present value calculations. The models incorporate various inputs including the credit quality of counterparties, foreign exchange spot and forward rates and interest rate curves.

          The group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

          Level 1:    quoted (unadjusted) prices in active markets for identical assets or liabilities;

          Level 2:    other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly;

          Level 3:    techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

          As at both 31 December 2016 and 31 December 2015 the group held foreign exchange forward contracts and interest rate swaps carried at fair value in the balance sheet, with fair values being determined by applying level 2 of the hierarchy.

Financial liabilities at amortised cost

          The fair value of each financial liability is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

          The following methods and assumptions were used to estimate the fair values:

  •
  Trade payables and other current liabilities approximate to their carrying amounts largely due to their short-term maturities;

  •
  The fair value of loans from banks and other financial liabilities, as well as other non-current financial liabilities, is estimated by discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets

          The group's principal financial liabilities, other than derivatives, comprise loans and borrowings and trade and other payables, the main purpose of which is to finance the group's operations. The group has loan and other receivables, trade and other receivables, and cash and short-term deposits that derive directly from its operations, and also enters into derivative transactions.

          The group is exposed to market risk (including interest rate and foreign currency risk), credit risk and liquidity risk. Management of these risks is primarily the responsibility of the group's senior finance team. The group's senior finance team ensures that the group's financial risk-taking activities are in accordance with the terms of the shareholder and external loans and borrowings. Decisions to enter into derivative transactions are made by the group's senior finance team within parameters agreed with the board of directors. It is also the board of directors that will approve any exercises to buy back or restructure debt.

Credit risk and impairment

          Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The company is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Trade receivables

          The majority of the group's trade receivables are due from large national or multinational companies, or may be due from third parties which are government supported, and the associated risks of default are therefore considered low. Such transactions are also sometimes backed by letters of credit.

          Outstanding customer receivables are regularly monitored and any contracts with major customers are occasionally covered by letters of credit or other forms of credit insurance such as guarantees.

Financial instruments and cash deposits

          Credit risk from balances with banks and financial institutions is managed by the group's senior management and the credit risk on liquid funds and derivative financial instruments is considered limited because the counterparties are banks and financial institutions with high credit-ratings assigned by international credit-rating agencies.

          Limits are set to minimise the concentration of risks and therefore mitigate financial loss through potential counterparty failure.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets (Continued)

Loans and receivables credit risk exposure and management

2016	Maximum amount of exposure	Provision for doubtful debt	Carrying value
	$ 000	$ 000	$ 000
Cash and cash equivalents	624,405	—	624,405
Trade and other receivables	317,411	(29,666)	287,745

	941,816	(29,666)	912,150

2015	Maximum amount of exposure	Provision for doubtful debt	Carrying value
	$ 000	$ 000	$ 000
Cash and cash equivalents	452,428	—	452,428
Trade and other receivables	230,446	(23,517)	206,929

	682,874	(23,517)	659,357

Concentrations of credit risk

          The majority of the group's trade receivables are due from large national or multinational companies, or may be due from third parties which are government supported, and the associated risks of default are therefore considered low. Letters of credit or other forms of guarantee may also be required. The group is able to offset amounts due from certain customers, to whom significant logistics sales have been made.

          Outstanding customer receivables are regularly monitored and provision made for estimated irrecoverable amounts. As at 31 December 2016 the group had 15 customers (2015-9 customers) that owed the group more than $5.0m each and which accounted for approximately 89% (2015-84%) of all receivables. These year end receivables were typically in respect of advanced invoicing of rights being granted for the following year's Championship season and its events.

          The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed. The group evaluates the concentration of risk with respect to trade receivables as low, as its customers are located in several jurisdictions and industries and operate in largely independent markets.

Collateral held as security and other debt enhancements

The group does not hold collateral as security

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets (Continued)

Past due and impaired financial assets

Allowances for impairment by credit losses

Loans and receivables

$ 000
At 1 January 2015	8,878
Impairment for losses charged to income	16,408
Amounts released to income (unused)	(1,769)

At 31 December 2015	23,517
Impairment losses charged to income	13,934
Amounts released to income (unused)	(7,785)

At 31 December 2016	29,666

Ageing of receivables

				Neither past due nor impaired		Past due but not impaired

	Total		<30 days	30 - 60 days	61 - 90 days	91 - 120 days	>120 days

	$ 000	$ 000	$ 000	$ 000	$ 000	$ 000	$ 000
2016	273,201	258,305	4,267	2,900	697	4,194	2,838
2015	189,690	172,262	7,747	4,678	1,128	2,189	1,686

Market risk

          Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Key market risks affecting the group include interest rate risk and currency risk. Financial instruments affected by market risk include loans and borrowings, deposits and derivative financial instruments.

          The sensitivity analyses below have been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives and the proportion of financial instruments in foreign currencies are all constant.

          The analyses exclude the impact of movements in market variables on the carrying value of provisions and on the non-financial assets and liabilities of foreign operations.

Foreign exchange risk

          Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

          The group manages its foreign currency risk by entering into intra-group transactions that move foreign currency funds between subsidiaries to minimise foreign currency exposures.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets (Continued)

          The group's exposure to the risk of changes in foreign exchange rates relates primarily to the group's operating activities (when revenue or expense is denominated in a different currency from the group's functional currency) and the group's net investments in foreign subsidiaries.

Sensitivity analysis

          The following analysis demonstrates the sensitivity to a reasonably possible change in the GBP and EUR exchange rate, with all other variables held constant, of the group's loss before tax (due to changes in the value of financial assets and liabilities including foreign currency derivatives). The group's exposure to foreign currency changes for all other currencies is not material.

          The impact on loss before tax of a 10% strengthening or weakening of the US dollar against the Euro (assuming a year end closing rate of 1 Euro=1.0541 U.S. Dollars) is projected a maximum increase or decrease of $6.2m (2015-increase or decrease of $2.6m), with a resulting equivalent impact on equity.

          The impact on loss before tax of a 10% strengthening or weakening of the US dollar against GBP (assuming a year end closing rate of 1 GBP=1.2312 US Dollars) is projected a maximum increase or decrease of $5.2m (2015-increase or decrease of $5.5m), with a resulting equivalent impact on equity.

          The movement on the loss before tax and equity is a result of a change in the fair value of derivative financial instruments not designated in a hedging relationship and monetary assets and liabilities denominated in GBP or EUR, where the functional currency of the company is a currency other than GBP or EUR. Although the derivatives have not been designated in a hedge relationship, they act as an economic hedge and will offset the underlying transactions when they occur.

Interest rate risk

          Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The group's exposure to the risk of changes in market interest rates relates primarily to the group's long-term debt obligations which are all subject to floating interest rates. To manage this exposure, the group enters into interest rate swaps, in which the group agrees to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount.

          At 31 December 2016, after taking into account the effect of interest rate swaps, approximately 83% (2015-83%) of the group's total borrowings (including shareholder loan notes) are at a fixed rate of interest.

Sensitivity analysis

          With all other variables held constant, the group's loss before tax is affected through the impact on floating rate borrowings and cash deposits, and derivatives at fair value through the profit or loss. The analysis demonstrates the sensitivity to a reasonably possible change in interest rates applied to those financial assets and liabilities held at the relevant year ends.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets (Continued)

          In 2016, a 0.5% increase or decrease in interest rates (against the actual LIBOR rates which applied during the year) would decrease or increase the loss before tax by a maximum of $1.6m (2015-decrease or increase the loss before tax by $16.5m). A 1.5% increase in interest rates would decrease the loss before tax by $6.4m (2015-decrease loss before tax by $12.1m). A 2.5% decrease in interest rates would decrease the profit before tax by $14.4m (2015-decrease the loss before tax by $3.6m), with a resulting equivalent impact in equity.

Liquidity risk

          The group's objective is to maintain a balance between continuity of funding and flexibility through the use of revolving credit facilities, bank loans and shareholder loans. The group monitors liquidity on an ongoing basis and enters into well diversified instruments with staggered maturities in response to anticipated liquidity and financing requirements.

Maturity analysis

          The table below summarises the maturity profile of the group's financial liabilities (excluding shareholder loan notes) based on contractual undiscounted payments.

2016	Within 1 year	Between 1 and 5 years	After more than 5 years	Total
	$ 000	$ 000	$ 000	$ 000
Trade and other payables	154,021	—	—	154,021
Interest bearing borrowings (excluding shareholder loan notes)	245,794	4,136,021	1,054,406	5,436,221
Derivative financial instruments	15,826	(568)	—	15,258

	415,641	4,135,453	1,054,406	5,605,500

2015	Within 1 year	Between 1 and 5 years	After more than 5 years	Total
	$ 000	$ 000	$ 000	$ 000
Trade and other payables	137,289	—	—	137,289
Interest bearing borrowings (excluding shareholder loan notes)	229,494	916,922	4,312,500	5,458,916
Derivative financial instruments	29,335	—	—	29,335

	396,118	916,922	4,312,500	5,625,540

          Shareholder loan notes have accrued annual compound interest at 10% per annum and have been capitalised post year end, with the exception of $350.6m which has been converted into an Exchangeable Loan Note (see notes 26 and 37).

          As discussed in note 37 the shareholder loans were converted into ordinary shares and exchangeable notes on 23 January 2017.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

34 Financial risk management and impairment of financial assets (Continued)

Capital risk management

Capital components

          The directors consider the capital of the group as most appropriately represented by equity attributable to the shareholders of the parent, shareholder loans and accrued interest on shareholder loans.

Capital management

          In assessing the management of capital, the directors review the current and forecast future projected EBITDA of the business. The level of debt is reviewed annually, with additional interim reviews as necessary where facts and circumstances warrant.

          No changes were made in the objectives or processes for managing equity attributable to the shareholders of the parent, shareholder loans and accrued interest on shareholder loans during the year.

          The group monitors capital on an absolute basis, as shown below:

	2016	2015

	$ 000	$ 000
Shareholder loan notes	4,872,409	4,349,283
Equity	4,220,062	3,812,130

	9,092,471	8,161,413

35 Related party transactions

Key management personnel and compensation

          Key management personnel are considered to be the directors of the group, and their compensation for qualifying services is disclosed within directors' remuneration (see note 13).

Summary of transactions with key management

          Transactions with key management include expense recharges and transactions under the Delta Topco Option Scheme (see note 32) and consultancy fees.

          On 18 May 2015 the group transferred six subsidiaries, Beta Principal Limited, Beta Operations Limited, Beta Topco 1 Limited, Beta Topco 2 Limited, Speed Investments Limited and Gamma Topco Limited to Ms Sacha Woodward Hill, a director of the company. These companies were transferred for consideration of either $1 or £2, being the amount of the issued paid up share capital in each company at the time of the disposals. There was no profit or loss on the disposals in the books of their parent companies.

Directors' Interests in the Delta Topco Option Scheme

          Manager Share Options held by directors did not have an expiry date and all had an exercise price of between $Nil and $0.01 (2015-$Nil and $0.01; 2014-$Nil and $0.01). Manager Loan Note

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

35 Related party transactions (Continued)

Options held by directors did not have an expiry date and all have an exercise price of $0.000001 (2015-$0.000001; 2014-$0.000001). The number of Manager Share Options and Manager Loan Note Options held by directors who were Participants in the Option scheme, and which were outstanding at each year end were:

	2016 Number	2015 Number	2014 Number

Manager Share Options	149,645,976	234,148,699	234,148,699
Manager Loan Note Options	121,796,450	166,002,241	166,002,241

	2016 $	2015 $	2014 $

Additional cash awards	67,747,000	—	—

Summary of transactions with other related parties

          Other related parties include:

  •
  Companies controlled by Mr B C Ecclestone, who was until 23 January 2017 a director of the company

  •
  Companies controlled by close family members of Mr B C Ecclestone

  •
  Close family members of Mr B C Ecclestone

  •
  Companies related to funds managed and/or advised by CVC Capital Partners SICAV — FIS S. A., its subsidiaries or affiliates (see note 36)

  •
  Companies within the Liberty Media Corporation Group (see note 36)

          Transactions with other related parties include travel sales, recharged expenses, rent charges, insurance and other property charges and monitoring fees, and where applicable are conducted at the same rates, and under the same terms, as similar transactions with third parties.

          Other than loans, outstanding balances at the year-end are unsecured and interest-free and settlement occurs in cash. All outstanding balances with other related parties were cleared subsequent to the balance sheet date. There have been no guarantees provided or received for any related party receivables or payables.

          Shareholder loan notes are discussed in note 26.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

35 Related party transactions (Continued)

Income and receivables from related parties

2016	Key management	Other related parties
	$ 000	$ 000
Travel sales	—	46
Hospitality sales	—	16
Expenses recharged	50	119

Total amounts received from related parties	50	181

Amounts receivable from related party as at 31 December	56	99

2015	Key management	Other related parties
	$ 000	$ 000
Travel sales	—	137
Hospitality sales	—	96
Expenses recharged	180	531

Total amounts received from related parties	180	764

Amounts receivable from related party as at 31 December	211	520

2014	Key management	Other related parties
	$ 000	$ 000
Travel sales	—	178
Expenses recharged	18	158

Total amounts received from related parties	18	336

Amounts receivable from related party as at 31 December	4	1

Expenditure with and payables to related parties

2016	Key management	Other related parties
	$ 000	$ 000
Monitoring fee	—	1,356
Rent charged	—	1,360
Insurance and other property charges	—	19
Settlement of liabilities	—	136
Consultancy fees	1,535	—

Total amounts paid to related parties	1,535	2,871

Amounts payable to related party as at 31 December	—	297

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

35 Related party transactions (Continued)

2015	Other related parties
$ 000
Monitoring fee	1,528
Rent charged	1,603
Insurance and other property charges	349

Total amounts payable to related parties	3,480

Amounts payable to related party as at 31 December	—

2014	Key management	Other related parties
	$ 000	$ 000
Monitoring fee	—	1,645
Rent charged	—	1,726
Insurance and other property charges	—	23
Expenses recharged	2	—

Total amounts paid to related parties	2	3,394

Amounts payable to related party as at 31 December	—	—

36 Parent and ultimate parent undertaking

          Prior to 23 January 2017 Delta Topco Limited was majority controlled by funds managed and/or advised by CVC Capital Partners SICAV — FIS S.A., its subsidiaries or affiliates. On 23 January 2017 100% of Delta Topco Limited was acquired by a wholly owned subsidiary of Liberty Media Corporation, a Nasdaq listed company incorporated in the United States of America for which financial statements are publicly available.

          In the opinion of the directors, the ultimate parent undertaking of the company is Liberty Media Corporation.

37 Non adjusting events after the financial period

          On 7 September 2016 it was announced that Liberty had reached agreement to acquire the company in a two stage transaction from its existing shareholders (see note 36). Concurrent with the announcement, Liberty acquired an 18.7% minority stake in the company and agreed terms to acquire the remainder of the company's ordinary share capital in a second transaction subject to obtaining certain necessary approvals.

          The completion of the full acquisition was subject to the satisfaction of certain conditions, including the receipt of: (i) certain clearances and approvals by anti-trust and competition law authorities in various countries, (ii) certain third-party consents and approvals, including that of the FIA, and (iii) the approval of Liberty's stockholders. With those approvals obtained, Liberty completed the 100% acquisition of the company on 23 January 2017.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

37 Non adjusting events after the financial period (Continued)

Transaction costs

          The Liberty acquisition process resulted in the group incurring significant one-off advisory, professional, arrangement and lender consent fees related to the transactions. As at 31 December 2016 the group had accrued $9.0m of costs incurred to date, which have been treated in the Income Statement as a specific item included within administrative expenses (see note 10). Total costs related to the transactions are currently projected to total approximately $63.5m, and the additional $54.5m not accrued in 2016 has been subsequently recognised on completion of the transaction in the post balance sheet period. A proportion of these costs recognised in 2017 has been paid to a related party of the company.

Capital restructure

          Immediately prior to the completion of the Liberty transaction on 23 January 2017, the company's shareholder loan notes (see note 26) were restructured.

          After accruing an additional $30.7m of interest since 31 December 2016, and with $241.2m of additional shareholder loan notes, including accrued interest thereon, issued on 23 January 2017 following exercise of Manager Loan Note Options in connection with participants' rights under the Delta Topco Option Scheme (as discussed below), the balance of the shareholder loan notes had increased by 23 January 2017 to $5,144.3m. Under a capital restructuring immediately prior to the sale of the company to Liberty, $4,793.7m of shareholder loan notes were converted into 4,793.7m ordinary shares and the remaining balance of $350.6m was replaced with new exchangeable notes. Those newly issued ordinary shares not issued to Liberty were then sold to Liberty, together with the remainder of the company's ordinary share capital held by other shareholders to complete the acquisition transaction.

          The exchangeable notes are 2% fixed rate unsecured exchangeable redeemable loan notes with a maturity date of 23rd July 2019.

          Given the restructuring of the loan notes in January 2017, $4,521.8m of shareholder loan notes as at 31 December 2016, being the total balance of shareholder loan notes less the $350.6m subsequently converted into exchangeable notes, have been reclassified from non-current to current liabilities within the consolidated statement of financial position as at 31 December 2016 which are disclosed herein.

Delta Topco Option Scheme

          The completion of the Liberty transaction and their 100% acquisition of the company triggered the full crystallisation of the Delta Topco Option Scheme (see note 32) in the post balance sheet period.

          Under the agreed terms of the Option Scheme, Participants took up their rights to exercise all remaining Manager Share Options and Manager Loan Note Options. On 23 January 2017, this saw Participants issued with $241.2m of shareholder loan notes, including accrued interest thereon, and 183.8m ordinary shares in the company. As part of the capital restructuring discussed above, Participants exchanged the shareholder loan notes for an additional 306.4m ordinary shares and $22.4m of exchangeable notes, selling all their interests in ordinary shares to Liberty immediately thereafter.

Delta Topco Limited and Subsidiaries

Notes to the Financial Statements for the Year Ended 31 December 2016 (Continued)

37 Non adjusting events after the financial period (Continued)

          Subsequent to the exercise of those rights and the related transaction, in the post balance sheet period provisions taken in respect of the Option Scheme have been utilised as the associated shareholder loan notes were issued to Participants following exercise of their options, the additional awards totalling $67.7m accrued in 2016 have been settled in cash and $29.2m UK national insurance contributions arising from the transactions have been settled. As the provisions relating to the Delta Topco Option Scheme have been settled in full in the period after the balance sheet date the $336.7m provision has been reclassified from non-current to current liabilities.

Changes to management

          On 23 January 2017 the Liberty acquisition was completed and concurrently it was announced that the group's long-serving Chief Executive and director of the company Bernard Ecclestone was to stand down and that a number of new senior executives were joining the group to work with the other existing members of the group's senior management.

Property commitment

          Subsequent to the completion of the acquisition of the company, and the changes to its management, the group has initiated plans to relocate its head office in order to facilitate the implementation of the new management team's strategic and operational plans and to allow for a related substantial increase in headcount. As a result on 24 February 2017 Formula One Management Limited, a group company, signed a lease agreement for new office premises which requires fit out and is expected to be available for occupation later in 2017. The lease has a term of 15 years with a tenant only break option after 10 years.

Debt amend and extend

          On 2 March 2017, the group agreed terms with its lenders to amend and extend the terms of its Senior Loan facilities (see note 26). Under the revised terms, interest margins incurred on the USD elements of the loans have been reduced from LIBOR + 3.75% to LIBOR + 3.25%, and the maturity of the Senior Loan facilities has been extended to 1 February 2024. As part of the arrangements the group has also repaid $300.0m of its $1,000.0m Second Lien facilities from surplus balance sheet cash.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

          The following unaudited pro forma consolidated financial information and related notes present the historical financial statements of Liberty Media Corporation ("Liberty Media") and Formula 1 as if the completion of Liberty Media's acquisition of Delta Topco, the holding company for the Formula 1 business, had previously occurred on the dates specified below. In addition, the unaudited pro forma consolidated financial data reflects borrowings under a new margin loan agreement and other adjustments related to the business combination as detailed in the notes hereto.

Pro Forma Information

          The unaudited pro forma financial information reflects the estimated aggregate consideration of approximately $4.7 billion for the acquisition of Formula 1, as calculated below (in millions):

Cash(1)	$3,050
Fair value of Series C Liberty Formula One Group tracking stock issued to sellers(2)	1,617

$4,667

(1)
On September 7, 2016, Liberty Media paid $746 million cash in order to purchase a nearly 20% interest in Formula 1. On October 27, 2016, Liberty Media acquired an additional $13 million incremental equity interest of Delta Topco, maintaining Liberty Media's investment in Delta Topco on an undiluted basis and increasing slightly to 19.1% on a fully diluted basis. $1.55 billion of the cash payment was funded by cash raised from the issuance of 62 million shares to certain third party investors, as discussed in note 3(b). Liberty Media used a portion of the net proceeds of the New Convertible Notes, as defined and discussed in note 3(e) to fund an increase to the cash consideration payable to the selling shareholders of Formula 1 by approximately $400 million related to approximately 19 million shares that would otherwise have been issuable to the selling shareholders which have been reserved for issuance to Formula 1 teams. The remaining $341 million cash payment was funded by the issuance of a New Margin Loan (note 3(d)) and cash on hand.

(2)
The fair value is based on the issuance of approximately 56 million shares of Series C Liberty Formula One common stock, which were delivered to the sellers of Formula 1, based on the closing share price on January 23, 2017.

          The unaudited pro forma financial information related to the Formula 1 business combination was prepared using the acquisition method of accounting and is based on the assumption that the business combination of Formula 1 took place as of December 31, 2016 for purposes of the unaudited pro forma balance sheet and as of January 1, 2016 for purposes of the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016.

          In accordance with the acquisition method of accounting, the actual consolidated financial statements of Liberty Media will reflect the Formula 1 business combination only from and after the date of the completion of the acquisition. Liberty Media is currently undertaking a detailed analysis of the fair value of Formula 1's assets and liabilities. The purchase price allocated related to the Formula 1 business combination is not yet finalized. Accordingly, the unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma consolidated financial statements and Liberty Media's future results of operations and financial position.

          The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of Liberty Media would actually have been had the business combination occurred on the dates noted above, or to project the results of operations or financial position of Liberty Media for any future periods. The unaudited pro forma adjustments are based on available information and certain assumptions that Liberty Media management believes are reasonable. The unaudited pro forma adjustments are directly attributable to the business combination and are expected to have a continuing impact on the results of operations of Liberty Media. In the opinion of Liberty Media management, all adjustments necessary to present fairly the unaudited pro forma consolidated financial information have been made.

          The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the notes hereto.

Liberty Media Corporation

Pro Forma Consolidated Balance Sheet

As of December 31, 2016

(unaudited)

	Liberty Media Corporation Historical	Formula 1, as reported(2)	IFRS-US GAAP Adjustments(2)		Presentation reclass	Other Pro Forma Adjustments(3)		Liberty Media Corporation, as adjusted

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$562	624	—		—	(46)	(a)(d)(e)(h)	1,140
Trade and other receivables, net	240	287	—		—	—		527
Other current assets	227	51	(3)	(b)	—	—		275

Total current assets	1,029	962	(3)		—	(46)		1,942

Investments in available-for-sale securities and other cost investments	1,309	—	—		—	(759)	(a)	550
Investments in affiliates, accounted for using the equity method	1,117	—	—		—	—		1,117
Property and equipment, at cost	3,182	65	—		—	—		3,247
Accumulated depreciation	(830)	(58)	—		—	—		(888)

	2,352	7	—		—	—		2,359

Intangible assets not subject to amortization
Goodwill	14,345	4,039	1,370	(a)	—	(1,224)	(f)	18,530
FCC licenses	8,600	—	—		—	—		8,600
Other	1,073	—	—		—	—		1,073

	24,018	4,039	1,370		—	(1,224)		28,203

Intangible assets subject to amortization, net	1,072	149	302	(b)	—	5,033	(f)	6,556
Other assets	480	429	(299)	(b)	—	—		610

Total assets	$31,377	5,586	1,370		—	3,004		41,337

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$985	159	—		—	64	(j)	1,208
Current portion of debt	5	4,521	—		—	(4,521)	(g)	5
Deferred revenue	1,877	271	—		—	—		2,148
Other current liabilities	5	368	—		—	(337)	(h)	36

Total current liabilities	2,872	5,319	—		—	(4,794)		3,397

Long-term debt	8,013	4,486	—		—	841	(c)(d)(e)(g)	13,340
Deferred income tax liabilities	2,025	1	—		—	985	(f)	3,011
Other liabilities	751	—	—		—	—		751

Total liabilities	13,661	9,806	—		—	(2,968)		20,499

Stockholders' equity:
Preferred stock	—	—	—		—	—		—
Series A Liberty SiriusXM common stock	1	—	—		—	—		1
Series A Liberty Braves common stock	—	—	—		—	—		—
Series A Liberty Formula One common stock	—	—	—		—	—		—
Series B Liberty SiriusXM common stock	—	—	—		—	—		—
Series B Liberty Braves common stock	—	—	—		—	—		—
Series B Liberty Formula One common stock	—	—	—		—	—		—
Series C Liberty SiriusXM common stock	2	—	—		—	—		2
Series C Liberty Braves common stock	—	—	—		—	—	—
Series C Liberty Formula One common stock	1	—	—		—	1	(b)	2
Additional paid-in capital	87	3,489	—		(6,339)	6,016	(a)(b)(c)(e)(f)(g)(h)	3,253
Accumulated other comprehensive earnings (loss), net of taxes	(62)	11	—		(11)	—		(62)
Retained earnings	11,727	(7,720)	1,370	(a)	6,350	(45)	(i)(j)	11,682

Total stockholders' equity	11,756	(4,220)	1,370		—	5,972		14,878
Noncontrolling interests in equity of subsidiaries	5,960	—	—		—	—		5,960

Total equity	17,716	(4,220)	1,370		—	5,972		20,838

Commitments and contingencies
Total liabilities and equity	$31,377	5,586	1,370		—	3,004		41,337

Liberty Media Corporation

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2016

(unaudited)

	Liberty Media Corporation Historical	Formula 1, as reported(2)	UK GAAP- US GAAP Adjustments(2)	Presentation Reclass(2)		Other Pro Forma Adjustments(3)		Liberty Media Corporation, as adjusted

	amounts in millions, except per share amounts
Revenue:
Subscriber revenue	$4,194	—		—		—		4,194
Formula 1 revenue	—	1,796		—		—		1,796
Other revenue	1,082	—		—		—		1,082

Total revenue	5,276	1,796		—		—		7,072
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue and share royalties	1,109	—	—	—		—		1,109
Programming and content	354	—	—	—		—		354
Customer service and billing	387	—	—	—		—		387
Other	144	—	—	—		—		144
Subscriber acquisition costs	513	—	—	—		—		513
Cost of Formula 1 revenue	—	1,283	—	(27)	(c)	—		1,256
Other operating expenses	306	—	—	—		—		306
Selling, general and administrative	886	214	—	(18)	(c)	(121)	(h)(j)	961
Legal settlement, net	(511)	—	—	—		—		(511)
Depreciation and amortization	354	—	—	45	(c)	352	(f)	751

	3,542	1,497	—	—		231		5,270

Operating income (loss)	1,734	299	—	—		(231)		1,802
Other income (expense):
Interest expense	(362)	(707)	—	31	(d)	416	(c)(d)(e)(g)	(622)
Share of earnings (losses) of affiliates, net	14	—	—	—		—		14
Realized and unrealized gains (losses) on financial instruments, net	37	—	—	(10)	(d)	—		27
Other, net	(4)	27	—	(21)	(d)	—		2

	(315)	(680)	—	—		416		(579)

Earnings (loss) from continuing operations before income taxes	1,419	(381)	—	—		185		1,223
Income tax (expense) benefit	(495)	(30)	—	—		(44)	(i)	(569)

Net earnings (loss)	924	(411)	—	—		141		654
Less net earnings (loss) attributable to the noncontrolling interests	244	—	—	—		—		244

Net earnings (loss) attributable to Liberty stockholders	$680	(411)	—	—		141		410

Net earnings (loss) attributable to Liberty stockholders:
Liberty Media Corporation common stock	$377							377	(4)
Liberty SiriusXM common stock	297							297	(4)
Liberty Braves common stock	(30)							(30)	(4)
Liberty Formula One common stock	36	(411)				141		(234)	(4)

	$680	(411)	—	—		141		410	(4)

Basic net earnings (loss) attributable to Liberty stockholders per common share:
Series A, B and C Liberty Media Corporation common stock	1.13							1.13	(4)
Series A, B and C Liberty SiriusXM common stock	0.89							0.89	(4)
Series A, B and C Liberty Braves common stock	(0.65)							(0.65)	(4)
Series A, B and C Liberty Formula One common stock	0.43							(1.16)	(4)
Diluted net earnings (loss) attributable to Liberty stockholders per common share
Series A, B and C Liberty Media Corporation common stock	1.12							1.12	(4)
Series A, B and C Liberty SiriusXM common stock	0.88							0.88	(4)
Series A, B and C Liberty Braves common stock	(0.65)							(0.65)	(4)
Series A, B and C Liberty Formula One common stock	0.42							(1.16)	(4)
Weighted average common shares outstanding, basic
Series A, B and C Liberty Media Corporation common stock	335							335	(4)
Series A, B and C Liberty SiriusXM common stock	335							335	(4)
Series A, B and C Liberty Braves common stock	46							46	(4)
Series A, B and C Liberty Formula One common stock	84							202	(4)
Weighted average common shares outstanding, diluted
Series A, B and C Liberty Media Corporation common stock	337							337	(4)
Series A, B and C Liberty SiriusXM common stock	337							337	(4)
Series A, B and C Liberty Braves common stock	55							55	(4)
Series A, B and C Liberty Formula One common stock	85							205	(4)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(1) Basis of Pro Forma Presentation

          The unaudited pro forma consolidated balance sheet as of December 31, 2016 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016 are based on (i) the historical audited consolidated financial statements of Liberty Media Corporation ("Liberty Media" or "we") as of and for the year ended December 31, 2016 contained in Liberty Media's Annual Report on Form 10-K filed with the SEC on February 28, 2017 and (ii) the historical audited consolidated financial statements of Formula 1 as of and for the year ended December 31, 2016. Upon the second closing, Liberty Media began accounting for Formula 1 as a consolidated subsidiary that was attributed to the Liberty Media Group, which was renamed the Liberty Formula One Group shortly after the second closing.

          The pro forma adjustments are included only to the extent they are (i) directly attributable to the transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the consolidated results.

          The unaudited pro forma financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of Liberty Media would actually have been had the transaction occurred in prior periods, or to project the results of operations or financial position of Liberty Media for any future periods. The unaudited pro forma adjustments are based on available information and certain assumptions that Liberty Media management believes are reasonable. The unaudited pro forma adjustments are directly attributable to the transaction and are expected to have a continuing impact on the results of operations of Liberty Media. In the opinion of Liberty Media management, all adjustments necessary to present fairly the unaudited pro forma consolidated financial information have been made.

(2) Formula 1 Financial Statements

          Delta Topco is a privately held company based in Jersey, and its principal subsidiaries are privately held companies based in London. Accordingly, Formula 1 does not provide periodic financial reporting materials similar to those filed by a publicly traded U.S. company (such as reports filed with the Securities and Exchange Commission). In addition, Formula 1 financial information is presented or obtained from financial information presented in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board ("IFRS"). A reconciliation of Formula 1's financial statements prepared under IFRS to generally accepted accounting principles in the United States ("US GAAP") has been performed for purposes of these unaudited consolidated financial statements. Such reconciliation adjustments consist of the following:

(a)     Goodwill

          Formula 1's goodwill is attributable to the acquisition of two separate businesses in 2006 and 2007. Based on the applicable UK GAAP guidance at the time of acquisition, Formula 1 amortized goodwill over a 20 year period, which represented management's estimate of the economic life of the acquired goodwill. Upon transition to IFRS in 2012, Formula 1 elected the IFRS First Time Adoption exemption and assumed that the amortized cost under UK GAAP ($4.0 billion) was the carrying value of goodwill at January 1, 2012. US GAAP guidance provides that goodwill acquired in business combinations after September 30, 2001 shall not be amortized, but rather tested for impairment annually or at an interim date if certain indicators are present. Therefore, the goodwill

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (Continued)

(2) Formula 1 Financial Statements (Continued)

would not have been amortized under US GAAP and has been restated to the unamortized balance in the condensed consolidated balance sheet.

          Additionally, certain reclass adjustments have been made to conform the presentation of Formula 1's financial statements to the presentation of Liberty Media's financial statements, as follows:

(b)     FIA Agreements

          Formula 1 includes prepayments related to its right to acquire the commercial interests in the Championship from the Fédération Internationale de l'Automobile ("FIA") for the 100 year period beginning on January 1, 2011 in Other current assets and Other assets, depending on the timing of amortization of the prepaid contract rights. Upon acquisition by Liberty Media, these prepaid contract rights will be accounted for as an intangible asset at fair value and amortized straight-line over the remaining term of the contract. Accordingly, we reclassified the amount of the FIA agreement prepayments at December 31, 2016 from Other current assets and Other assets to Intangibles subject to amortization, net.

(c)     Depreciation and amortization expense

          Formula 1 includes the amortization of prepaid contract rights in Cost of Formula 1 revenue. The amortization of Formula 1 prepaid contract rights includes team payment amortization, FIA Championship rights amortization and other contractual rights amortization. In order to conform to Liberty Media's presentation, we reclassified amortization expense of $27 million for the year ended December 31, 2016 related to the amortization of these agreements during the period from Cost of Formula 1 revenue to the Depreciation and amortization expense line item.

          Additionally, Formula 1 includes expense related to the depreciation of property and equipment and amortization of definite-lived intangible assets in Selling, general and administrative expense. In order to conform to Liberty Media's presentation, we reclassified depreciation and amortization expense of $18 million for the year ended December 31, 2016 from Selling, general and administrative expense to the Depreciation and amortization expense line item.

(d)     Interest expense

          Formula 1 includes net gains (losses) on derivatives in Other income and Interest expense, respectively. In order to conform to Liberty Media's presentation, we reclassified net losses on derivatives of $10 million for the year ended December 31, 2016 from Interest expense and Other income to the Unrealized gains (losses) on financial instruments, net line item.

(3) Pro forma adjustments

          The unaudited pro forma adjustments related to the transactions included in the unaudited pro forma consolidated financial statements are as follows:

(a)     Cash paid for the purchase of Formula 1

          The total amount of cash paid to obtain a nearly 100% interest in Formula 1 was approximately $3.05 billion, inclusive of the $759 million paid prior to December 31, 2016. Cash payment of $1.55 billion was funded by amounts raised from the issuance of 62 million shares of

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (Continued)

(3) Pro forma adjustments (Continued)

Series C Liberty Formula One common stock to certain third party investors, as discussed in note 3(b). Liberty Media used a portion of the net proceeds of the New Convertible Notes (note 3(e)) to fund an increase to the cash consideration payable to the selling shareholders of Formula 1 by approximately $400 million and hold in reserve by the Company for possible sale to Formula 1 teams the approximately 19 million shares of Series C Liberty Formula One common stock that would otherwise have been issuable to the selling shareholders based on the purchase price of $21.26 per share. The remaining $341 million cash payment was funded by the issuance of a New Margin Loan (note 3(d)) and cash on hand.

          The $759 million investment in Formula 1, accounted for as a cost investment, was eliminated through Additional paid-in capital in the consolidated pro forma financial statements as of December 31, 2016.

(b)     Issuance of Series C Liberty Formula One common stock

          On December 13, 2016, Liberty Media entered into certain investment agreements with certain third party investors to purchase 62 million new shares of Series C Liberty Formula One common stock at a price per share of $25.00. The issuance of these shares was consummated concurrently with the completion of the Formula 1 acquisition on January 23, 2017. These proceeds were used to fund the acquisition of Formula 1. Additionally, approximately 56 million shares of Series C Liberty Formula One common stock were issued to the selling shareholders on the date of the second closing.

(c)     Issuance of subordinated exchangeable notes

          In connection with the transaction, Delta Topco issued $351 million subordinated exchangeable notes upon the conversion of certain outstanding Formula 1 loan notes, exchangeable into cash or shares of Series C Liberty Formula One Group common stock, at Delta Topco's option, by the holders at any time. The exchangeable securities bear interest at 2% per annum and mature 30 months from the completion of the second closing. The conversion option was bifurcated from the debt host component. At the consolidated Liberty Media level, the debt host component of the exchangeable notes is recorded as a long-term liability with the premium amortized over the expected term of the loan, using the effective interest rate method, and the embedded conversion option is recorded in permanent equity, with no adjustment for changes in the fair value each reporting period. The assumed fair value of the Delta Topco exchangeable notes was $504 million upon acquisition. As of December 31, 2016, the fair value of the conversion option would have been approximately $145 million with the remaining $359 million allocated to the debt host component. These unaudited pro forma consolidated financial statements assume that no notes would have been exchanged during the period presented.

(d)     Issuance of $500 million margin loans

          In connection with the transaction, Liberty Media entered into a $500 million margin loan on November 8, 2016, secured by shares of Live Nation Entertainment, Inc. and Viacom, Inc. public equity securities held by Liberty Media (the "New Margin Loan"). The New Margin Loan has a two year term and bears interest at a rate of LIBOR plus 2.25% and an undrawn commitment fee of 0.75% per annum. Liberty Media drew approximately $350 million to use for the purchase of Formula 1, on January 23, 2017 with $150 million available to be drawn.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (Continued)

(3) Pro forma adjustments (Continued)

(e)     Issuance of New Convertible Notes

          In connection with the transaction, Liberty Media issued $450 million convertible notes (the "New Convertible Notes") at an interest rate of 1% per annum. The Company incurred approximately $7 million of debt issuance costs in connection with the issuance of the New Convertible Notes. The conversion of the New Convertible Notes will be settled solely in cash, and not through the delivery of any securities. The Company accounts for the New Convertible Notes at fair value. The notes will mature on January 30, 2023 unless earlier repurchased by Liberty Media or converted. As previously discussed, Liberty Media used a portion of the net proceeds of the New Convertible Notes to fund an increase to the cash consideration payable to the selling shareholders of Formula 1 by approximately $400 million and retain in treasury the approximately 19 million shares that would otherwise have been issuable to the selling shareholders.

(f)      Formula 1 purchase price allocation

          As discussed above, the acquisition of Formula 1 was funded by a mix of cash on hand, newly issued shares of Series C Liberty Formula One Group tracking stock and a debt instrument exchangeable into shares of Series C Liberty Formula One Group tracking stock.

          The following is a pro forma purchase price allocation as if the Formula 1 acquisition had occurred on December 31, 2016 (amounts in millions):

Current assets	$862
Property and equipment	7
Goodwill	4,185
Definite-lived intangible assets	5,484
Other assets	130
Deferred income tax liabilities	(1,012)
Current liabilities	(461)
Long-term debt	(4,528)

$4,667

          In the preliminary Formula 1 acquisition price allocation that is currently underway, we allocated a portion of the excess basis to the FIA Championship 100 year agreement definite lived intangible asset, which was historically accounted for as a prepaid asset by Formula 1. As a result, the application of purchase accounting resulted in a decrease to Formula 1's existing goodwill. Additionally, a $42 million purchase accounting adjustment was made to step up existing Formula 1 debt to fair value. Formula 1's amortizable intangible assets consist of customer relationships, which were acquired in May 2006 and the FIA Championship 100 year agreement, which was acquired in January 2011. The weighted average remaining useful life of these intangible assets is approximately 27.1 years as of December 31, 2016, resulting in incremental amortization expense of approximately $352 million for the year ended December 31, 2016.

          The valuation related to the acquisition of a controlling interest in Formula 1 is not final, and the acquisition price allocation is preliminary and subject to revision. The primary areas of the acquisition price allocation that are not yet finalized are related to certain intangible assets, liabilities and tax balances.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (Continued)

(3) Pro forma adjustments (Continued)

(g)     Shareholder loan notes

          Shareholder loans represent Payment In Kind ("PIK") loan notes issued by Formula 1 to its shareholders in proportion to the relevant equity holdings of each shareholder. Interest accrues on the balance of the notes at an annual compound rate of 10% payable on December 31 each year. Interest is capitalized to the shareholder loan note balance. These shareholder loan notes were converted to equity in Formula 1 upon the second closing ($4,872 million outstanding at December 31, 2016, including accrued interest). $4,521 million of the shareholder loan notes were included in other current liabilities and $351 million was included in long-term debt as of December 31, 2016. Interest expense on the shareholder loan notes was $438 million for the year ended December 31, 2016.

(h)     Stock-based compensation

          Formula 1 has historically granted Manager Share Options and Manager Loan Note Options (collectively, "Awards") under its Delta Topco Option Scheme ("Option Scheme") plan. Manager Share Options allow the participants of the Option Scheme to acquire a fixed number of shares of Formula 1 while the Manager Loan Note Options provide an option to participants over an increasing number of loan notes in return for a subscription payment. The Manager Share Options have historically been equity classified awards, and the Manager Loan Note Options are liability classified awards in Formula 1's stand alone financial statements. As of December 31, 2016, the value of the Manager Share Options was $279 million, and the value of the Manager Loan Note Options was $240 million. Participants in the Option Scheme were not entitled to exercise vested Awards, and did not become entitled to receive any cash, assets or other benefits following the exercise of vested interests, until the later of the date upon which they vest and the completion of an initial public offering of Formula 1 or change in the ultimate controlling party of Formula 1. Awards could also be exercised on the completion of any sale, transfer, disposal, exchange, cancellation, redemption or reorganization of not less than 5% of the controlling party's interest, or at a date determined by an I Director of Formula 1. Upon the second closing, all vested Manager Share Options and Manager Loan Note Options were exercised by participants. Therefore, the $240 million liability related to Manager Loan Note Options has been reversed from Other current liabilities to Retained earnings and reclassified to Additional paid-in capital in the unaudited consolidated pro forma balance sheet as of December 31, 2016.

          As the Awards are subject to a requisite service period and an exit event in order for the Awards to vest, applicable U.S. generally accepted accounting principles ("US GAAP") provide that compensation expense should not be recognized until it is probable that the performance condition will be satisfied, which is when the exit event is consummated. As of January 1, 2016, an exit event was not considered reasonably probable. Therefore, under US GAAP, stock compensation would not have been recognized during the year ended December 31, 2016. Formula 1 recognized stock-based compensation expense of $95 million during the year ended December 31, 2016. This amount has been excluded from the unaudited pro forma consolidated statements of operations for the year ended December 31, 2016 because it is a charge directly attributable to the acquisition of Formula 1 that will not have a continuing impact on Liberty Media's continuing operations.

          Additionally, UK national insurance contributions are payable upon exercise of Awards, where any relevant participant holds, or has held, a UK-based service contract or employment within the group. Therefore, Formula 1 has recognized an expense (included in stock-based compensation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information (Continued)

(3) Pro forma adjustments (Continued)

expense) and corresponding liability for the expected national insurance contribution payable based on the estimated value of Award exercises less any amounts payable on grant or exercise of the Awards. Upon the second closing, Formula 1 paid out the UK national insurance contribution for the vested and exercised Awards. Therefore, the $29 million liability related to the accrued UK national insurance contribution has been reversed from Other current liabilities to Retained earnings and reclassified to Additional paid-in capital in the unaudited consolidated pro forma consolidated balance sheet as of December 31, 2016.

          Furthermore, Formula 1 has historically declared cash dividends to shareholders. Dividends have been accrued for vested Manager Share Options, although participants are not entitled to receive payment for the dividends until the Manager Share Options become exercisable. As the vested Manager Share Options became exercisable upon the second closing, Formula 1 paid out the accrued notional dividends payable on vested Manager Share Options at that time. As of December 31, 2016, the accrued notional dividends payable was approximately $68 million. This amount reversed from Other current liabilities to Retained earnings and reclassified to Additional paid-in capital in the unaudited consolidated pro forma consolidated balance sheet as of December 31, 2016.

(i)      Income tax benefit (expense)

          Pro forma adjustments related to Formula 1 were recorded at the applicable UK tax rate for Formula 1 in effect for the year ended December 31, 2016 (20.25%), and pro forma adjustments related to Liberty Media were recorded at the applicable blended corporate tax rate for Liberty Media in effect for the year ended December 31, 2015 (36.5%).

(j)      Deal-related costs

          Approximately $64 million of contingent deal-related costs were incurred upon the closing of the acquisition of Formula 1 by Liberty Media. As these fees are non-recurring, direct, incremental costs of the acquisition, an adjustment for these costs has been reflected in the unaudited pro forma consolidated balance sheet as of December 31, 2016. Additionally, approximately $26 million of legal, audit and advisory fees directly attributable to the acquisition of Formula 1 were incurred by Liberty Media and Formula 1 during the year ended December 31, 2016. As these fees are non-recurring, direct, incremental costs of acquisition, an adjustment has been made to exclude these costs in the unaudited pro forma consolidated statement of operations for the corresponding period.

(4) Earnings per share

          The number of weighted average shares outstanding for the year ended December 31, 2016 has been adjusted for the issuance of an additional approximately 118 million Series C Liberty Formula One Group shares as a result of the transaction, which excludes approximately 19 million treasury stock shares that are expected to be issued but not outstanding, assuming that the business combination occurred on January 1, 2016. Potentially dilutive shares include shares exchangeable pursuant to the subordinated exchangeable notes, as discussed in notes 3(b) and 3(c), assuming 105% of the reference price of $21.26 per share. 2 million potentially dilutive shares of Series C Formula One common stock are included in the computation of diluted weighted average shares outstanding for the year ended December 31, 2016. However, these and all other potentially dilutive shares were excluded from the computation of diluted EPS, as the result would be antidilutive since the Formula One Group has a pro forma net loss attributable to stockholders for the period.

PROSPECTUS

LIBERTY MEDIA CORPORATION

Up to 15,000,000 Shares of Series C Liberty Formula One
Common Stock

Up to 55,368,436 Shares of Series C Liberty Formula One
Common Stock by the Selling Stockholders

        This prospectus relates to (i) the offer and sale of up to 15,000,000 shares of Liberty Media Corporation ("Liberty Media") Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK"), which may be sold from time to time by Liberty Media Corporation ("Liberty Media"), and (ii) the offer and sale of up to 55,368,436 shares of FWONK, which may be sold from time to time by the selling stockholders to be named in a prospectus supplement (each, a "Selling Stockholder").

        Liberty Media and the Selling Stockholders may offer and sell the shares of FWONK offered hereby at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers or agents or through any of the other means described in this prospectus under the caption "Plan of Distribution." We will bear all discounts, concessions or commissions attributable to the sale or disposition of shares of FWONK offered and sold by us hereby. Likewise, the Selling Stockholders will bear all discounts, concessions or commissions attributable to the sale or disposition of their shares of FWONK offered and sold hereby.

        Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds we receive from our sale of shares of FWONK for general corporate purposes, as further described under the heading "Use of Proceeds." We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders. See "Plan of Distribution." We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of the shares of FWONK by Liberty Media and the Selling Stockholders.

        This prospectus describes the general manner in which the shares of FWONK may be offered and sold by Liberty Media and the Selling Stockholders. We will provide supplements to this prospectus describing the specific manner in which the shares of FWONK may be offered and sold to the extent required by law.

        Shares of FWONK are listed on The Nasdaq Global Select Market ("Nasdaq") under the symbol "FWONK." On May 15, 2017, the last sale price of shares of FWONK as reported on Nasdaq was $32.95 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 17 of this prospectus.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2017.

        You should rely only on the information we have provided or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus or such prospectus supplement or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings from time to time, up to an aggregate of 15,000,000 shares of FWONK, and the Selling Stockholders may sell, in one or more offerings from time to time, up to an aggregate of 55,368,436 shares of FWONK, in each case, as described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds we receive from our sale of shares of FWONK for general corporate purposes, as further described under the heading "Use of Proceeds." We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders may sell their shares of FWONK through any means described below under the heading "Plan of Distribution."

        At the time that any particular offering of shares of FWONK is made, to the extent required by the Securities Act, we and the Selling Stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus which are described under the heading "Where to Find More Information" before you make an investment decision.

        The shares of FWONK offered under this prospectus by the Selling Stockholders (i) were issued to the Selling Stockholders by us at the Second Closing (as defined herein) or (ii) may be issued to the Selling Stockholders upon exchange of the Exchangeable Notes (as defined herein) issued to the Selling Stockholders at the Second Closing, and constituted a portion of the purchase price paid to the Selling Stockholders under the Second SPA (as defined herein) in connection with the Formula 1 Acquisition (as defined herein), as further described in this prospectus under the headings "The Company—Description of the Formula 1 Acquisition" and "Selling Stockholders."

 THE COMPANY

        The following summary highlights selected information included or incorporated by reference in this prospectus to help you understand our Company and shares of FWONK. For a more complete understanding of our Company and shares of FWONK, we encourage you to read this entire document and the information incorporated by reference herein, including the financial statements of the Company and the notes thereto. All references in this prospectus to the "Company," "Liberty Media," "we," "our" and "us" and words of similar effect refer to Liberty Media Corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

Our Capital Structure

        Under our current restated certificate of incorporation (our "current charter"), our common stock is comprised of three tracking stocks, with each tracking stock divided into three series. Our tracking stocks, which are designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock, are intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group, the Braves Group and the Formula One Group, respectively. While each group has a separate collection of businesses, assets and liabilities attributed to it, none of these groups is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Hence, holders of our Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have no direct claim to the relevant group's assets, and are not represented by a separate board of directors. Instead, holders of those stocks are stockholders of Liberty Media Corporation, with a single board of directors and subject to all of the risks and liabilities of Liberty Media as a whole.

        At a special meeting of stockholders of the Company held on January 17, 2017, our stockholders approved the adoption of an amendment and restatement of our then-existing charter (1) to change the name of the "Media Group" to the "Formula One Group," (2) to change the name of the "Liberty Media common stock" to the "Liberty Formula One common stock," (3) to reclassify each share of each series of our existing Liberty Media common stock into one share of the corresponding series of Liberty Formula One Common Stock solely to effect the name change and (4) to make certain conforming changes (the "group name change"). The current charter was filed with the Secretary of State of the State of Delaware on January 24, 2017 and gave effect to the group name change.

        The Liberty SiriusXM common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group, which includes, among other things, Liberty Media's approximate 67.5% interest in SIRIUS XM Holdings Inc. ("Sirius XM") as of March 31, 2017. The Liberty Braves common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Braves Group, which includes, among other things, Liberty Media's wholly owned subsidiary Braves Holdings, LLC ("Braves Holdings"), which indirectly owns the Atlanta Braves Major League Baseball club (the "Braves"). The Liberty Formula One common stock, which includes FWONK, tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Formula One Group, which includes the remainder of Liberty Media's businesses, assets and liabilities not attributed to the Liberty SiriusXM Group or the Braves Group, including, among other things, Liberty Media's consolidated subsidiary Delta Topco Limited, the parent company of Formula 1 ("Delta Topco"), and Liberty Media's approximate 34% interest in Live Nation as of March 31, 2017 and its 15.5% inter-group interest in the Braves Group as of March 31, 2017.

Our Business

        We own controlling and non-controlling interests in a broad range of media, communications and entertainment companies. Through our subsidiaries and affiliates, we principally operate in North

America. Our principal businesses and assets include our consolidated subsidiaries Sirius XM, Braves Holdings and Delta Topco, the parent company of Formula 1. In addition to the foregoing businesses, we hold ownership interests in Live Nation Entertainment, Inc. ("Live Nation") and, through Sirius XM, SIRIUS XM Canada, and we maintain investments in "available for sale" securities and related financial instruments in public companies such as Time Warner, Inc. ("Time Warner") and Viacom, Inc. ("Viacom"). Our business strategy and that of our subsidiaries and business affiliates includes selective acquisitions or other strategic initiatives focused on business expansion.

        Sirius XM.    Sirius XM provides a subscription based satellite radio service. Sirius XM transmits music, sports, entertainment, comedy, talk, news, traffic and weather channels as well as infotainment services in the United States on a subscription fee basis through its two proprietary satellite radio systems—the Sirius system and the XM system. Subscribers can also receive their music and other channels, plus features such as SiriusXM On Demand and MySXM, over Sirius XM's Internet radio service, including through applications for mobile devices. Sirius XM is also a leader in providing connected vehicle services. Sirius XM's connected vehicle services are designed to enhance the safety, security and driving experience for vehicle operators while providing marketing and operational benefits to automakers and their dealers. Sirius XM has agreements with every major automaker to offer satellite radios in their vehicles from which Sirius XM acquires the majority of its subscribers. It also acquires subscribers through marketing to owners and lessees of vehicles that include factory-installed satellite radios that are not currently subscribing to Sirius XM services. Additionally, Sirius XM distributes its radios through retailers online and at locations nationwide and through its website. Satellite radio services are also offered to customers of certain rental car companies.

        Our consolidated subsidiary Sirius XM is attributed to our Liberty SiriusXM Group.

        Braves Holdings.    Braves Holdings is our wholly owned subsidiary that indirectly owns and operates the Braves and five minor league baseball clubs (the Gwinnett Braves, the Mississippi Braves, the Rome Braves, the Danville Braves and the GCL Braves). Braves Holdings also operates a baseball academy in the Dominican Republic and leases a baseball facility from a third party in connection with its academy. Braves Holdings had exclusive operating rights to Turner Field, the home stadium of the Atlanta Braves, until December 31, 2016 pursuant to an Operating Agreement with the Atlanta Fulton County Recreation Authority. Effective for the 2017 season, the Braves relocated into a new ballpark located in Cobb County, a suburb of Atlanta. The facility is leased from Cobb County, Cobb-Marietta Coliseum and Exhibit Hall Authority and will offer a range of activities and eateries for fans. Braves Holdings and its affiliates participated in the construction of the new stadium and are participating in the construction of an adjacent mixed-use development project, which we refer to as the Development Project.

        Our wholly owned subsidiary Braves Holdings is attributed to our Braves Group.

        Formula 1.    As discussed further below under "—Description of the Formula 1 Acquisition," we recently acquired 100% of the fully diluted equity interests of Delta Topco, the parent company of the group of companies that exploit exclusive commercial rights pertaining to the FIA Formula One World Championship® (the "World Championship") (such companies, together with Delta Topco, "Formula 1"), other than a nominal number of equity securities held by the Teams (as defined below). The World Championship is an annual, approximately nine-month long, motor race-based competition in which teams (the "Teams") compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship is a global series with a varying number of events ("Events") taking place in different countries around the world each season. During 2016, 21 Events took place in 21 countries across Europe, Asia-Pacific, the Middle East and North and South America. Formula 1 is followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British

Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autódromo Hermanos Rodríguez.

        For additional information about Formula 1, please see Item 1 ("Business") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.

        Our consolidated subsidiary Delta Topco is attributed to our Formula One Group.

        Live Nation.    We beneficially owned approximately 34% of the issued and outstanding shares of Live Nation common stock as of March 31, 2017. Live Nation is considered the world's largest live entertainment company and seeks to innovate and enhance the live entertainment experience for artists and fans before, during and after the show. Live Nation has four business segments: concerts; sponsorship and advertising; ticketing and artist nation.

        Our equity affiliate Live Nation is attributed to our Formula One Group.

        Time Warner.    As of March 31, 2017, we beneficially owned 4,252,831 shares of Time Warner common stock, representing less than 1% of the outstanding common stock of Time Warner. Of the shares we beneficially own, 464,323 have been pledged as collateral to secure obligations of certain subsidiaries of Braves Holdings pursuant to credit facilities entered into by those subsidiaries to fund certain costs of the Development Project.

        Our shares of Time Warner common stock are attributed to our Formula One Group.

Description of the Formula 1 Acquisition

        The following describes certain material terms of, and documents and agreements related to, the Formula 1 Acquisition (as defined below). This summary is not complete and it is qualified in its entirety by reference to the Second SPA (as defined below), which is incorporated by reference as Exhibit 10.57 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the documents and agreements that are incorporated herein by reference.

        On September 7, 2016, Liberty Media entered into two definitive stock purchase agreements relating to the purchase by our indirect wholly-owned subsidiary, Liberty GR Cayman Acquisition Company, a company registered in the Cayman Islands (the "Buyer"), of 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of equity securities held by the Teams (the "Formula 1 Acquisition"). For the purposes of this prospectus, references to "F1 Shares" include outstanding ordinary shares in Delta Topco, and references to "F1 Loan Notes" include the 10% unsecured loan notes due November 24, 2060, issued by Delta Topco pursuant to an unsecured loan note instrument dated November 24, 2006, as amended and restated from time to time.

        On September 7, 2016, Liberty Media, the Buyer, Formula 1 and certain selling shareholders of Formula 1 (the "Initial Sellers") entered into the first stock purchase agreement (the "First SPA"), pursuant to which the Buyer purchased 18.7% of the fully diluted F1 Shares and F1 Loan Notes from the Initial Sellers for an aggregate purchase price of approximately $746 million (the F1 Shares and the F1 Loan Notes purchased pursuant to the First SPA hereinafter referred to as the "initial securities"). The transactions contemplated by the First SPA were consummated on September 7, 2016, immediately following its execution and delivery (the "First Closing").

        Pursuant to the First SPA, on October 27, 2016, the Buyer purchased additional F1 Shares and F1 Loan Notes (the "additional securities") from certain of the Initial Sellers to increase its ownership percentage in Formula 1 to approximately 19.1% of the fully diluted F1 Shares and F1 Loan Notes outstanding on the closing of the purchase of the additional securities (the "Additional Closing"). The aggregate purchase price paid at the Additional Closing was approximately $13 million.

        Also on September 7, 2016, Liberty Media, the Buyer, Formula 1 and the Initial Sellers entered into the second stock purchase agreement (the "Second SPA"). Pursuant to the Second SPA, the other shareholders of Formula 1 (together with the Initial Sellers, the "Selling Stockholders") (i) entered into a deed of adherence to the Second SPA before the closing of the Second SPA (the "Second Closing") or (ii) became bound by the terms of the Second SPA pursuant to a drag along notice issued by Formula 1 pursuant to Formula 1's Articles of Association. Pursuant to the Second SPA:

  •
  the purchase and sale of the initial securities and the additional securities consummated pursuant to the First SPA was unwound in full immediately prior to the Second Closing;

  •
  the amount of cash paid to the Initial Sellers at the First Closing and the Additional Closing was credited against the amount of cash payable at the Second Closing;

  •
  immediately following the unwind of the First Closing and the Additional Closing, and prior to the Second Closing, a substantial portion of the issued and outstanding F1 Loan Notes were converted into additional F1 Shares and the remaining portion of the issued and outstanding F1 Loan Notes were converted into subordinated exchangeable debt instruments (the "Exchangeable Notes") issued by Delta Topco in an aggregate principal amount of approximately $351 million through an amendment and restatement to the existing loan note instrument constituting the F1 Loan Notes; and

  •
  the Buyer acquired from the Selling Stockholders 100% of the fully diluted F1 Shares (other than a nominal number of equity securities held by the Teams).

        Pursuant to the Second SPA, following the request of a nominee appointed by the Selling Stockholders (the "Sellers' Representative"), on December 13, 2016, Liberty Media entered into investment agreements (the "Investment Agreements") with certain third party investors pursuant to which such third party investors agreed to purchase approximately 62 million shares of FWONK at a price of $25.00 per share, for an aggregate purchase price of $1.55 billion. The transactions contemplated by the Investment Agreements were consummated concurrently with the Second Closing. The net proceeds received under the Investment Agreements were used to fund a portion of the cash consideration payable to the Selling Stockholders at the Second Closing, and increased such cash consideration by an amount equal to the proceeds received by Liberty Media pursuant to the Investment Agreements (less selling expenses) and decreased the number of shares of FWONK otherwise issuable to the Selling Stockholders by the number of shares of FWONK actually sold pursuant to the Investment Agreements. Liberty Media did not retain any proceeds from the sale of shares of FWONK to the third party investors pursuant to the Investment Agreements.

        At the Second Closing, pursuant to a side letter entered into with the Sellers' Representative under the Second SPA, we purchased approximately 19 million shares of FWONK at the $21.26 reference price, thereby increasing the cash consideration payable to the Selling Stockholders by $400 million. A portion of the net proceeds from Liberty Media's private offering of $450 million aggregate principal amount of its 1.0% cash convertible senior notes due 2023, which closed on January 23, 2017, was used to fund the increase in the cash consideration to the Selling Stockholders. These shares of FWONK are reserved by Liberty Media in treasury for possible issuance to the Teams and any such sales of these shares to the Teams will be at a purchase price of $21.26 per share. To the extent such shares are not issued to the Teams within six months following the Second Closing, the shares will be retired. The aggregate number of shares of FWONK issued at the Second Closing did not change as a result of this transaction. Only the allocation of the approximately 137 million shares of FWONK changed as follows: approximately 56 million to the Selling Stockholders, approximately 62 million to the third party investors and approximately 19 million into treasury.

        The Second Closing was completed on January 23, 2017. The aggregate purchase price paid to the Selling Stockholders under the Second SPA was approximately $4.4 billion (calculated at the time of transaction announcement, assuming a valuation for the shares of FWONK of $21.26), consisting of:

  •
  $3.05 billion in cash (including the cash paid to the Initial Sellers at the First Closing and the Additional Closing);

  •
  approximately $351 million in principal amount of the Exchangeable Notes (which consisted of outstanding F1 Loan Notes that were converted upon the Second Closing); and

  •
  approximately 56 million newly issued shares of FWONK.

Description of the Business of Formula 1

Business

        Formula 1 holds exclusive commercial rights with respect to the World Championship, an annual, approximately nine-month long, motor race-based competition in which teams compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship is a global series with a varying number of Events taking place in different countries around the world each season. For 2017, 20 Events are scheduled to take place in 20 countries across Europe, Asia-Pacific, the Middle East and North and South America. In 2016, the World Championship was followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autodromo Hermanos Rodriguez.

        The World Championship has been held every year since 1950 and has featured many iconic drivers, Teams and Events over the last 66 years. Over this period, Formula 1 has become one of the world's most widely watched annual global sporting competitions.

        Formula 1 is responsible for the commercial exploitation and development of the World Championship as well as various aspects of its management and administration, in the course of which it coordinates and transacts with the FIA, the governing body for world motor sport, the Teams, the race promoters that stage Events, various media organizations worldwide as well as advertisers and sponsors. Formula 1 also controls activities related to critical components of the World Championship, including filming Events, production of the international television feed and transport of its and the Teams' equipment, ensuring high quality and reducing delivery risk around the World Championship. Control over filming and the international television feed is important because it ensures the high quality of Formula 1's live feed and other programming, which underpins the appeal of the World Championship to broadcasters, advertisers and sponsors.

        Formula 1 also generates revenues from a variety of other sources, including the operation of the Formula 1 Paddock Club hospitality program (the "Paddock Club") at most Events, freight, logistical and travel related services for the Teams and other third parties, the FIA Formula 2 Championship™ (formerly GP2 Series™) ("F2") and the GP3 Series™ ("GP3") race series, which run principally as support races during Event weekends, television production and post-production and other licensing of the commercial rights associated with Formula 1, for example in connection with video games.

Strategy

        Formula 1's goal is to further broaden and increase the global scale and appeal of the World Championship in order to improve the overall value of Formula 1 as a sport and its financial performance. Key factors of this strategy include:

  •
  continuing to seek and identify opportunities to expand and develop the Event calendar and bring Events to attractive and/or strategically important new markets outside of Europe, which typically have higher race promotion fees, while continuing to build on the foundation of the sport in Europe;

  •
  developing advertising and sponsorship revenue, including increasing sales of Event-based packages and under the Global Partner program, and exploring opportunities in underexploited product categories;

  •
  capturing opportunities created by media's evolution, including the growth of social media and the development of Formula 1's digital media assets; and

  •
  building up the entertainment experience for fans and engaging with new fans on a global basis to further drive race attendance and television viewership.

Financial Profile

        For the year ended December 31, 2016, Formula 1 recorded total revenue of $1.8 billion, Adjusted OIBDA of $439 million and cash provided by operating activities of $428 million. For the year ended December 31, 2015, Formula 1 recorded total revenue of $1.7 billion, Adjusted OIBDA of $462 million and cash provided by operating activities of $492 million.

Sources of Revenue

        Formula 1 derives the majority of its revenue from race promotion, broadcasting and advertising and sponsorship arrangements, which we refer to as "primary F1 revenue." A significant majority of the race promotion, broadcasting and advertising and sponsorship contracts specify payments in advance and annual increases in the fees payable over the course of the contracts. The Formula 1 business has been characterized by strong revenue growth in expansionary years of the economic cycle and stability over the recent global financial crisis. As of May 10, 2017, Formula 1 had long-term contracted revenue of $7.7 billion, which amount is based on revenue receivable beginning January 1, 2017 under long-term contracts (after giving effect to recent contract renewals) and uses 2017 pound sterling rates to translate 2017 and future pound sterling denominated contract values (rates which are significantly lower than those used for calculating revenues under contracts in 2016). Formula 1 seeks to engage in contract renewal negotiations at optimal times and without regard to a predetermined schedule, which can result in variability of renewal dates from year to year.

Race Promotion

        Formula 1 grants to race promoters the rights to host, stage and promote each Event. These rights are granted pursuant to contracts that typically have an initial term of five to seven years and often include an option, exercisable by Formula 1, to extend the contract for up to an additional five years. For established Events, the duration of the contract is more variable according to local market conditions. These contracts may allow for flat fees over the term, but more typically they include annual fee escalators over the life of the contract, which are typically based on annual movement in a selected consumer price index or fixed percentages of up to 5% per year. Formula 1's revenue from race promoters in 2016, 2015 and 2014 represented 36.4%, 35.3% and 33.5%, respectively, of total revenue.

        Race promoters are generally circuit owners, local and national automobile clubs, special event organizers or governmental bodies. Race promoters generate revenue from ticket sales and sometimes from concessions, merchandising and secondary hospitality offerings (other than the Paddock Club).

        Tickets are sold for the entire Event weekend or individual days. The race promoter is responsible for, among other things, obtaining the availability of an FIA sanctioned circuit, securing all necessary government and sporting approvals and ensuring that the Event is run in conformity with FIA regulations. To achieve FIA certification, the circuit must meet all FIA safety standards, which apply to medical facilities, circuit length, paddock and pit lane dimensions and other driver and spectator safety standards. The race promoter is responsible for providing customs, competitor, promotional and press facilities and ensuring appropriate access to the circuit and pit areas.

Broadcasting

        Formula 1 licenses rights to broadcast Events on television and other media platforms in specified countries or regions and in specified languages. These may also include rights to broadcast the race, practice and qualifying sessions, interactive television/digital services, repeat broadcasts and highlights. These contracts, which we refer to as television rights agreements ("TRAs"), typically have a term of three to five years. While annual fees from broadcasters may stay constant, they often increase each year during the term of the TRA by varying amounts typically of up to 10% per annum. Formula 1's revenue from TRAs in 2016, 2015 and 2014 represented 32.7%, 32.3% and 32.0%, respectively, of total revenue.

        Formula 1's broadcasting revenue is generated from: (a) free-to-air television broadcasts, which are received by the end user without charge (other than any television license fee), and non-premium cable, satellite and other broadcasts, which are received as part of a subscriber's basic package (together, "free-to-air television"); and (b) premium and pay-per-view cable and satellite broadcasts, where the subscriber pays a premium fee to receive programming on a package or per-event basis ("pay television"). Formula 1 currently has 12 free-to-air television agreements, nine pay television agreements, 27 agreements covering both free-to-air and pay television and four other agreements (one for transmissions to British bases overseas, two global news syndication and distribution contracts and one global in-flight/ship at sea distribution contract). Formula 1's key broadcasters include Channel 4 (free-to-air television) and Sky (pay television) in the United Kingdom, RTL (free-to-air television) and Sky Deutschland (pay television) in Germany, RAI (free-to-air television) and Sky Italia (pay television) in Italy, Movistar (pay television) in Spain, Canal+ (pay television) in France, Globo (free-to-air television) in Brazil, NBC (free-to-air television) in the United States, Fox Sports (pay television) in Pan Asia and beIn Sports (pay television) in the Middle East.

Viewers

        Formula 1 believes that it is attractive to broadcasters because of its premium live content and viewership, which is typically male orientated with above average incomes. Formula 1 has TRAs covering all significant countries and regions globally. In 2016, Formula 1 received a total of 48,921 hours of global television coverage. Additionally, in 2016, Formula 1 had a cumulative live television audience of approximately 390 million unique global viewers, and had, on average, a live television audience of approximately 85 million unique global viewers per race, measured by the definition of 15 minutes of viewing time. This figure relates only to dedicated programming and does not include those viewers that see Formula 1 on the news or via other media. Formula 1 can have a positive effect on a network's viewership. The following graphic depicts the approximate cumulative global audience, in millions, of several high profile global sporting events, including Formula 1, during calendar year 2014.

Source: Formula 1, Nielsen Sports 2015 'Sports Comparison Report' covering calendar year 2014.

Note: The audiences shown relate to 12 major sporting markets where TV ratings are readily available: Brazil, Canada, France, Germany, Italy, Japan, Mexico, Russia, South Korea, Spain, UK & USA.

        Viewership in a specific country can be influenced significantly by the performance of local drivers. For example, the previously very high viewership in Germany dropped after Michael Schumacher's original retirement in 2006 but increased in 2010 and 2011 because of Sebastian Vettel winning the Drivers' Championship in those years. More recently, audience reach in the Netherlands significantly increased as Max Verstappen made his debut for Toro Rosso in 2015. Formula 1 is able to suggest (subject to FIA approval) race times to maximize the sport's global viewership, including by introducing late afternoon and night races for Middle East and Asian Events to maximize the core European viewership.

        In addition to seeking growth in television viewership, Formula 1 believes that it has significant opportunity to enhance its global appeal by developing its media assets, including social media and digital media assets. Formula 1 management estimates that it owns over 55,000 hours of owned library content. In 2016, Formula 1's publicly available digital media content was viewed approximately 270 million times and its social media channels received over 3.5 billion impressions.

Advertising and Sponsorship

        Formula 1 sells Event-based advertising and sponsorship in the form of trackside advertising and race title sponsorship packages. In addition, advertisers can acquire status as a Global Partner of Formula 1 and/or Official Supplier to Formula 1. These advertiser and sponsor contracts typically have a term of three to five years (but may on occasion be of longer duration). Payments often increase each year based on a fixed amount, a fixed percentage or in accordance with the United States or European consumer price index or another agreed metric. Separately, the Teams sell sponsorship rights primarily in the form of logo displays on cars, equipment and driver and Team uniforms, although Formula 1 does not derive any revenue from such sales. Formula 1's revenue from advertising and sponsorship contracts in 2016, 2015 and 2014 represented 14.6%, 14.4% and 15.3%, respectively, of total revenue.

Other Revenue

        Formula 1 also generates revenue from a variety of other sources, including the operation of the Paddock Club race-based corporate hospitality program at most Events, freight and related logistical and travel services, support races at Events (either from the direct operation of the F2 and GP3 series which are owned by Formula 1 or from the licensing of other third party series or individual race events), various television production and post-production activities, and other Formula 1 ancillary operations. Formula 1's revenue from these other sources in 2016, 2015 and 2014 represented 16.4%, 18.0% and 19.3%, respectively, of its total revenue, and in each year includes approximately 5%-7% generated from the Teams' purchase of services from Formula 1.

        Formula 1's business is global and diversified across six of the seven major regions in the world. In 2016, Europe, Asia, the Americas and the Middle East/Other accounted for 60.5%, 16.9%, 10.4% and 12.1%, respectively, of Formula 1's total revenue based on the location of the relevant trading counterparty's headquarters. Formula 1 has significantly expanded its business activities throughout the world by entering into additional broadcasting contracts and adding new Events such as those in Mexico, Singapore, Abu Dhabi, the United States, Russia and Azerbaijan.

FIA and the Teams

        Formula 1's business is built on a number of key relationships—those with the FIA, the Teams and Formula 1's principal commercial partners. See "—Key Commercial Agreements" below for more information about Formula 1's relationships with the FIA and the Teams.

FIA

        The FIA is the governing body for world motor sport and as such, is solely responsible for regulating the sporting, technical and safety aspects of the World Championship, including race circuits to be used by race promoters, through the FIA's F1 Commission and World Motor Sport Council. The FIA regulates a number of motor sports, with the World Championship being the most prominent. The FIA owns the World Championship and has granted Formula 1 the exclusive commercial rights to the World Championship until the end of 2110 under the 100-Year Agreements. In addition, the FIA, through its World Motor Sport Council, approves the calendar for the World Championship each year based on the agreed race promoter contracts for the coming season. Under the 100-Year Agreements, Formula 1 is only permitted to enter into race promotion contracts that are substantially in the form agreed between Formula 1 and the FIA.

Teams

        The Teams are the participants in the World Championship and its Events, competing for the annual Constructors' Championship, and their drivers compete for the annual Drivers' Championship. There are ten Teams competing in the 2017 World Championship. To be eligible to compete, a Team is responsible for the design and manufacturing of certain key parts of its cars, including the chassis. This distinguishes Formula 1 from many other genres of motor sport and places special emphasis on the technological capabilities and innovative prowess of each Team. Currently, the Teams are supplied race engines by one of Ferrari, Mercedes, Renault or Honda. Under the terms of the Current Concorde

Arrangements, Teams are entitled to receive significant team payments from a Formula 1 prize fund (the "Prize Fund") based primarily on their results in prior years' Constructors' Championships. Formula 1 has no direct or indirect ownership interest in any Team, nor does it have any contractual arrangements with the drivers, who are all employed or contracted directly by the Teams.

        Each Team is responsible for securing its own drivers and funding the cost to race in the World Championship. They receive Team payments from Formula 1 (principally a share in the Prize Fund) as well as sponsorship and advertising revenues from their own partners. The Current Concorde Arrangements between Formula 1, the FIA and the Teams defines the terms of the Team's participation in the World Championship (for further detail on these arrangements, see "—Key Commercial Agreements—Current Concorde Arrangements" below.

Event Calendar

        The FIA's World Motor Sport Council considers and approves the World Championship calendar that Formula 1 proposes based on the agreed race promoter contracts for the forthcoming season. The World Championship calendar is typically approved in December for the following year's World Championship. Provisional approval typically occurs in September and as early as June. The race circuits used by race promoters must be approved by the FIA.

Race Circuits

        The World Championship takes place on a number of high profile iconic circuits, including Silverstone, Monaco and Singapore. Circuits are typically dedicated circuits of varying distances (typically three to six kilometers), with a combination of esses, straights, chicanes, bends, corners, curves, hairpins, climbs, descents and scenery. The circuit at Spa-Francorchamps in Belgium, for example, runs through a part of the Ardennes forest. Street races remain popular and races in Australia, Monaco, Singapore, Russia and Azerbaijan are all run on street (or temporary) circuits.

Event Weekend

        An Event typically takes place over a three-day weekend. It begins with two practice sessions on Friday (except in Monaco, where Friday practices are moved to Thursday) and one practice on Saturday. A qualifying session is held after the practice session on Saturday, which determines the starting order for the race on Sunday. Each race typically takes up to two hours to complete with cars covering approximately 180 to 200 miles at top speeds of over 200 miles per hour. F2 practice and qualifying occurs on Friday, with a race on Saturday and a sprint race on Sunday. There are also other independent third-party support series such as the Porsche Supercup, a GT motor sport series, and individual support events that run over the Event weekends. In 2016, Formula 1 had 21 Events lasting three days each for 63 total Event days. Formula 1 attracts a broad spectrum of fans including some of the world's most recognized personalities, music and film stars, sports personalities, royalty, high-profile business leaders and politicians.

Team Economics

        Over the years, a large number of Teams have participated in Formula 1, with Ferrari being the only Team which has participated in every World Championship since 1950. A significant number of the current Teams have been racing for many years, whether under their current or previous names. Team owners looking to exit Formula 1 can sell their Team to new owners who would then be able to start out in Formula 1 with a fully resourced Team, pre-developed technology and facilities and, in some cases, an established brand name with existing Prize Fund performance qualifications under the Current Concorde Arrangements.

        All Teams compete in the World Championship with the ambition to finish as high in the Constructors' and Drivers' Championships as possible. Some Teams exist solely to race in Formula 1, whereas others may be used as a marketing opportunity for its parent company's core business. Car manufacturers may also invest in a Team to develop technology that will be used in their road cars for the retail market. Many Teams, including manufacturer owned Teams, participate to promote their brand.

        Teams competing in Formula 1 require significant financial resources. In addition to its drivers, a Team employs a technical staff of mechanics, engineers and car designers together with a large support staff operation. Teams also incur costs in relation to their cars, equipment, testing and development.

        The Teams generate the majority of their revenue from corporate sponsorship (which in some instances comes from parent companies) and Team payments from Formula 1. In addition, the leading Teams benefit from the sale of technology to other Teams or exploitation of their technology outside motor sport. Teams also raise some revenues from merchandising and licensing activities. Total revenues vary significantly from Team to Team but are principally driven by their performance in the World Championship and their attractiveness as an advertising and sponsorship platform.

        Corporate sponsorship can consist of both monetary payments and contributions in-kind from suppliers. Team sponsors represent a variety of industries and include luxury automobiles, technology, telecommunications, financial services, energy and soft drinks.

        The primary form of corporate exposure is through logo displays on cars, equipment and driver and Team uniforms, which are then on display during the live television broadcast and other media coverage of Events. For engine and other automotive related sponsors (such as tires, fuel, oil and engines), Formula 1 believes that Formula 1 sponsorship can create a heightened perception of engineering and technological proficiency and is likely to form a part of the sponsor's own research and development efforts.

Drivers

        One of the distinctive features of the World Championship is the celebrity and diversity of its drivers. Differences in nationalities, temperaments and racing styles form part of the attractive mosaic of Formula 1. In the 1950s, Italians Giuseppe Farina and Alberto Ascari and British drivers Stirling Moss and Mike Hawthorn, together with Argentinian Juan Manuel Fangio, dominated Formula 1. As the sport's popularity and stature grew in the 1960s and 1970s, drivers from other countries such as the United States (Phil Hill and Mario Andretti), Brazil (Emerson Fittipaldi) and South Africa (Jody Scheckter) became some of the sport's most successful drivers.

        Several of the sport's leading drivers of the 1980s, including Frenchman Alain Prost, Nigel Mansell of the United Kingdom and Brazilian Ayrton Senna, continued to be successful into the early 1990s. Michael Schumacher, who began his Formula 1 career in 1991, won five consecutive Drivers' Championships between 2000 and 2004 and seven in total. In 2017, there are four Drivers Champions competing, namely Lewis Hamilton (United Kingdom/Mercedes), Sebastian Vettel (Germany/Ferrari), Fernando Alonso (Spain/McLaren) and Kimi Raikkonen (Finland/Ferrari).

        The success of a local driver also impacts the television viewership and revenue generated from that country or region. World Champions from Germany (Vettel), Spain (Alonso) and the United Kingdom (Button and Hamilton) have helped grow and sustain the Formula 1 business in those countries. For this reason, Formula 1 encourages the development of drivers from other strategic markets. F2 and GP3 provide the training ground and stepping stones to Formula 1 for these drivers.

        To participate in Formula 1, all drivers are required to hold an FIA Super Licence, which is issued by the FIA only after the driver has met specific qualification criteria.

        All drivers are employed or contracted by the Teams and have no contractual relationship with Formula 1.

Key Commercial Agreements

  100-Year Agreements

        Under the 100-Year Agreements entered into by Formula 1 and the FIA in 2001, Formula 1 was granted an exclusive license with respect to all of the commercial rights to the World Championship, including its trademarks, in exchange for a significant one-time fee of $313.6 million in 2001 and annual escalating regulatory fees to the FIA. This license, which took effect on January 1, 2011 and expires on December 31, 2110, maintains Formula 1's exclusive commercial rights to the World Championship which Formula 1 held under previous agreements with the FIA. For 2016, Formula 1 paid the FIA an approximate $26.8 million cash regulatory fee.

        The 100-Year Agreements also provide that Formula 1 may appoint a representative to the FIA, subject to the FIA's approval, and that person will be a member of the FIA's F1 Commission and World Motor Sport Council. The FIA may terminate the 100-Year Agreements and Formula 1's exclusive license upon a change of control of Delta Topco, unless either the FIA previously approved the transaction or the transaction falls within one of a number of specified exceptions. Formula 1 obtained the FIA's approval of its acquisition by Liberty Media under the 100-Year Agreements.

        In addition, the FIA may terminate Formula 1's license if (i) certain Delta Topco subsidiaries party to the 100-Year Agreements become insolvent; (ii) Formula 1 fails to pay an amount due to the FIA and such non-payment is not cured within 30 days of FIA's demand for payment; (iii) arbitrators declare that Formula 1 materially breached the 100-Year Agreements and Formula 1 has not paid to the FIA certain penalties to cure such breach; or (iv) Formula 1 changes or removes certain of the FIA's rights without its prior consent.

  Current Concorde Arrangements

        From 1981 until 2012, successive Concorde Agreements governed the relationship between Formula 1, the FIA and the Teams, including the regulation of the World Championship. After the previous Concorde Agreement expired on December 31, 2012, Formula 1 entered into a separate binding agreement with each Team (the "Team Agreements"), securing the relevant Team's commitment to continue participating in the World Championship until December 31, 2020. In addition, Formula 1 entered into the 2013 Concorde Implementation Agreement with the FIA in 2013. The 2013 Concorde Implementation Agreement, in addition to making certain modifications to the 100-Year Agreements for the period to end 2030, provides that the FIA agrees to provide certain sporting governance arrangements and regulatory safeguards for the benefit of the Teams, to enter into a new Concorde Agreement for a term of eight years (from 2013 to 2020) reflecting those sporting governance arrangements and regulatory safeguards and to enter into a subsequent Concorde Agreement from 2021 to 2030 or to extend the sporting governance arrangements or regulatory safeguards agreed under the 2013 Concorde Implementation Agreement on substantially the same terms from 2021 to 2030. The Team Agreements and the 2013 Concorde Implementation Agreement together provide the contractual framework for the World Championship that was previously set out in the Concorde Agreements. The Team Agreements and the 2013 Concorde Implementation Agreement are collectively referred to as the "Current Concorde Arrangements."

        Under the Current Concorde Arrangements, among other things, the Teams agree to participate in the World Championship during the term of the Current Concorde Arrangements and Formula 1 agrees to make certain prize fund payments to them based on their performance in the Constructors' Championship and other principles (such as success, heritage and longevity in Formula 1) and measures of performance selected by Formula 1.

  Team Agreements

        As discussed above, Formula 1 and each of the Teams have entered into separate Team Agreements that establish a Prize Fund, establish procedures for setting the World Championship calendar, give the Teams the right to nominate and, in some cases, appoint directors to Delta Topco's board, and provide for certain termination rights.

        The Team Agreements establish the Prize Fund to be paid to the Teams that is funded with a certain percentage of Formula 1's Prize Fund Adjusted EBITDA plus additional amounts that Formula 1 expects to range from $120 million to $175 million. The majority of the Prize Fund is paid to individual Teams based on their results in prior Constructors' Championships, and the balance is paid to Teams that have achieved certain milestones based on Formula 1's principles and measures of performance. Independent auditors perform certain agreed-upon procedures to provide a report to the Teams on the calculation, and allocation thereof, of all Team payments under the Prize Fund.

        Under the Team Agreements, the consent of a majority of certain Teams is required if there are more than 20 Events in a season or more than 17 Events are held in a season and the number of Events that are held outside Europe, the US or Canada exceeds 60% or more of the total number of Events in that season.

        The Team Agreements with McLaren and Mercedes grant the corporate parent of each of those Teams (McLaren Group Limited and Daimler AG, respectively) the right to appoint a team director (a "Team Director") until December 31, 2020 or the termination of the relevant Team Agreement, if earlier. Ferrari has an equivalent right, pursuant to a provision contained in all Team Agreements granting that right to the longest standing Team that has competed in the World Championship for the greatest number of seasons since 1950. Each of Daimler AG and Ferrari has exercised the relevant right and appointed a Team Director. Ferrari's Team Director is also entitled to be a member of Delta Topco's Audit and Ethics and Nomination Committees. In addition, the Teams have certain consultation rights with respect to the appointment of two independent non-executive directors to Delta Topco's board of directors, although Delta Topco does not require the consent of the Teams with respect to any such appointment.

        A Team Agreement may be terminated if the Team ceases to be a constructor, fails to participate in more than three Events in a season, fails to submit a valid entry for participation in the World Championship or becomes insolvent. Teams may also terminate their Team Agreements by written notice to Formula 1 under certain circumstances, including:

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  Formula 1 is unable to pay its debts when they become due;

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  Formula 1 fails for three months to pay an aggregate amount due in excess of $10 million to the Team;

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  with respect to the longest standing Team (currently Ferrari), Formula 1 experiences a change in control and, in the second or third fiscal year after the change in control, the Prize Fund Adjusted EBITDA is less than 75% of the Prize Fund Adjusted EBITDA in the fiscal year immediately preceding the change in control; or

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  a controlling interest holder of Formula 1 is subject to sanctions imposed by the U.S. Office of Foreign Assets Control or is on the Financial Sanctions List in the United Kingdom.

  Circuit Rights Agreements

        Under circuit rights agreements (the "Circuit Rights Agreements"), Formula 1 acquires from race promoters certain rights to commercially exploit the Events, including the rights to sell trackside and "official supplier" advertising and title sponsorship, a space in which to operate the Paddock Club (other than at three Events) and commercial use of the name of the Event and circuit. In a few cases a cash payment is made for the grant of these circuit rights and in others Formula 1 offers a commission or share of revenue to a race promoter where they have been instrumental in introducing a new sponsor from its territory that purchases a title sponsorship or trackside advertising. Circuit Rights Agreements typically have a term that is tied to the relevant race promoter contract.

Competition

        The World Championship competes with many alternative forms of entertainment, such as other sporting and live events, for television viewership, live attendance and advertising. For example, Formula 1 competes for broadcasting and advertising revenue with other global and regional Tier 1 sports, including the Olympic Games, FIFA World Cup, Champions League and Premier League. Within national markets, Formula 1 competes with local racing events, such as the Indianapolis 500 race and NASCAR in the United States.

Regulatory Matters—Competition Laws

        The operations and business of Formula 1 are subject to European and national competition laws which require Formula 1 at all times to ensure its business practices and agreements are consistent with the operation of competitive markets. Following an investigation by the EC into the commercialization of Formula 1 and related agreements in 1999, Formula 1 modified certain of its business practices and changed the terms of a number of its commercial contracts with Teams, broadcasters, promoters and the FIA. In October 2001, the EC issued two comfort letters to Formula 1 stating that it was no longer under investigation. Comfort letters are not binding on the EC and if it believes that there has been a material change in circumstances, further enforcement action could be taken. The EC issued a press release in October 2003 stating that it was satisfied that Formula 1 had complied with the modified practices and terms that had led to its issuing the 2001 comfort letters and that it had ended its monitoring of Formula 1's compliance.

Intellectual Property

        Formula 1 is the registered owner of a portfolio of trade mark registrations and applications, including for the F1 logo, the World Championship logo (which is used only in sporting contexts), "Formula One," "Formula 1," "F1" and "Grand Prix" when used in connection with any of the aforementioned and most of the official Event titles where they are capable of registration.

        Formula 1 owns the copyright on footage of each Event since 1981. Ownership of this copyright enables Formula 1 to license that footage to broadcasters and to take legal action against infringers of that copyright. Under the Current Concorde Arrangements, Formula 1 also has the exclusive right, subject to limited exceptions, to use each Team's intellectual property rights (including image rights) to portray the World Championship and/or any Event in any visual form.

Licenses and Permits

        Formula 1 is required to obtain permits for the allocation and use of radio frequencies which are necessary for the operation of live camera and other equipment used in the production of live television images and also in live radio communications used by Formula 1, the FIA, the Teams (including car to pit radio transmissions) and the emergency services. Such radio frequency permits are obtained by a dedicated unit in the television production team, with assistance from the local race promoter. Typically, such radio frequency permits are obtained from the relevant governmental authority responsible for licensing the use of radio frequencies in the host country of the relevant Event. The requirements and procedures for obtaining such permits vary by country and they may involve the completion of written formalities or the inspection by the relevant governmental authority of all equipment to be operated with a radio frequency. Permits are typically issued subject to conditions, which Formula 1 has generally been able to satisfy.

Employees

        As of March 31, 2017, Formula 1 had 390 employees, almost all of whom are based in England. To Formula 1's knowledge, none of Formula 1's employees are represented by a union. Formula 1 does not have a significant number of temporary employees. Formula 1 does engage a number of seasonal independent contractors for its technical operations.

Properties

        As of the date hereof, Formula 1 owns no material property. Delta Topco is based in Jersey. In addition, as of the date hereof, Formula 1 leases spaces for its offices in London, England and for its television production and technical operations in Kent, England.

Corporate Information

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

RISK FACTORS

        An investment in shares of FWONK involves risk. Before investing in shares of FWONK, you should carefully consider the information incorporated by reference or included in this prospectus, including the risk factors described in Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part II and Item 1A ("Risk Factors") of Part I of our annual report on Form 10-K for the year ended December 31, 2016, together with the matters addressed in the section of this prospectus entitled "Cautionary Note Regarding Forward-Looking Statements." Such risks are not the only ones that relate to our businesses and capitalization. The risks incorporated by reference herein are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events described in the documents incorporated by reference herein were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected, which in turn could have a material adverse effect on the value of our common stock, including shares of FWONK. See "Where to Find More Information."

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, product and marketing strategies; new service offerings; revenue growth and subscriber trends at Sirius XM; the recoverability of our goodwill and other long-lived assets; the performance of our equity affiliates; our projected sources and uses of cash; Sirius XM's stock repurchase program; the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings; the integration of Delta Topco and by extension Formula 1; and other matters arising in the ordinary course of business. In particular, statements incorporated by reference in "Risk Factors" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliates) that could cause actual results or events to differ materially from those anticipated:

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  consumer demand for our products and services and our ability to adapt to changes in demand;

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  competitor responses to our products and services;

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  uncertainties inherent in the development and integration of new business lines and business strategies;

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  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for satellite radio and telecommunications technologies;

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  our significant dependence upon automakers;

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  our ability to attract and retain subscribers in the future is uncertain;

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  our future financial performance, including availability, terms and deployment of capital;

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  the integration of Formula 1;

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  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

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  the ability of suppliers and vendors to deliver products, equipment, software and services;

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  interruption or failure of our information technology and communication systems, including the failure of SIRIUS XM's satellites, could negatively impact our results and brand;

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  changes and uncertainties in the market for music rights;

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  the outcome of any pending or threatened litigation;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and consumer protection laws, and adverse outcomes from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners, vendors and joint ventures;

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  general economic and business conditions and industry trends;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  rapid technological and industry changes;

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  harmful interference our businesses' service may experience from new wireless operations;

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  impairments by third-party intellectual property rights;

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  our indebtedness could adversely affect the operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

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  failure to protect the security of personal information about our customers, subjecting our businesses to potentially costly government enforcement actions or private litigation and reputational damage;

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  capital spending for the acquisition and/or development of telecommunications networks and services;

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  the impact of AT&T's agreement to acquire Time Warner (as defined herein) on our 2.25% Exchangeable Senior Debentures due 2046;

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  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

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  natural catastrophes, threatened terrorist attacks, political unrest in international markets and ongoing military action around the world.

For additional risk factors, please see "Risk Factors" above and Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part II and Item 1A ("Risk Factors") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained in this prospectus and in the documents incorporated by reference herein. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of shares of FWONK offered by us pursuant to this prospectus for general corporate purposes. Any specific allocation of the net proceeds of an offering of shares of FWONK by us pursuant to this prospectus will be determined at the time of such offering and will be described in an accompanying prospectus supplement or free writing prospectus.

        We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of their shares of FWONK pursuant to this prospectus. See "Selling Stockholders."

 DESCRIPTION OF CAPITAL STOCK

        For a description of the shares of FWONK, please see the description of our capital stock contained in Amendment No. 1 to our Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on January 24, 2017, and any amendment or report filed for the purpose of updating such description, which is incorporated by reference in this prospectus.

SELLING STOCKHOLDERS

        This prospectus relates in part to the offer and sale from time to time by the Selling Stockholders of up to 55,368,436 shares of FWONK, which are comprised of (i) certain shares of FWONK issued to the Selling Stockholders at the Second Closing and (ii) certain shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing. The shares of FWONK offered pursuant to this prospectus were issued to the Selling Stockholders in transactions that were exempt from the registration requirements of the Securities Act. See "The Company—Description of the Formula 1 Acquisition" for additional information regarding the Formula 1 Acquisition.

        At the Second Closing, we entered into a shareholders agreement with the Selling Stockholders. Pursuant to the shareholders agreement, we agreed to file the registration statement of which this prospectus forms a part covering the resale of the shares of FWONK offered hereby. See "—The Shareholders Agreement" for additional information regarding the shareholders agreement.

        The Selling Stockholders may offer and sell, pursuant to a prospectus supplement, any or all of such shares of FWONK beneficially owned by them at the time of such offer and sale and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        Information regarding the Selling Stockholders, the beneficial ownership of shares of FWONK by the Selling Stockholders, the number of shares of FWONK being offered by Selling Stockholders, the number of shares of FWONK and the percentage of the class to be beneficially owned by Selling Stockholders after the applicable offering and whether any of the Selling Stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the prior three years, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Commission under the Exchange Act, which are incorporated by reference.

The Formula 1 Acquisition

        The shares of FWONK to be offered and resold by the Selling Stockholders pursuant to this prospectus are comprised of (i) certain shares of FWONK issued to the Selling Stockholders at the Second Closing (the "Stock Consideration") and (ii) certain shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing. The Stock Consideration and the Exchangeable Notes constituted a portion of the purchase price paid to the Selling Stockholders under the Second SPA in exchange for 100% of the fully-diluted equity interests in Delta Topco (other than a nominal number of equity securities held by the Teams).

        See "The Company—Description of the Formula 1 Acquisition" for additional information.

The Exchangeable Notes

        Pursuant to the Second SPA, effective at the Second Closing, Formula 1 amended and restated the instrument governing the F1 Loan Notes such that it would reflect the rights and preferences applicable to the Exchangeable Notes. At the Second Closing, approximately $351 million in principal amount of the Exchangeable Notes were issued to the Selling Stockholders (in their respective capacities as holders of Exchangeable Notes, the "Noteholders").

        The Exchangeable Notes will be exchangeable for newly issued shares of FWONK in the following circumstances:

  •
  Noteholder Optional Exchange.  Noteholders have the right, at any time, to require Formula 1 (which is now an indirect subsidiary of Liberty Media), to exchange any or all of the

    Exchangeable Notes held by such Noteholder for a number of fully paid shares of FWONK equal to the quotient of (i) the principal amount of the Exchangeable Notes to be so exchanged, plus accrued and unpaid interest thereon, and (ii) 105% of the $21.26 reference price, which is the assumed valuation of shares of FWONK utilized in the Formula 1 Acquisition (subject to adjustment for certain events). Alternatively, upon receipt of a request for a Noteholder optional exchange, Formula 1 has the right to redeem the Exchangeable Notes for an amount in cash.

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  Mandatory Exchange.  At any time when the total principal amount of the Exchangeable Notes (including PIK notes) outstanding and owned by a Noteholder or its affiliates is less than the total principal amount of Exchangeable Notes first issued to such Noteholder, Formula 1 has the right to require the Noteholder to exchange any or all such Exchangeable Notes for a number of fully paid shares of FWONK equal to (i) the principal amount of the Exchangeable Notes to be so exchanged, plus all accrued and unpaid interest thereon, divided by (ii) the volume weighted average trading price of shares of FWONK over the five consecutive trading days ending on the trading day immediately prior to the notification of the mandatory exchange. Alternatively, Formula 1 may elect to redeem any or all of such Exchangeable Notes for an amount in cash equal to the principal amount of the Exchangeable Notes to be redeemed plus accrued and unpaid interest thereon.

  •
  Transfer Exchange.  Formula 1 has the option to redeem Exchangeable Notes that a Noteholder proposes to transfer to a person (other than a permitted transferee) at a price, payable in cash, equal to the product of (i) the principal amount of the Exchangeable Notes proposed to be transferred, plus all accrued and unpaid interest thereon, divided by the exchange price, and (ii) the volume weighted average trading price of shares of FWONK over the five consecutive trading days ending on the trading day immediately prior to the delivery of the notice of transfer. If Formula 1 does not timely exercise its right to effect a transfer purchase, the Exchangeable Notes to be transferred shall be automatically exchanged prior to such transfer for a number of shares of FWONK equal to the quotient of (i) the principal amount of the Exchangeable Notes proposed to be transferred, plus all accrued and unpaid interest thereon, and (ii) 105% of the $21.26 reference price (subject to adjustment for certain events).

        The foregoing description describes certain material terms of the Exchangeable Notes. This summary is not complete and it is qualified in its entirety by reference to the Form of Delta Topco Limited Exchangeable Redeemable Loan Note Instrument, which is filed as Exhibit D to the Company's Proxy Statement on Schedule 14A filed with the Commission on December 9, 2016.

The Shareholders Agreement

        At the Second Closing, we entered into a shareholders agreement (the "shareholders agreement") with the Selling Stockholders. Pursuant to the shareholders agreement, we agreed to file, as soon as reasonably practicable on or following the date of the Second Closing, a shelf registration statement on Form S-3 with the Commission with respect to the registration under the Securities Act of shares of FWONK comprised of (i) all shares of FWONK issued to the Selling Stockholders at the Second Closing and (ii) approximately 15.7 million shares of FWONK, equaling the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing (the "Transaction Shelf Registration Statement"). Additionally, under the shareholders agreement, any Selling Stockholder party thereto is entitled to five demand registrations and unlimited piggyback registration rights to sell all or a portion of the shares held by such Selling Stockholder that were issued at the Second Closing or issued in exchange for Exchangeable Notes and that have not been transferred ("registrable securities") pursuant to a registration statement filed by Liberty Media. The aggregate market value of registrable securities that are the subject of a demand registration request, as measured by the market price on the date of such demand registration request, must be at least $100 million and Liberty Media will not be obligated to effect more than one demand registration statement in any 90-day calendar period. If a demand registration is an underwritten public offering (subject to certain exceptions), the Shareholder Representative (as defined in the shareholders agreement) will select the managing underwriters and counsel for such offering, subject to the approval of Liberty Media (such approval not to be unreasonably withheld).

        On January 23, 2017, CVC, as the Shareholder Representative, executed a waiver relating to the shareholders agreement pursuant to which Liberty Media agreed (a) to file a registration statement relating to the offer and sale from time to time by certain management Selling Stockholders of up to 2,547,788 shares of FWONK (the "Management Registration Statement") and (b) as soon as reasonably practicable following the Second Closing, but no later than February 13, 2017, to file the registration statement of which this prospectus forms a part relating to the offer and sale from time to time by the Selling Stockholders of any remaining shares of FWONK issued or issuable to the Selling Stockholders and not sold pursuant to the Management Registration Statement. The Management Registration Statement was filed on January 24, 2017, and, pursuant to the Management Registration Statement, on January 30, 2017, certain management Selling Stockholders completed the sale of an aggregate of 1,323,421 shares of FWONK to cover tax liabilities relating to the non-cash consideration received by such management holders at the Second Closing. The remaining unsold 1,224,367 shares of FWONK previously registered pursuant to the Management Registration Statement were previously registered under the registration statement of which this prospectus forms a part.

        The shareholders agreement also includes provisions regarding our and the Selling Stockholders' mutual indemnification rights and obligations relating to the registration of the Selling Stockholders' shares of FWONK. Under the shareholders agreement, we agreed to indemnify and hold harmless each Selling Stockholder named in a prospectus supplement to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement of material fact (or alleged untrue statement of material fact) in this prospectus, or any amendment or supplement hereto, or any omission or alleged omission to state a material fact required to be stated in this prospectus, or any amendment or supplement hereto, necessary to make the statements herein, in light of the circumstances under which they were made, not misleading. Our obligations to indemnify the Selling Stockholders will not extend to any damages to a Selling Stockholder directly caused by a statement or omission in this prospectus, or any amendment or supplement hereto, made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use herein, or in any amendment or supplement hereto, relating to the Selling Stockholder. Similarly, under the shareholders agreement, the Selling Stockholders agreed to indemnify us (and our officers, directors, controlling affiliates and affiliates of the foregoing) against any and all damages to the extent directly caused by any untrue statement of material fact (or alleged untrue statement of material fact) or any omission or alleged omission to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use in this prospectus, or any amendment or supplement hereto. Each Selling Stockholder's obligation to indemnify us is limited to the net proceeds received by such Selling Stockholder from the sale of registrable securities related to the matter in which damages are sought.

        The foregoing description describes certain material terms of the shareholders agreement. This summary is not complete and it is qualified in its entirety by reference to the form of Shareholders Agreement, which is incorporated by reference as Exhibit 10.59 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

PLAN OF DISTRIBUTION

        We and the Selling Stockholders may sell the shares of FWONK covered by this prospectus using one or more of the following methods:

  •
  underwriters in a public offering;

  •
  "at the market offerings" to or through market makers or into an existing market for the securities;

  •
  one or more block trades in which a broker-dealer will attempt to sell the shares of FWONK as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

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  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  broker-dealers who may agree with us or the Selling Stockholders to sell a specified number of such shares of FWONK at a stipulated price per share;

  •
  privately negotiated transactions;

  •
  short sales (including short sales "against the box");

  •
  trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

  •
  any combination of the foregoing; or

  •
  any other method permitted pursuant to applicable law.

        To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of shares of FWONK may include the following information to the extent required by applicable law:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the shares;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        There can be no assurance that we or the Selling Stockholders will sell any or all of our or their respective shares of FWONK offered by this prospectus.

        The aggregate proceeds we and the Selling Stockholders will receive from the sale of our or their, as applicable, respective shares of FWONK will be the purchase price of the shares of FWONK less any discounts or commissions, if any. We and the Selling Stockholders reserve the right to accept and, together with our respective agents, to reject, in whole or in part, any proposed purchase of shares of FWONK to be made directly or through agents. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds we receive from our sale of shares of FWONK for general corporate purposes, as further described under the heading "Use of Proceeds." We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders.

        The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of their respective shares of FWONK may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.

        In order to comply with the securities laws of some states, if applicable, shares of FWONK may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of FWONK may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for shares of FWONK, or sales made to or through a market maker other than on an exchange.

        We will bear the costs relating to the registration and sale of the shares of FWONK offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes applicable to sales by the Selling Stockholders of their respective shares of FWONK, if any. We have agreed to indemnify the Selling Stockholders against certain damages, including liabilities with respect to any violation by us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the shares of FWONK offered by this prospectus that have not directly resulted from written information about the Selling Stockholders furnished by or on behalf of the Selling Stockholders to us expressly for use in connection with such registration. See "Selling Stockholders—The Shareholders Agreement."

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

EXPERTS

        The consolidated financial statements of Liberty Media Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated financial statements refers to the adoption of ASU 2015-17: Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.

 WHERE TO FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold using this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about Liberty Media and the securities that may be sold pursuant to this prospectus.

        The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. We incorporate by reference the following documents, previously filed with the Commission by us and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

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  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 9, 2017;

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  Current Report on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on January 19, 2017 and May 16, 2017; and

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  The description of our capital stock contained in Amendment No. 1 to our Form 8-A filed under the Exchange Act on January 24, 2017, and any amendment or report filed for the purpose of updating such description.

        Any statement, including financial statements, contained in the filings (or portions of the filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any supplement or amendment to this prospectus modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations

        Our annual, quarterly and current reports and other information are on file with the Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from the Commission's website at http://www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may be obtained from our website at www.libertymedia.com, although information contained on any website referenced in this prospectus is not incorporated by reference into and does not constitute a part of this prospectus.

40,000,000 Shares
Series C Liberty Formula One Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	Barclays	Credit Suisse	Citigroup

May 18, 2017